Exhibit 10.1

DATE ____________________________________ 2026

(1) THE PERSONS SET OUT IN SCHEDULE 1

AND

(2) LINDBLAD EXPEDITIONS UK LTD

__________________________________________________________________________________

AGREEMENT
FOR THE SALE AND PURCHASE OF A MAJORITY INTEREST IN
WHITE DESERT LTD, PNR AIRWAYS LIMITED AND ECHO CHARLIE LTD

__________________________________________________________________________________

Condor House

5-10 St. Paul's Churchyard

London EC4M 8A

TABLE OF CONTENTS

PART 1 - FUNDAMENTAL WARRANTIES	48
PART 2 - BUSINESS WARRANTIES	51

PART 1 GENERAL	105
PART 2 FORM OF DRAFT COMPLETION STATEMENT	107
SCHEDULE 11 INDEPENDENT ACCOUNTANT	108
PART 1 - DETERMINATION BY INDEPENDENT ACCOUNTANT	108
PART 2 - INDEPENDENT ACCOUNTANT TERMS OF REFERENCE	109
SCHEDULE 12 DEFERRED CONSIDERATION	111
SCHEDULE 13 SPECIFIC INDEMNITY MATTERS	113

THIS AGREEMENT is made on _________________________ 2026

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in Schedule 1 (the "Sellers", each a "Seller"); and

(2)

LINDBLAD EXPEDITIONS UK LTD, a private limited company incorporated under the laws of England & Wales (company no. 17421637) and whose registered office is at 100 Bishopsgate, 8th Floor, London, England, EC2N 4AG (the "Buyer"),

(each a "Party" and together the "Parties").

INTRODUCTION

(A)	Particulars of the Companies as at the date of this Agreement are set out in Schedule 2.

(B)

The Sellers are the sole legal and beneficial holders of the shares set out opposite their respective names in column 2 of the table at Schedule 1, which together comprise the entire issued share capital of the Companies.

(C)	This Agreement sets out the terms on which the Buyer has agreed to buy, and the Sellers have agreed to sell, the Sale Shares (as defined below).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

"Accounts"	means the WDL Accounts and the PNR Accounts;
"Accounts Date"	means 31 March 2025;
"Act"	means the Companies Act 2006;
"Actual Cash Amount"	means the Cash Amount set out in the Agreed Completion Statement;
"Actual Indebtedness Amount"	means the Indebtedness Amount set out in the Agreed Completion Statement;
"Actual Transaction Costs"	means the Transaction Costs set out in the Agreed Completion Statement;
"Actual Working Capital Amount"	means the Working Capital Amount set out in the Agreed Completion Statement;
"Additional ECL Shares"	means 42.85714275 ordinary shares in the capital of ECL;
"Adjustment Percentage"	means the relevant percentage set out opposite each Seller's name in column (9) of the table in Schedule 1;

"Affiliate"

means a person controlling, controlled by or under common control with another person, and:

(a)         in relation to a body corporate, any subsidiary, subsidiary undertaking or holding company of such body corporate, and any subsidiary or subsidiary undertaking of any such holding company for the time being, where 'control' means the power of a person to secure, directly or indirectly, (whether by the holding of shares, possession of voting rights or by virtue of any other power conferred by the articles of association, constitution, partnership deed or other documents regulating another person or otherwise) that the affairs of such other person are conducted in accordance with that person’s wishes and "controlled" and "controlling" shall be construed accordingly; and

(b)         in relation to a physical person means any other person connected with such person, in accordance with the provisions of sections 1122 and 1123 of the CTA 2010;

"Agreed Completion Statement"

means the Draft Completion Statement as agreed between the Buyer and the Sellers' Representative (or deemed to be final) in accordance with Clause 4.3 or otherwise finally determined by the Independent Accountant pursuant to and in accordance with Clause 4.3;

"AI Technology"

means any and all machine learning, deep learning, and other artificial intelligence technologies and methodologies, including any engineered or machine-based systems that can, for a given set of objectives or inputs, generate information or responses, and any algorithms, models (including large language models), neural networks, all software implementations of any of the foregoing, and related hardware or equipment;

"AML Laws"

means all Applicable Law relating to money laundering or the proceeds of criminal activity including European Union Money Laundering Directives, the UK Proceeds of Crime Act 2002, Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, Terrorism Act 2000; the U.S. Bank Secrecy Act, U.S. Patriot Act and other U.S. legislation relating to money laundering, the Financial Intelligence and Anti-Money Laundering Act of Mauritius, the Financial Intelligence and Anti-Money Laundering Regulations 2018 of Mauritius, the Financial Crimes Commission Act 2023 of Mauritius, the United Nations (Financial Prohibitions, Arms Embargo and Travel Ban) Sanctions Act 2019 of Mauritius, and the Financial Intelligence Centre Act 2001 of South Africa, and other Mauritian and South African legislation relating to money laundering;

"Antarctic Legislation"

means the Antarctic Act 1994, the Antarctic Regulations 1995, the Antarctic Act 2013, the Antarctic Treaty of 1959, the Protocol on Environmental Protection to the Antarctic Treaty, the Convention on the Conservation of Antarctic Marine Living Resources, the Convention for the Conservation of Antarctic Seals, and any binding requirements adopted by an ATCM, in each case to the extent applicable to the Group Companies, the Business, or expressly incorporated into the Antarctic Permit;

"Antarctic Permit"

means permit No. 01-2026-27 issued by or on behalf of the Secretary of State, acting through the FCDO, in connection with the expedition led by Patrick Woodhead of WDL, and each previous permit issued in connection with the Business, including its conditions, appendices and approved written variations;

"Anti-Bribery Law"

means any Applicable Law relating to bribery or corruption, (whether governmental or commercial), or enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, including the UK Bribery Act 2010, U.S. Foreign Corrupt Practices Act of 1977, the Financial Crimes Commission Act 2023 of Mauritius, the Prevention and Combating of Corrupt Activities Act 2004 of South Africa, the Protected Disclosures Act 2000 of South Africa;

"Applicable Law"

means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Authority or any rule or requirement of any national securities exchange applicable to the person in question;

"ASMA"	means an Antarctic Specially Managed Area designated by an ATCM;
"ASPA"	means an Antarctic Specially Protected Area designated by an ATCM;
"Associated Persons"	has the meaning set forth in paragraph 10.9 of Part 2 of Schedule 3;
"ATCM"	means an Antarctic Treaty Consultative Meeting pursuant to the Antarctic Treaty;
"Authorisations"	has the meaning set forth in paragraph 10.2 of Part 2 of Schedule 3;
"B-BBEE"	means the Broad-based Black Economic Empowerment Act 2003 of South Africa;
"Benefit Plans"

means all employee benefit plans, policies, agreements or arrangements, including all employment, individual consulting, bonus, incentive compensation, share purchase, equity or equity-based compensation, deferred compensation, change in control, severance, retirement, savings, profit sharing, health, welfare, medical, dental, disability, employee loan, and retiree medical or life insurance plans, policies, agreements, arrangements or understandings, in each case, whether written or unwritten, which

(a)         is or has been established, maintained or contributed to by a Group Company, or with respect to which a Group Company has any direct or indirect present or future liability; or

(b)         provides benefits, or describes policies or procedures, applicable to Employees or former employees or current or former independent contractors of a Group Company;

"Business"

means the business as carried on by the Group in the period of twelve (12) months prior to the Completion Date of providing luxury tours to Antarctica, luxury adventure air tours, and associated aviation and logistics services and activities;

"Business Day"	means any day (other than a Saturday or Sunday or public holiday) on which clearing banks in London (UK), New York, (USA), Cape Town (South Africa), and Port Louis (Mauritius) are open for business;
"Business Warranties"	means the warranties set out in Part 2 of Schedule 3;
"Business Warranty Claim"	means any claim in respect of the Business Warranties;
"Buyer's Completion Documents"	has the meaning set forth in paragraph 1 of Schedule 7;
"Buyer's Group"	means the Buyer and any subsidiary or holding company of the Buyer and any subsidiary of a holding company of the Buyer from time to time (including after Completion, the Group);
"Buyer's Nominated Bank Account"

means the bank account with the following details (or such other account as the Buyer may notify to the Sellers' Representative in writing from time to time):

Bank:

Bank Address:

Account:

SWIFT:

ABA:

Reference:

"Buyer's Solicitors"	means Morgan, Lewis & Bockius UK LLP of Condor House, 5-10 St Paul's Churchyard, London EC4M 8AL;

"Buyer's Warranties"	means the warranties set out in Schedule 7;
"Camp"	means each camp established or operated by a Group Company in Antarctica;
"Cash Amount"

means an amount equal to the sum of:

(a)         the WDL/PNR Group's cash book balance including cash in hand, the Future Tour Deposits, cash credited to any account of a WDL/PNR Group Company with a financial institution and any interest accrued thereon, but excluding any Restricted Cash;

(b)       plus the amount of the WDL/PNR Group's securities with a maturity of less than one year which are readily convertible into cash (net of any deductions that would arise were such securities converted into cash on the Completion Date); and

(c)         plus the sums receivable by the Group under cheques received but not cashed, other bills of exchange or methods of payment received by a WDL/PNR Group Company and not cleared,

in each case as at the Effective Time and determined in accordance with Schedule 10;

"Charter"	has the meaning set forth in paragraph 17.1 of Part 2 of Schedule 3;
"Claim"	means any Fundamental Warranty Claim, Business Warranty Claim or Tax Claim;
"Companies"	means WDL, PNR, and ECL, each a "Company";
"Competition Law"	has the meaning set forth in paragraph 10.6 of Part 2 of Schedule 3;
"Completion"	means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;
"Completion Date"	means the date on which Completion occurs;
"Completion Payment"

means the aggregate of:

(a)         an amount equal to 60% of the WDL Base Price;

(b)         plus an amount equal to 60% of the PNR Base Price;

(c)         plus an amount equal to 42.8571429% of the ECL Base Price;

(d)         either:

(i)         plus an amount equal to 60% of the difference between the Estimated Working Capital Amount and the Working Capital Target if the Estimated Working Capital Amount is higher than the Working Capital Target (or, if Working Capital Target is a negative amount, a less negative or a positive amount); or

(ii)         less an amount equal to 60% of the difference between the Estimated Working Capital Amount and the Working Capital Target if the Estimated Working Capital Amount is lower than the Working Capital Target (or, if Working Capital Target is a negative amount, a more negative amount);

(e)         plus an amount equal to 60% of the Estimated Cash Amount;

(f)         less an amount equal to 60% of the Estimated Indebtedness Amount;

(g)        less an amount equal to the Estimated Transaction Costs; and

(h)        less the W&I Contribution;

"Confidential Information"

means:

(a)         all information not in the public domain used in or otherwise relating to the Group's business, customers, Employees, workers, Directors, independent contractors, consultants, technical or financial or other affairs, in each case, existing in whatever form; and

(b)          any information relating to the transactions contemplated by this Agreement including the terms of this Agreement and the other documents contemplated by it, in each case, existing in whatever form;

"Constitutional Documents"

means in relation to any Group Company, its articles of association, bylaws, charter, memorandum of association, or similar document, and any documents or agreements amending such documents from time to time;

"Contract"

means any written contract, agreement, indenture, note, bond, lease, commitment, mortgage, deed of trust, licence or other arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto;

"Conversion Rate"

means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg at 11.00 am GMT on the date immediately preceding the Relevant Date or, if no such rate is quoted on that date on the preceding date on which such rates are quoted;

"Corporate Registry"

means Companies House for England & Wales, the South African Companies and Intellectual Property Commission, the Registrar of Companies of Mauritius, and the Financial Services Commission of Mauritius;

"Corporation Tax"	means a liability of a WDL/PNR Group Company to make an actual payment of Tax in respect of income, profits or gains chargeable under the law of any jurisdiction;
"CTA 2010"	means the Corporation Tax Act 2010;
"Current Accounting Period"	means the accounting period commencing 1 April 2026 and ending on 31 March 2027;
"Data Protection Authority"

means any Governmental Authority with competence in relation to the enforcement of Data Protection Legislation, including but not limited to the Information Commissioner's Office, the Data Protection Commissioner of Mauritius and the South African Information Regulator;

"Data Protection Laws"

means all Applicable Law relating to the use, protection and privacy of Personal Data (including, without limitation, the privacy of electronic communications) which are from time to time applicable to the Group (or any part of its Business), including, without limitation, the Privacy and Electronic Communications Regulations 2003, UK GDPR, the Data Protection Act 2018, the Data Protection Act 2017 of Mauritius, the Protection of Personal Information Act 2013 of South Africa, the Regulation of Interception of Communications and Provision of Communication-Related Information Act 2002 of South Africa and any regulations, codes of conduct or guidance issued by a Data Protection Authority;

"Data Room"

means the electronic online data room hosted by Baird with the name 'White Desert Dataroom - Lindblad', as at 20.23 UK time on 10 September 2026, copies of the documents of which have been provided to the Buyer by or on behalf of the Sellers via a secure file transfer with the Disclosure Letter;

"Deeds of Covenant"

means each deed of covenant in the agreed form to be entered into on Completion between (i) the Buyer, WDL, PNR and Patrick Woodhead and (ii) the Buyer, ECL and Patrick Woodhead, each in connection with restrictions imposed on, and undertakings given by, Patrick Woodhead;

"Deed of Guarantee"

means the deed of guarantee and indemnity in the agreed form to be entered into on Completion between Lindblad Expeditions, LLC and the Sellers in connection with the obligations of the Buyer under the SHAs and in respect of the Deferred Consideration;

"Deferred Consideration"	has the meaning given in Schedule 12;

"Director"	means a director of a Group Company;
"Disclosed"	means fairly disclosed to the Buyer by, or in, the Disclosure Letter with sufficient detail to enable the Buyer to identify the nature and scope of the matters concerned;
"Disclosure Letter"

means the letter, in the agreed form, having the same date as this Agreement from the Sellers to the Buyer, together with all documents in the Data Room or otherwise annexed to it, containing disclosures against the Business Warranties and the Tax Warranties;

"Dispute Notice"	has the meaning given in Clause 4.3;
"Disputed Matters"	has the meaning given in Clause 4.3 (and shall include anything deemed to be a Disputed Matter pursuant to Clause 4.3);
"Draft Completion Statement"	has the meaning given in Clause 4.1;
"ECL"	means Echo Charlie Ltd, a company incorporated under the laws of Mauritius with the details set out in Schedule 2;
"ECL Base Price"	means $7,000,000;
"ECL Completion Payment"	means an amount equal to 42.8571429% of the ECL Base Price;
"ECL Consideration"	has the meaning given in Clause 3.1.3;
"ECL Investment Amount"	means $3,000,000;
"ECL Relevant Percentage"	means the relevant percentage set out opposite each Seller's name in column (8) of the table in Schedule 1;
"ECL Shares"	means the Sale Shares that represent shares in the capital of ECL held by each Seller as set out opposite that Seller's name in column (5) of the table in Schedule 1;
"ECL Subscription "	has the meaning given in Clause 14.1;
"ECL Subscription Letter"	means the subscription letter in the agreed form to be entered into between the Buyer and ECL in accordance with Clause 14.1;
"Effective Time"	means 00.01 in the United Kingdom on the Completion Date;
"Employee"	means those persons employed under a contract of employment by a Group Company in accordance with the Employment Legislation;
"Employment & Consultancy Agreements"

means the employment agreements being entered into by White Desert Africa (Pty) Ltd and each of Patrick Woodhead, Kieran Crowley and the consultancy agreement addendum between PNR and Mjoll Pty Ltd, each in the agreed form;

"Employment Legislation"

means Applicable Law applying in the jurisdiction in which a Group Company operates affecting contractual or other relations between employers and their Employees or workers including (but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under any Applicable Law enforceable against the relevant Group Company by any employee or worker thereof;

"Encumbrance"

means any encumbrance, legal or equitable right (including any right to acquire, option or right of pre-emption) or security interest of any nature, including any mortgage, charge (whether fixed or floating), pledge, hypothecation, assignment, title retention or lien, security agreement or arrangement, or any other third party interest of any kind;

"Environment"

means (i) the air (including the air within buildings and the air within other natural or man-made structures above or below ground), (ii) water (including water under or within land and water in pipes or drains), (iii) soil and land, and (iv) any living organisms or systems;

"Environmental Evaluation"	means any initial environmental evaluation or other environmental assessment or evaluation required for the operations of the Group required by Antarctic Legislation;
"Environmental Issues"

means:

(a)         the pollution or contamination of the Environment;

(b)         the replacement, restoration, maintenance or protection of, or compensation for damage or harm to, the Environment;

(c)         the generation, transportation, importation, exportation, use, supply, storage, treatment, presence, exposure to, discharge,            deposit, release, disposal or migration of any Hazardous Substance; or

(d)         the creation or existence of any nuisance, including noise, odour, vibration and radiation;

"Environmental Law"	means all Applicable Law concerning Environmental Issues and the Environment;
"Environmental Licence"

means any permit, licence, authorisation, consent or other approval, or any notification, registration or waiver, required for the carrying on of the business of any Group Company under or in relation to any Environmental Law;

"Environmental Proceedings"	has the meaning set forth in paragraph 18.4 of Part 2 of Schedule 3;

"Estimated Cash Amount"	means $9,263,033.00;
"Estimated Indebtedness Amount"	means $12,762,679.72;
"Estimated Transaction Costs"	means $3,308,782.13;
"Estimated Working Capital Amount"	means $(9,261,294.42);
"Facilities"	has the meaning given in paragraph 6.3 of Part 2 of Schedule 3;
"FCDO"	means the Foreign, Commonwealth and Development Office of the United Kingdom;
"Fundamental Warranties"	means those Sellers' Warranties set out at Part 1 of Schedule 3;
"Fundamental Warranty Claim"	means any claim in respect of the Fundamental Warranties;
"Future Tour Deposit Adjustment Amount"	means an amount equal to 40% of the Future Tour Deposits;
"Future Tour Deposits"

means, as at the Effective Time, the amount equal to cash credited to any account of the WDL/PNR Group Companies as a deposit for a tour commencing after the Effective Time or which has not yet been released for spending in connection with the relevant tour, as determined in accordance with Schedule 10;

"General Accounting Policies"	has the meaning set forth in paragraph 1.1.1 of Schedule 10;
"Generative AI Tools"	means AI Technology capable of generating various types of content (including text, images, video, audio, or computer code) based on user-supplied prompts;
"Governmental Authority"

means any supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service, but excluding any Tax Authority;

"Governmental Official"	has the meaning set forth in paragraph 10.9 of Part 2 of Schedule 3;
"Group Balances"	means any amount that is owing to or from a Group Company to another Group Company as at the Effective Time;

"Group Company"	means each of the companies set out in Schedule 2, together the "Group", and "member of the Group" shall mean any one of them;
"Hazardous Substance"	means any natural or artificial substance or thing (whether in solid, liquid or gaseous form) which is (alone or in combination) capable of causing harm to human health or to the Environment;
"HMRC"	means H.M. Revenue and Customs;
"HSM"	means a Historic Site & Monument designated by an ATCM;
"Indebtedness Amount"

means an amount equal to:

(a)         the Future Tour Deposit Adjustment Amount;

(b)         plus, without duplication, the sum of the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations as of such time in respect of the WDL/PNR Group's:

(i)         loans or other financing liabilities and obligations in the nature of borrowed moneys;

(ii)         obligations for the deferred or unpaid purchase price of property or services, including earn-outs and other contingent obligations in connection with any acquisitions or similar transactions;

(iii)         other indebtedness which is evidenced by a note, bond, debenture or similar instrument or commercial paper;

(iv)         obligations to reimburse amounts paid or advanced under a line of credit, surety bond, performance bond or other instrument issued by a bank or financial institution;

(v)         counter-indemnity obligations in respect of a guarantee issued by a bank or financial institution;

(vi)         any Net Tax Liability; and

(vii)         accruals made in the most recent statutory accounts of WDL with respect to the 2023 Agulhas ship charter, to the extent that such accrual has not subsequently been extinguished, discharged or settled, but in each case excluding the WDL/PNR Group’s trade debt and current liabilities arising in the ordinary course of business, any Group Balances and any other amounts that are included as part of the WDL/PNR Group’s Working Capital or Restricted Cash, in each case as at the Effective Time and determined in accordance with Schedule 10;

"Independent Accountant"

means either:

(a)         an independent chartered accountant who is a partner at Grant Thornton UK LLP and who specialises in, or has significant experience of, consideration adjustments mechanisms under sale agreements agreed by the Sellers' Representative and the Buyer in writing; or

(b)         in default of agreement as to the identity of that independent accountant within five Business Days of either party notifying the other of its wish to appoint an independent accountant, a specific member of an independent firm of chartered accountants of repute nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales;

"Intellectual Property Rights"

means all rights, title and interest in intellectual property, whether protected, created or arising under any Applicable Law throughout the world, including:

(a)         all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, re-examinations and extensions thereof;

(b)      all trademarks, service marks, trade names, brand names, trade dress rights, corporate names, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof;

(c)        all Internet domain names, URLs, website addresses, Internet Protocol addresses, social media accounts and handles and other designations;

(d)         all copyrights and all works of authorship, database and design rights, whether or not published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof;

(e)         all know-how, trade secrets and confidential ideas and information, including such rights in inventions (whether or not reduced to practice), customer and supplier lists, technical information, proprietary information, processes, formulae, databases and data, whether tangible or intangible, and whether stored, compiled or memorialised physically, electronically, photographically or otherwise ("Trade Secrets");

(f)         all rights in Software;

(g)         all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto; and

(h)         all causes of action (resulting from past and future infringement thereof), damages and remedies relating to any and all of the foregoing;

"IP Licences"

means all Contracts pursuant to which:

(a)         any person has licensed any Intellectual Property Rights to a Group Company (other than Off-the-Shelf Licences); or

(b)         a Group Company has licensed any Intellectual Property Rights to any person;

"ITEPA"	means the Income Tax (Earnings and Pensions) Act 2003;
"IT Contracts"	has the meaning set forth in paragraph 13.1 of Part 2 of Schedule 3;
"IT Systems"	means all computer hardware (including network and telecommunications equipment) and software, owned, used, leased or licensed by or to any Group Company;
"Key Customer"	has the meaning given in paragraph 5.1 of Part 2 of Schedule 3;
"Key Supplier"	has the meaning given in paragraph 5.2 of Part 2 of Schedule 3;
"Lease"	has the meaning given in paragraph 16.3 of Part 2 of Schedule 3;
"Losses"

means all losses, liabilities, costs (including reasonable legal costs and experts' and consultants' fees that are properly incurred), charges and expenses, but excluding any indirect or consequential losses, loss based on a multiple of earnings or diminution in value, loss of goodwill or potential business, any internal management, administrative or financing costs, or any punitive or special damages;

"Management Accounts"	means any monthly unaudited financial statements of WDL and PNR comprising a balance sheet and a profit and loss statement, to the extent provided in the Data Room;
"Material Adverse Effect"

means any change, effect, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business taken as a whole;

"Material Contract"	means any Contract to which a Group Company is party with either a Key Customer or Key Supplier;
"Net Tax Assets"

means an amount calculated by:

(a)         determining the amount of Corporation Tax losses and other Reliefs available to each WDL/PNR Group Company in respect of the period commencing at the start of its accounting period current at Completion and ending on Completion (assuming that Completion is the end of an accounting period);

(b)         determining the amount of Corporation Tax that would (assuming the relevant WDL/PNR Group Company had sufficient profits to be able to utilise the losses and Reliefs referred to in (a) above in the relevant period and assuming the Corporation Tax rate applicable to that WDL/PNR Group Company as at Completion) have been saved as a result by that WDL/PNR Group Company (a "Tax Asset"); and

(c)         aggregating all Tax Assets available to each WDL/PNR Group Company (provided that where a WDL/PNR Group Company has no available Tax Asset, such sum shall be treated as nil);

"Net Tax Liability"

means an amount equal to:

(a)         any Corporation Tax liability of any WDL/PNR Group Company in respect of a period ending prior to Completion that remains unpaid as at Completion;

(b)         plus the aggregate Corporation Tax that would fall due from all WDL/PNR Group Companies if each WDL/PNR Group Company calculated its Corporation Tax liability in respect of the period commencing at the start of its accounting period current at Completion and ending on Completion (assuming that Completion is the end of the relevant accounting period and applying the applicable Corporation Tax rate as at Completion) provided that where the outcome of this calculation for the relevant WDL/PNR Group Company is that no Corporation Tax would have been payable, the amount shall be treated as nil;

(c)         minus any Net Tax Assets,

provided that where this calculation results in a negative figure, the amount shall be treated as nil.

"New Branding"	means the branding agreed between the Buyer and Patrick Woodhead for use in the business conducted by ECL going forwards;
"NMW Legislation"

means the National Minimum Wage Act 1998 and the National Minimum Wage Regulations 2015, the National Minimum Wage Regulations made under the National Wage Consultative Council Act 2016 of Mauritius, the Workers' Rights Act 2019 of Mauritius and the National Minimum Wage Act 2018 of South Africa;

"OFAC"	means the U.S. Office of Foreign Assets Control;
"Off-the-Shelf Licences"

means licences for generally commercially available "off-the-shelf" Software available on standard, non-exclusive, non-discriminatory terms and conditions for an annual or one-time licence fee of no more than $10,000;

"Owned IP"	means all Intellectual Property Rights owned or purported to be owned by a member of the Group (including all Registered IP);
"Package Travel Regulations"

means the Package Travel and Linked Travel Regulations 2018; Tourism Authority Act 2006 of Mauritius, the Consumer Protection (Price And Supplies Control) Act 1998 of Mauritius, The Consumer Protection Act 1991 of Mauritius, the Consumer Protection Act 2008 and the Consumer Protection Regulations 2011, and the Electronic Communications and Transactions Act 2002 of South Africa (to the extent applicable), and all other analogous Applicable Law;

"PAYE"

means any system for the deduction and withholding of Tax, national insurance and/or social security contributions (or similar or corresponding obligations) from sums paid to Employees in respect of their employment;

"Payment Agent's Bank Account"

means the bank account with the following details (or such other account as the Sellers' Representative may notify to the Buyer in writing from time to time):

Bank:

Bank Address:

Sort Code:

Account No:

Account Name:

SWIFT:

IBAN:

Reference:

"Pension Scheme"	means WDL’s defined contribution scheme with NEST (National Employment Savings Trust);
"Personal Data"	has the meaning given to that term in Article 4 of the UK GDPR;
"PNR"	means PNR Airways Ltd, a company incorporated under the laws of Mauritius with the details set out in Schedule 2;
"PNR Accounts"

means the audited annual financial statements in respect of PNR, prepared for the financial year ended on the Accounts Date including the statement of financial position, statement of profit or loss, statement of comprehensive income, statement of changes in equity, cash flow statement and the notes, statements and directors' reports relating to them;

"PNR Base Price"	means $31,992,058;
"PNR Consideration"	has the meaning given in Clause 3.1.2;
"PNR Relevant Percentage"	means the relevant percentage set out opposite each Seller's name in column (7) of the table in Schedule 1;
"PNR Shares"	means the Sale Shares that represent shares in the capital of PNR held by each Seller as set out opposite that Seller's name in column (5) of the table in Schedule 1;
"Processor"	means a natural or legal person or other body which processes personal data on behalf of the controller in accordance with the Data Protection Laws;
"Properties"	means the properties detailed in Schedule 9, each a "Property";
"Publicly Available Software"

means:

(a)         any Software that is distributed as free Software, open source Software (e.g., Linux), or similar licensing and distribution models including any licence that is, or is substantially similar to, a licence approved by the Open Source Initiative as at the date of this Agreement; and

(b)         any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributed at no or minimal charge;

"Registered IP"	means all Owned IP issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar;
"Relevant Benefits"	has the meaning set forth in paragraph 21.3 of Part 2 of Schedule 3;

"Relevant Date"	means a date on which a payment to a Party in accordance with this Agreement is to be made except that for the purposes of Clause 1.6 and paragraph 1.3 of Schedule 10 it means the Completion Date;
"Relief"	has the meaning set forth in the Tax Schedule;
"Resolution Period"	has the meaning given in Clause 4.3;
"Restricted Cash"

means, any and all of the WDL/PNR Group’s cash that cannot lawfully be used for general operations, investments or working capital purposes, excluding any Future Tour Deposits, as at the Effective Time and determined in accordance with Schedule 10;

"Sale Shares"	has the meaning given in Clause 2.1;
"Sanctions"

means any Applicable Law relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority, in each instance as it applies to the Group as of the date of this Agreement;

"Sanctions Authority"

means:

(a)         the United Nations Security Council;

(b)         the United States government;

(c)         the European Union;

(d)         the UK government;

(e)         the National Sanctions Secretariat, the Financial Intelligence Unit of Mauritius;

(f)         the Financial Crimes Commission of Mauritius;

(g)         the South African Financial Intelligence Centre's Targeted Financial Sanctions List;

(h)         the respective Governmental Authorities of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State and Department of Commerce, and HM Treasury; and

(i)         any other Governmental Authority with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over a Group Company;

"Sanctioned Person"

means a person, organisation, or vessel that is:

(a)         designated on the OFAC list of "Specially Designated Nationals and Blocked Persons" or on any list of targeted persons issued under any Sanctions of any country in which any Group Company operates or by which it is bound;

(b)         or is part of a government of any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions applicable to any Group Company or by which it is bound;

(c)         located in, owned or controlled by, or acting on behalf of the foregoing; or

(d)         otherwise targeted by Sanctions applicable to any Group Company or by which it is bound

"Sellers' Representative"	has the meaning given in Clause 20.1;
"Sellers' Warranties"	means the Fundamental Warranties, the Business Warranties and the Tax Warranties;
"SHAs"	means the shareholders' agreement in respect of each Company, each to be entered into at Completion in the agreed form between the Buyer, the relevant Sellers, and the relevant Company;
"Software"

means all:

(a)         computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code;

(b)         databases and compilations, including any and all data and collections of data, whether machine readable or otherwise;

(c)         descriptions, flow-charts and other work product used to design, plan, organise and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and

(d)         all documentation, including user manuals and other training documentation related to any of the foregoing;

"Specific Indemnity Claim"	means any claim made pursuant to Schedule 13;
"Specific Indemnity Matter"	has the meaning set forth in paragraph 1.1 of Schedule 13;
"Specific Tax Claim"	means any claim pursuant to paragraph 2.2 of the Tax Schedule;
"Subsidiary"	means each direct or indirect subsidiary of WDL, as further detailed in Schedule 2;
"Target IPR"	means all: (a) Owned IP; and (b) all Intellectual Property Rights owned by any other person that is used, held for use or practiced by a Group Company in the conduct of the Business;

"Tax"	has the meaning set forth in the Tax Schedule;
"Tax Authority"	has the meaning set forth in the Tax Schedule;
"Tax Claim"	means a Tax Covenant Claim or a Tax Warranty Claim;
"Tax Covenant Claim"	means any claim (other than a Specific Tax Claim) under the Tax Schedule;
"Tax Schedule"	means Schedule 8 to this Agreement;
"Tax Warranties"	means the Sellers' Warranties set out in Schedule 4;
"Tax Warranty Claim"	means any claim for breach of any of the Tax Warranties;
"Technology"

means all Software, computer systems (other than peripheral devices), information, databases, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein;

"Third Party Services Agreement"

means a Contract pursuant to which a Group Company receives IT or communications services for the purpose of the Business including data centre colocation services, IT managed services and network or communication services;

"Threshold"	has the meaning set forth in paragraph 2.1.2 of Schedule 6;
"Transaction"	means the sale and purchase of the Sale Shares pursuant to this Agreement;
"Transaction Costs"

means as at the Effective Time and determined in accordance with Schedule 10:

(a)         all unpaid costs, fees and expenses of outside professionals incurred by a Group Company in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including all legal fees, accounting, management or other similar fees and investment banking fees and expenses, but excluding in each case any VAT thereon that is recoverable by a Group Company as input tax; and

(b)         all unpaid payment obligations of a Group Company that become due solely as a result of the consummation of the Transaction or under any change in control, transaction bonus or similar agreement or arrangement with any employee, consultant, independent contractor or director or manager of a Group Company existing at or prior to Completion and any employment Taxes payable with respect thereto for which a Group Company is required to account to a Tax Authority;

"Transaction Documents"

means this Agreement, the Disclosure Letter, each SHA, the Deed of Guarantee, the Deeds of Covenant; the Employment & Consultancy Agreements, the ECL Subscription Letter and any other document entered into or to be entered into pursuant to this Agreement;

"Trust Vehicles"	means: (i) White Desert Holdings (Mauritius) Ltd; and (ii) Sanlam Trustees International Limited as trustee for the Aslan Trust, and "Trust Vehicle" means any of them;
"UK GAAP"	has the meaning set forth in paragraph 1.1.3 of Schedule 10;
"UK GDPR"	has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018;
"VATA 1994"	means the Value Added Tax Act 1994;
"VAT"	means value added tax charged under the VATA 1994, or any Tax similar to or replacing the same, or any sales Tax, goods and services Tax or any similar Tax in any jurisdiction;
"W&I Contribution"	means the amount of $160,907.10 representing 50% of the cost of the Buyer obtaining the W&I Policy;
"WDL"	means White Desert Ltd, a private company limited by shares incorporated under the laws of England & Wales with the details set out in Schedule 2;
"WDL Accounts"

means the audited consolidated financial statements of the WDL Group for the financial year ended on the Accounts Date, including the consolidated statements of financial position, consolidated statement of profit or loss, consolidated statement of comprehensive income, consolidated statement of changes in equity, consolidated cash flow statement and the notes, statements and directors' reports relating to them;

"WDL Base Price"	means $73,007,942;
"WDL Consideration"	has the meaning given in Clause 3.1.1;
"WDL Group"	means WDL together with the Subsidiaries;

"WDL/PNR Completion Payment"	means an amount equal to the Completion Payment less the ECL Completion Payment;
"WDL/PNR Group"	means WDL, PNR and each of their respective subsidiary undertakings from time to time (and "WDL/PNR Group Company" means any of them);
"WDL Relevant Percentage"	means the relevant percentage set out opposite each Seller's name in column (6) of the table in Schedule 1;
"WDL Shares"	means the Sale Shares that represent the shares in the capital of WDL held by each Seller as set out opposite that Seller's name in column (5) of the table in Schedule 1;
"Working Capital Amount"

means an amount equal the sum of:

(a)         the current assets of the WDL/PNR Group including trade debtors, other debtors, prepayments and accrued income, but excluding any Group Balances, any Tax assets and any amounts included in the Cash Amount;

(b)         plus the Future Tour Deposit Adjustment Amount;

(c)         less all current liabilities of the WDL/PNR Group including trade creditors, other creditors, deferred income (including Future Tour Deposits) and accruals, accrued and unpaid bonuses (together with any associated employment or payroll Tax liabilities), any commission owed to third parties by the WDL/PNR Group, any accrued but untaken or unpaid vacation of employees of the WDL/PNR Group and any severance obligations of the WDL/PNR Group, but in each case excluding any Group Balances, any amounts in respect of Tax liabilities (save for the specific employment or payroll Tax liabilities noted above) and any amounts attributable to or included as part of the Transaction Costs, Restricted Cash or (other than with respect to the Future Tour Deposit Adjustment Amount) the Indebtedness Amount,

in each case as at the Effective Time and determined in accordance with Schedule 10;

"Working Capital Target"	means the negative sum of $8,994,000; and
"Working Time Regulations"

means the Working Time Regulations 1998, the Basic Conditions of Employment Act 1997 of South Africa, and any regulations, sectoral determinations or other Applicable Law relating to working hours, overtime, rest periods, and leave entitlements including, without limitation, the Code of Good Practice on the Arrangement of Working Time 1998 of South Africa.

1.2	In this Agreement, a reference to:

1.2.1

a Clause, Schedule, or Exhibit is a reference to a clause of and schedule or exhibit to this Agreement and a paragraph of a Schedule or Exhibit is a reference to a paragraph of such Schedule or Exhibit;

1.2.2

a document "in the agreed form" is a reference to a document in the form approved and, for the purposes of identification only, signed by or on behalf of the Buyer and the Sellers or exchanged between the solicitors of the Buyer and WDL (in each case with such amendments as may be agreed by or on behalf of the Sellers and the Buyer);

1.2.3

a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (before or after the date of this Agreement), any statute, statutory provision or subordinate legislation which it amends or re-enacts and any prior or subsequent subordinate legislation made under it, except to the extent that any such modification, replacement, amendment or re-enactment would prejudice the rights or increase or extend the liability of any Seller under this Agreement;

1.2.4	a "Party" means a Party to this Agreement including its permitted assignees and/or successors in title;

1.2.5	a "person" includes a reference to an individual, partnership, unincorporated association or company wherever situated;

1.2.6	"subsidiary", "holding company" or "body corporate" has the respective meaning set out in sections 1159 and 1173 of the Act;

1.2.7	"company" shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

1.2.8	"undertaking" has the meaning set out in section 1161 of the Act and "subsidiary undertaking" or "parent undertaking" has the respective meaning set out in section 1162 of the Act;

1.2.9	"accounting standards" or "international accounting standards" has the respective meaning set out in sections 464 and 474 of the Act;

1.2.10	a "connected person" means, in the case of any person, a person connected with that person within the meaning of section 1122 of CTA 2010;

1.2.11	any gender includes a reference to the other genders;

1.2.12	the singular shall include the plural and vice versa; and

1.2.13	words, expressions or abbreviations detailed in the Schedules or Exhibits shall have the same meaning in this Agreement except where otherwise provided.

1.3	The Schedules and Exhibits form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.4	The headings to Clauses, Schedules and paragraphs of the Schedules are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.5

General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words. The words "including" and "in particular" and any similar words or expressions are by way of illustration and emphasis only and do not operate to limit the generality or extent of any other words or expressions.

1.6

Any payment to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount of the second currency at the Conversion Rate prevailing on the Relevant Date.

1.7

This Agreement has been negotiated and reviewed by the Parties and, where applicable, their respective counsel and professional advisers. Accordingly, in interpreting this Agreement, no regard shall be had to which Party, or its counsel, drafted any provision being interpreted.

1.8	Unless otherwise expressly provided otherwise in this Agreement, a reference to writing or written includes email.

1.9

Notwithstanding any other provision of this Agreement, a trustee holding shares, directly or indirectly, in its capacity as trustee for two or more trusts with different settlors shall be considered a different Seller for each holding and those trusts (and their trustee) shall not be regarded as an Affiliate of each other solely by virtue of the Shareholder and/or its Affiliates having the same trustee.

2.	SALE AND PURCHASE

2.1	On the terms of this Agreement and with effect from Completion, each of the Sellers severally agrees to sell with full title guarantee, and the Buyer agrees to buy:

2.1.1	the WDL Shares;

2.1.2	the PNR Shares; and

2.1.3	the ECL Shares,

(together the "Sale Shares") specified opposite that Seller's name in Schedule 1 free from Encumbrances and together with all rights and benefits now and at any time after the date of this Agreement accruing to such Sale Shares (including rights to receive all distributions declared, paid or made in respect of such Sale Shares after Completion).

2.2

Each Seller hereby unconditionally and irrevocably waives all rights of pre-emption and any other rights or restrictions on transfer over the Sale Shares held by such Seller conferred by the Constitutional Documents or in any other way.

2.3	The Buyer shall not be obliged to purchase any Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

3.	CONSIDERATION

3.1	The consideration for the sale and purchase of:

3.1.1	the WDL Shares is the aggregate of:

(a)	an amount equal to 60% of the WDL Base Price;

(b)	either:

(i)

plus an amount equal to 60% of the difference between the Actual Working Capital Amount and the Working Capital Target if the Actual Working Capital Amount is higher than the Working Capital Target (or, if the Working Capital Target is a negative amount, a less negative or a positive amount), multiplied by 69.53%; or

(ii)

less an amount equal to 60% of the difference between the Actual Working Capital Amount and the Working Capital Target if the Actual Working Capital Amount is lower than the Working Capital Target (or, if the Working Capital Target is a negative amount, a more negative amount), multiplied by 69.53%;

(c)	plus an amount equal to 60% of the Actual Cash Amount, multiplied by 69.53%;

(d)	less an amount equal to 60% of the Actual Indebtedness Amount, multiplied by 69.53%;

(e)	less an amount equal to the Transaction Costs, multiplied by 69.53%; and

(f)	plus any Deferred Consideration payable pursuant to Schedule 12,

(the "WDL Consideration");

3.1.2	the PNR Shares is the aggregate of:

(a)	an amount equal to 60% of the PNR Base Price;

(b)	either:

(i)

plus an amount equal to 60% of the difference between the Actual Working Capital Amount and the Working Capital Target if the Actual Working Capital Amount is higher than the Working Capital Target (or, if the Working Capital Target is a negative amount, a less negative or a positive amount), multiplied by 30.47%; or

(ii)

less an amount equal to 60% of the difference between the Actual Working Capital Amount and the Working Capital Target if the Actual Working Capital Amount is lower than the Working Capital Target (or, if the Working Capital Target is a negative amount, a more negative amount), multiplied by 30.47%;

(c)	plus an amount equal to 60% of the Actual Cash Amount, multiplied by 30.47%;

(d)	less an amount equal to 60% of the Actual Indebtedness Amount, multiplied by 30.47%; and

(e)	less an amount equal to the Transaction Costs, multiplied by 30.47%,

(the "PNR Consideration"); and

3.1.3	the ECL Shares is an amount equal to 42.8571429% of the ECL Base Price (the "ECL Consideration").

3.2	The WDL/PNR Completion Payment shall be adjusted pursuant to the provisions of Clause 4.

3.3

The WDL Consideration shall be allocated between the Sellers by reference to each Seller's respective WDL Relevant Percentage, the PNR Consideration shall be allocated between the Sellers by reference to each Seller's respective PNR Relevant Percentage and the ECL Consideration shall be allocated between the Sellers by reference to each Seller's respective ECL Relevant Percentage.

3.4

All sums due to the Sellers pursuant to this Agreement shall be paid by telegraphic transfer to the Payment Agent's Bank Account, and payment in such manner shall be accepted by each such Seller as a full and complete discharge of any such obligation and the Buyer shall not be concerned with the application of any such amount between all or any of the Sellers.

3.5

Any amount paid to the Buyer in respect of a Claim or any other claim under this Agreement or any payment in respect of an adjustment pursuant to the provisions of Clause 4 shall, to the extent lawful, be deemed to give rise to a corresponding reduction in:

3.5.1	the ECL Consideration, in the case of such a claim relating wholly or predominantly to ECL;

3.5.2	the PNR Consideration, in the case of such a claim relating wholly or predominantly to PNR; or

3.5.3	the WDL Consideration, in the case of any other such claim.

3.6	The provisions of Schedule 12 shall apply from Completion.

4.	CONSIDERATION ADJUSTMENTS

4.1

As soon as reasonably practicable and in any event within 90 days following Completion, the Buyer shall prepare and deliver to the Sellers' Representative a statement (the "Draft Completion Statement") (together with all relevant supporting schedules and calculations in relation thereto) prepared on the basis set out in Schedule 10 and which shall set out:

4.1.1	a determination of the Actual Cash Amount and the amount (if any) by which such Actual Cash Amount is:

(a)	greater than the Estimated Cash Amount; or

(b)	less than the Estimated Cash Amount;

4.1.2	a determination of the Actual Working Capital Amount and the amount (if any) by which such Actual Working Capital Amount is:

(a)	greater than the Estimated Working Capital Amount; or

(b)	less than the Estimated Working Capital Amount;

4.1.3	a determination of the Actual Indebtedness Amount and the amount (if any) by which such Actual Indebtedness Amount is:

(a)	greater than the Estimated Indebtedness Amount; or

(b)	less than the Estimated Indebtedness Amount; and

4.1.4	a determination of the Actual Transaction Costs and the amount (if any) by which such Actual Transaction Costs is:

(a)	greater than the Estimated Transaction Costs; or

(b)	less than the Estimated Transaction Costs.

4.2

The Buyer undertakes that, on written request of the Sellers' Representative, it shall, and shall procure so far as it is within its powers that each Group Company (to the extent necessary) shall, promptly (and in any event no later than five (5) Business Days after receipt of such written request) make available to the Sellers and their advisors all personnel (including Patrick Woodhead and Kieran Crowley), information, records and explanations reasonably required by the Sellers and their advisors to review and assess the Draft Completion Statement.

4.3

Within 30 Business Days from the date of receipt by the Sellers' Representative of the Draft Completion Statement (or, where the Sellers’ Representative has made a written request pursuant to Clause 4.2, the date on which such personnel access, information, records and/or explanations have been provided in all material respects), the Sellers' Representative shall give notice to the Buyer of any item or items that the Sellers wish to dispute, with the reasons for such dispute and (where practicable) the Sellers' proposed alternative amounts ("Dispute Notice"). If:

4.3.1	by the expiry of such period:

(a)	no Dispute Notice has been received by the Buyer; or

(b)	the Sellers' Representative has given notice to the Buyer that there are no items that the Sellers wish to dispute,

the Actual Cash Amount, Actual Working Capital Amount, Actual Indebtedness Amount and the Actual Transaction Costs set forth in the Draft Completion Statement delivered by the Buyer shall be deemed final and conclusive for the purposes of this Agreement and the Draft Completion Statement shall be deemed to constitute the Agreed Completion Statement;

4.3.2

prior to the expiry of such period, the Sellers' Representative serves a Dispute Notice on the Buyer, the Buyer and the Sellers' Representative shall use reasonable endeavours to attempt in good faith to resolve any matters in dispute and agree any changes to the Draft Completion Statement as soon as reasonably practicable and in any event within a period of ten Business Days after receipt of the Dispute Notice (or such longer period as the Buyer and the Sellers' Representative may agree in writing) (the "Resolution Period"); and

4.3.3

at the end of the Resolution Period any matters remain in dispute (the "Disputed Matters"), either the Buyer or the Sellers' Representative may refer the Disputed Matters to the Independent Accountant for determination and the terms of Schedule 11 shall apply.

4.4	Subject to Clause 4.5, the following payments shall be made in respect of the Agreed Completion Statement and in each case treated as an adjustment to the WDL/PNR Completion Payment:

4.4.1

if the Actual Cash Amount is greater than the Estimated Cash Amount, then the Buyer shall pay to each Seller that Seller's Adjustment Percentage of an amount equal to 60% of the difference between the two amounts;

4.4.2

if the Actual Cash Amount is less than the Estimated Cash Amount, then each Seller shall be severally liable to pay to the Buyer that Seller's Adjustment Percentage of an amount equal to 60% of the difference between the two amounts;

4.4.3

if the Actual Working Capital Amount is greater than the Estimated Working Capital Amount (or, if the Actual Working Capital Amount is negative, a less negative or positive amount), then the Buyer shall pay to each Seller that Seller's Adjustment Percentage of an amount equal to 60% of the difference between the two amounts;

4.4.4

if the Actual Working Capital Amount is less than the Estimated Working Capital Amount (or, if the Actual Working Capital Amount is negative, a more negative amount), then each Seller shall be severally liable to pay to the Buyer that Seller's Adjustment Percentage of an amount equal to 60% of the difference between the two amounts;

4.4.5

if the Actual Indebtedness Amount is greater than the Estimated Indebtedness Amount, then each Seller shall be severally liable to pay to the Buyer that Seller's Adjustment Percentage of an amount equal to 60% of the difference between the two amounts;

4.4.6

if the Actual Indebtedness Amount is less than the Estimated Indebtedness Amount, then the Buyer shall pay to each Seller that Seller's Adjustment Percentage of an amount equal to 60% of the difference between the two amounts;

4.4.7

if the Actual Transaction Costs are greater than the Estimated Transaction Costs, then each Seller shall be severally liable to pay to the Buyer that Seller's Adjustment Percentage of an amount equal to the difference between the two amounts; and

4.4.8

if the Actual Transaction Costs is less than the Estimated Transaction Costs, then the Buyer shall pay to each Seller that Seller's Adjustment Percentage of an amount equal to the difference between the two amounts.

4.5

Any amounts payable under Clause 4.4 (i) by the Buyer to a Seller, and (ii) by that same Seller to the Buyer, shall be aggregated and set off against each other, so that each Seller shall only be obliged to make, or entitled to receive from the Buyer, a single payment under Clause 4.4.

4.6

Each Party shall pay any amounts payable by it under Clause 4.4 and 4.5 as soon as reasonably practicable, and in any event, within 10 Business Days after the date of the final agreement or determination of the Agreed Completion Statement:

4.6.1	in the case of a payment by the Buyer to a Seller, in accordance with Clause 3.4; or

4.6.2	in the case of a payment by a Seller to the Buyer, to the Buyer's Nominated Bank Account.

5.	COMPLETION

5.1	Completion shall take place at the office of the Buyer's Solicitors (or virtually or at such other place as the Parties may agree) immediately following the execution of this Agreement.

5.2	On Completion, the Sellers and the Buyer shall each perform their respective obligations set out in Schedule 5.

5.3

Subject to Clause 3.4, the WDL/PNR Completion Payment shall be allocated between the Sellers in accordance with their respective Adjustment Percentage and the ECL Completion Payment shall be allocated between the Sellers in accordance with their respective ECL Relevant Percentage.

6.	WARRANTIES

6.1	The Sellers jointly and severally warrant to the Buyer that each of the Business Warranties and the Tax Warranties is true and accurate at the date of this Agreement.

6.2	Each Seller severally warrants to the Buyer that, in respect of that Seller only, each of the Fundamental Warranties is true and accurate as at the date of this Agreement.

6.3	The Business Warranties and the Tax Warranties are given subject to any matters Disclosed.

6.4

The Sellers' Warranties shall continue in full force and effect notwithstanding Completion and the rights and remedies of the Buyer in respect of a breach of any of the Sellers' Warranties shall not be affected by Completion.

6.5

Each of the Sellers' Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any of the other Sellers' Warranties or any other provision in this Agreement.

6.6

Any statement which refers to the knowledge or belief of the Sellers or so far as the Sellers are aware or any similar expression shall include or be deemed to include their actual knowledge, at the date of this Agreement, after having made reasonable enquiry of the relevant matter of each of Patrick Woodhead, Kieran Crowley, Chester Foster, Ryan Brown and Stuart McFazdean.

7.	WAIVER AND RELEASE OF SELLER RELATED CLAIMS

Effective as of and conditional upon Completion, each Seller, on behalf of such Seller and such Seller's Affiliates, hereby irrevocably waives any and all claims, demands, proceedings, causes of action and orders whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which any such person has against any Group Company arising prior to Completion (save for: (i) any liabilities owed to such Seller or its Affiliates in the ordinary course of business in respect of any due but unpaid salaries, consultancy fees, reasonable expenses properly incurred, loan payments, bonuses, or declared but unpaid dividends, in each case to the extent Disclosed; (ii) any liabilities owed to Sanlam Trustees International Limited or any of its Affiliates with respect to fees or expenses for services provided to any Group Company in their ordinary course of business (independent from its role as trustee); and (iii) any claim arising with respect to obligations of the Buyer or any Group Company arising on or after Completion under this Agreement or any other Transaction Document).

8.	LIMITATIONS ON LIABILITY

8.1

The liability of the Sellers in respect of Claims, Specific Tax Claims and Specific Indemnity Claims shall be limited as specified in this Clause 8 and Schedule 6, provided that nothing in this Agreement shall operate to qualify, exclude or limit the liability of a Seller in the case of fraud or wilful concealment on the part of that Seller, which: (i) in the case of a Trust Vehicle, shall include fraud or wilful concealment on the part of Patrick Woodhead; and (ii) in the case of any Seller, shall include the actions of a person expressly instructed by that Seller to take specific actions on its behalf which, if undertaken by that Seller itself, would comprise fraud or wilful concealment on the part of that Seller.

8.2	Subject to Clause 8.4 and (in the case of Business Warranty Claims and Tax Warranty Claims) paragraph 2.1 of Schedule 6, the aggregate liability of the Sellers for all:

8.2.1	Fundamental Warranty Claims, Business Warranty Claims and Tax Claims shall not exceed $1.00;

8.2.2	Specific Tax Claims shall not exceed $2,000,000; and

8.2.3	Specific Indemnity Claims shall be the aggregate amount of the limitations for Specific Indemnity Claims as set out in Schedule 13.

8.3

In the event of a Fundamental Warranty Claim, a Business Warranty Claims or a Tax Claim, the Buyer's sole recourse above the limit set out in Clause 8.2.1 above shall be against any amounts available in respect of such Claim under the W&I Policy.

8.4

The aggregate liability of each Seller for all claims under this Agreement shall not exceed the aggregate WDL Consideration, PNR Consideration and ECL Consideration (as applicable) paid to that Seller pursuant to this Agreement.

8.5

The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution or indemnity under the Sellers' Warranties, the Specific Indemnity Matters, the Tax Schedule or any other provision of this Agreement or any other Transaction Document (or otherwise) more than once in respect of the same loss, shortfall, damage, liability, deficiency, breach or other event or circumstance.

8.6

Nothing in this Agreement will in any way restrict or limit the general obligation at law of the Buyer (or the relevant members of the Buyer's Group) to mitigate any loss or damage which it may suffer as a result of any matter giving rise to any claim under this Agreement.

8.7	The Buyer agrees that rescission shall not be available as a remedy for any claim under this Agreement and it agrees not to seek that remedy.

9.	W&I POLICY

9.1

The Buyer will procure, at its cost and expense a warranty and indemnity insurance policy in connection with the Transaction, including but not limited to in respect of this Agreement (the "W&I Policy").

9.2

The Sellers' only contribution to the cost of the W&I Policy shall be the W&I Contribution, which shall be satisfied solely by way of deduction from the WDL/PNR Completion Payment in accordance with the definition of "WDL/PNR Completion Payment" and the Sellers shall not be liable to the Buyer for any amount representing, any premium, Tax, costs, fees, excess or retention under or in connection with the W&I Policy (other than the W&I Contribution).

9.3

The Buyer acknowledges and agrees that, subject to Clause 8.1, the cap on the Sellers’ liability set out in Clause 8.2.1 shall apply notwithstanding any subsequent non-payment under the W&I Policy, any defect of the W&I Policy, the vitiation, expiry or termination of the W&I Policy, any insolvency of the insurer(s) under the W&I Policy (the "W&I Insurer") or any underwriter of the W&I Policy or any failure of the Buyer to complete the purchase of (or otherwise incept) the W&I Policy.

9.4	The Buyer shall procure that the W&I Policy shall contain:

9.4.1

an express waiver, in the agreed form, from the W&I Insurer in favour of the Sellers irrevocably waiving all its rights to take subrogated action or to exercise rights assigned to it against the Sellers in relation to any Claim or any other claim pursuant to this Agreement (except, in respect of a Seller, in the event of fraud or wilful concealment by that Seller, which: (i) in the case of a Trust Vehicle, shall include fraud or wilful concealment on the part of Patrick Woodhead; and (ii) in the case of any Seller, shall include the actions of a person expressly instructed by that Seller to take specific actions on its behalf which, if undertaken by that Seller itself, would comprise fraud or wilful concealment on the part of that Seller); and

9.4.2	express provisions to allow for such waiver to be enforceable by the Sellers under the Contracts (Rights of Third Parties) Act 1999.

9.5	The Buyer undertakes:

9.5.1

not to agree any amendments, waivers or variations (or do anything with similar effect) to the subrogation provisions of the W&I Policy to the extent that such amendment, waiver or variation would affect any Seller's liability under this Agreement including the effectiveness of the waiver referenced in Clause 9.4.1; and

9.5.2

without limitation to any right of the Sellers separately to enforce such terms, to use its reasonable endeavours to enforce any term in the W&I Policy under which the W&I Insurer waives its rights to take subrogated action against the Sellers or their Affiliates on the terms set out in the W&I Policy.

10.	INDEMNITIES

The provisions of Schedule 13 shall apply from Completion.

11.	TAX MATTERS

The provisions of the Tax Schedule shall apply from Completion.

12.	BUYER'S WARRANTIES

The Buyer warrants to each of the Sellers that each of the Buyer's Warranties is true and accurate as at the date of this Agreement.

13.	POST-COMPLETION OBLIGATIONS

13.1

The Sellers shall procure as soon as reasonably practicable following Completion, and no later than 14 days thereafter, that a notification is made to the Financial Services Commission of Mauritius in respect of the Transaction.

13.2

If and to the extent such actions have not been completed prior to Completion, each Party undertakes, so far as it is in their power to do so, to procure that as soon as reasonably practicable, and in any event within ten (10) Business Days of Completion:

13.2.1	all images, videos, and/or text that implies an association with any third party's business or Intellectual Property Rights is removed from the marketing materials and website of the ECL business; and

13.2.2	the website for the ECL business is updated to reflect New Branding.

13.3	Each Party shall, so far as it is in their power to do so, to procure that:

13.3.1	ECL withdraws any trademark applications relating to its former branding;

13.3.2	ECL is generally branded in line with the New Branding (or such other branding as may be agreed between the Buyer and Patrick Woodhead) in all material respects;

13.3.3	each Group Company completes and files IRS form 8832 to be treated as a disregarded entity for US federal income tax purposes with an effective date prior to Completion; and

13.3.4	the Group uses reasonable endeavours to procure that its third-party aircraft operators shall:

(a)	remediate any material deficiencies in the Group's aviation operations identified prior to Completion to a standard consistent with usual industry practice for remote aviation operations, and

(b)	maintain and enhance the Group's aviation safety and operational standards such that they are consistent with usual industry practice for remote aviation operations.

14.	ECL SUBSCRIPTION

14.1

As soon as reasonably practicable, and in any event no later than the end of the second Business Day after the Completion Date, the Buyer shall subscribe for the Additional ECL Shares pursuant to the ECL Subscription Letter at a subscription price of $70,000.000175 per Additional ECL Share and shall pay the aggregate subscription price, being the ECL Investment Amount, to the following account:

Bank: Bank Address: Account No: SWIFT: IBAN:

(the "ECL Subscription")

14.2

The Buyer and each other Party which is a shareholder in ECL at the relevant time undertakes to use all reasonable endeavours to, to the extent it is within that Party’s powers to do so, procure that ECL:

14.2.1

takes all actions and passes all board and shareholder approvals (in the agreed form) reasonably required to issue the Additional ECL Shares to the Buyer (subject to receipt of the ECL Investment Amount) and complete the ECL Subscription in accordance with Clause 14.1;

14.2.2

on completion of the ECL Subscription in accordance with Clause 14.1, issues to the Buyer a new share certificate in respect of the Additional ECL Shares and updates its register of shareholders to reflect the Buyer's ownership of the Additional ECL Shares; and

14.2.3

as soon as reasonably practicable following completion of the ECL Subscription (and no later than 14 (fourteen) days thereafter) notifies the Financial Services Commission of Mauritius in respect of the ECL Subscription.

15.	POWER OF ATTORNEY

15.1

The Buyer shall use reasonable endeavours to pay or settle (or procure the payment or settlement of) any stamp duty and any other Tax due in relation to the transfer of the Sale Shares (or any of them) as soon as reasonably practicable following Completion and in any event no later than the date on which such amount is required to be paid or settled under Applicable Law.

15.2

From Completion and for so long after Completion as the Sellers remain the registered holders of any Sale Shares, each Seller appoints the Buyer to be its lawful attorney to exercise all rights in relation to all such Sale Shares as the Sellers retain as the Buyer in its absolute discretion sees fit.

15.3

The power of attorney given in Clause 15.2 shall be irrevocable, save with the consent of the Buyer, and is given by way of security to secure the proprietary interest of the Buyer as the purchaser of the Sale Shares, but shall expire on the date on which the Buyer is entered in the register of members of each of the Companies as holder of the Sale Shares.

15.4	For so long as the power of attorney given in Clause 15.2 remains in force, each Seller severally undertakes:

15.4.1	not to exercise any rights which attach to the relevant Sale Shares or are exercisable in its capacity as registered holder of the relevant Sale Shares without the Buyer's prior written consent;

15.4.2

to hold on trust for the Buyer all dividends and other distributions of profits or assets received by such Seller in respect of the relevant Sale Shares and to promptly notify the Buyer as attorney of anything received by such Seller in its capacity as registered holder of the relevant Sale Shares;

15.4.3	to act promptly in accordance with the Buyer's instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the relevant Sale Shares; and

15.4.4	to ratify whatever the Buyer may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 14.

15.5

Nothing in this Clause 14 shall: (i) require any Seller to take any action (or require it to omit to take any action) that would breach any Applicable Law; nor (ii) entitle the Buyer to exercise any rights, or require a Seller to take any action, with respect to the Sale Shares that would compromise or otherwise fetter the rights of a Seller with respect to any other shares held in the Companies which are not Sale Shares.

16.	CONFIDENTIALITY AND ANNOUNCEMENTS

16.1

Subject to Clauses 16.3 and 16.4, each Party undertakes to each other Party and each Group Company that it shall: (i) keep confidential and not disclose any information relating to the transactions contemplated by this Agreement including the terms of this Agreement and the other documents contemplated by it, in each case, existing in whatever form and (without prejudice to the foregoing); and (ii) it will not, directly or indirectly, at any time following Completion make use of or disclose any Confidential Information, in each case other than as is required for:

16.1.1	the exercise and performance of such Party's rights and obligations under this Agreement; or

16.1.2	the proper performance of such Party's duties to a Group Company.

16.2

Subject to Clauses 16.3 and 16.4, the Parties agree that any announcement, communication or circular by or on behalf of any Party relating to this Agreement and/or the transactions contemplated by it shall be in terms agreed between the Buyer and the Sellers' Representative.

16.3	Clause 16.1 does not apply to any announcement, communication, circular or use or disclosure of Confidential Information:

16.3.1	which comes into the public domain otherwise than by breach of Clause 16.1;

16.3.2	the disclosure or use of which is required by Applicable Law;

16.3.3	the disclosure or use of which is made in relation to a written request made pursuant to Clause 4.2 or in accordance with Clauses 16.1 or 16.2.

16.3.4	which is required to be given to the auditors, the officers or Employees of any Party or their connected persons (provided the relevant information is disclosed on a confidential basis);

16.3.5	which contains no information regarding the transactions contemplated by this Agreement or any other Transaction Document;

16.3.6	which is required pursuant to the rules of any stock exchange on which the securities of a Party or its Affiliate are traded;

16.3.7	which is made on a confidential basis to the professional advisers of either Party or which is required to be made in order to enforce the terms of this Agreement; or

16.3.8	which has been agreed between the Parties to which the Confidential Information relates.

16.4

Neither Party shall be in breach of the provisions of Clause 16.2 as a result of providing information regarding this Agreement and the transactions contemplated hereby to its shareholders, advisers, managers, general partners, limited partners, or investors which they advise, where relevant, or, in respect of any Seller which is a trustee, to the settlors and/or beneficiaries of that trust.

17.	COSTS

17.1	Except where expressly stated otherwise, each Party to this Agreement will bear its own costs and expenses relating to the negotiation, preparation, execution and implementation of this Agreement.

17.2	The Buyer is responsible for the payment of all and any stamp duty due or payable in relation to the transfer of the Sale Shares (or any of them).

18.	INTEREST

Sums not paid by a Party by the relevant due date shall bear interest (which shall accrue from day to day after, as well as before, judgement) at the rate of 2% above the base rate of Barclays Bank plc per annum for the period from the day following the due date up to and including the day of actual payment of such sum (or the next Business Day if the day of actual payment is not a Business Day) compounded annually.

19.	NOTICES

19.1

Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally, sent by pre-paid first class post (or air mail if overseas), or by email to the relevant Party's address set out in Clause 19.3, in any case, to any other address which the recipient has notified in writing to the sender received not less than 20 Business Days before the notice was despatched.

19.2	A notice or other communication is deemed received:

19.2.1	if delivered personally, upon delivery at the address provided for in Clause 19.1; or

19.2.2	if sent by pre-paid first class post (other than air mail), on the second Business Day after posting it;

19.2.3	if sent by air mail, on the fifth Business Day after posting it; or

19.2.4	if sent by email, at the time of sending (save where the sender receives a notification that the email has failed to deliver),

provided that, if it is delivered personally on a day which is not a Business Day or after 5.00pm (in the place of delivery) on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

19.3	The address for each Party referred to in Clause 19.1 shall be:

In relation to the Buyer	In relation to a Seller
Address:	Address: the address given for that Seller in Schedule 1, subject to Clause 19.4
Attention:	Attention: that Seller
Email:	Email: the address given for that Seller in Schedule 1, subject to Clause 19.4
With a copy, which shall not constitute notice, to:	With copies to, which shall not constitute notice, to: and
19.4

A Party or the Sellers’ Representative may change its details for service of notices by giving notice to each of the other Parties. Any change notified pursuant to this Clause shall take effect at 9.00 am on the later of:

19.4.1	the date, if any, specified in the notice as the effective date for the change; and

19.4.2	five (five) Business Days after deemed receipt of the notice of change.

20.	SELLERS' REPRESENTATIVE

20.1	Subject to any change made in accordance with Clause 20.2, each Seller hereby appoints Jamieson Alexander Audit Limited (company number 11130433), with (subject to Clause 19.4):

Address:

Email address:

as its representative (the "Sellers' Representative") to:

20.1.1

sign, deliver and accept receipt of any notice, request, proposal or consent or other communication relating to this Agreement or any Transaction Document where expressly permitted or provided for by this Agreement or any Transaction Document;

20.1.2	agree to amend this Agreement (in accordance with Clause 25.2);

20.1.3	act on that Seller's behalf in relation to all matters which this Agreement expressly provides to be agreed or done by the Sellers' Representative; and

20.1.4	engage professional advisors and withhold funds from the Sellers for the purpose of paying the reasonable and properly incurred fees of such advisors.

20.2

The identity of the Sellers' Representative may only be changed with the prior written consent of a majority in number of the Sellers, provided that such consent has been signed by White Desert Holdings (Mauritius) Ltd and that the Buyer has been notified of the same (and such change shall take place on such notification).

20.3

The Parties agree that any obligation on the Buyer to notify the Sellers of any matter pursuant to this Agreement may be performed by notification to the Sellers' Representative, and no Seller shall have any right of claim against the Buyer for failure to receive notification, where notice has been validly served on the Sellers' Representative.

21.	ASSIGNMENT

21.1

Subject to Clause 21.2, this Agreement is personal to the Parties and neither this Agreement nor any of the benefits arising under it shall be assignable without the prior written consent of the other Parties and no Party shall purport to assign or transfer the same without such consent.

21.2	The Buyer may only assign its rights under this Agreement without complying with Clause 21.1:

21.2.1

to any of its connected persons (provided that if the assignee ceases to be a connected person of the Buyer, it shall immediately assign its rights under this Agreement to the Buyer or a connected person of the Buyer); or

21.2.2

by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Buyer or any of its connected persons (provided that the Sellers and the Sellers' Representative may continue to deal with the Buyer in connection with all matters arising under this Agreement unless the Sellers receive written notice of any enforcement of the relevant security interest), provided that: (i) any such rights shall, notwithstanding any such assignment, continue to be subject to Clause 8 and Schedule 6; and (ii) no Seller's liability to any assignee in respect of those rights shall be greater than if no assignment had taken place (including as regards any withholding or other Tax).

22.	FURTHER ASSURANCE

22.1

The Buyer and the Sellers shall, and shall use all reasonable endeavours to procure that any relevant third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement, in each case at their own expense.

23.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

23.1

Except as expressly provided in this Agreement, a person who is not a Party shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from such act.

23.2	Each Group Company may enforce Clause 16 under the Contracts (Rights of Third Parties) Act 1999 and ECL may enforce Clause 14 under the Contracts (Rights of Third Parties) Act 1999.

23.3	No variation or termination of this Agreement shall require the consent or approval of any person other than the Parties.

24.	ENTIRE AGREEMENT

24.1

This Agreement (together with any documents referred to herein or required to be entered into pursuant to this Agreement) contains the entire agreement and understanding of the Parties and supersedes all prior agreements, letters, understandings, undertakings, warranties or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

24.2

Each of the Parties acknowledges and agrees that in entering into this Agreement (together with any documents referred to herein or required to be entered into pursuant to this Agreement) it does not rely on, and shall have no remedy in respect of, any undertaking, promise, assurance statement, warranty or understanding (whether in writing or not) of any person (whether a Party or not) other than as expressly set out in this Agreement as a Sellers' Warranty or a Buyer's Warranty.

24.3	Each Party agrees that its only liability in respect of those warranties that are set out in this Agreement shall be for breach of contract.

24.4	Nothing in this Clause shall, however, operate to limit or exclude any liability for fraud or wilful concealment.

25.	GENERAL

25.1	Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in full force and effect notwithstanding Completion.

25.2

No future variation of this Agreement will be valid unless it is in writing and signed by or on behalf of the Buyer and the Sellers' Representative (having obtained the approval of Sellers who immediately prior to Completion held in aggregate no less than 70% of the WDL Shares held by the Sellers at such time). Notwithstanding the foregoing, any variation to this Agreement that (i) imposes or increases the obligations or liability of a Seller, or (ii) adversely or prejudicially affects the rights of a Seller or a Seller’s entitlement to any of the WDL Consideration, the PNR Consideration or the ECL Consideration, shall require such Seller's prior written consent.

25.3

If any provision of this Agreement is held to be unenforceable or illegal, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall remain unaffected.

25.4

The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

25.5	The Parties' rights and remedies contained in this Agreement are in addition to, and not exclusive of, any other rights or remedies available at law.

25.6

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

25.7

All sums payable pursuant to this Agreement shall be paid free and clear of all deductions or withholdings whatsoever (save for any deductions or withholdings on account of Tax that are required by law).

26.	PROCESS AGENT

26.1

Each Seller irrevocably appoints Jamieson Alexander (Nominees) Ltd (company number 17433214) of Unit B2 The Point, Weaver Road, Lincoln, Lincolnshire, England, LN6 3QN as its agent to receive, accept and acknowledge on its behalf service of process in England in any proceedings under this Agreement, service upon whom shall be deemed completed on delivery to that agent whether or not such documents are ultimately provided to that Seller.

26.2	The Sellers shall inform the Buyer in writing of any change of address of the process agent of such Party within ten (10) days of such change.

26.3

If the process agent ceases to be able to act as such or to have an address in England, each Seller shall appoint a new process agent in England and deliver to the Buyer, within ten (10) days a copy of a written acceptance of appointment by such new process agent.

27.	PRIVILEGE

27.1	The Parties acknowledge and agree that:

27.1.1

Bristows LLP, Kilpatrick Townsend & Stockton LLP and C&A Friedlander Attorneys (together, the "Law Firms", and each a "Law Firm") has each acted, whether on the instructions of the Companies, the Sellers or both, prior to Completion, for the purpose of serving as counsel to and advising the Companies and/or the Sellers (as applicable) in connection with the preparation and negotiation of this Agreement, the other Transaction Documents, and the Transaction;

27.1.2

in such capacity, each Law Firm has, or may have had, access to confidential or privileged information of the Group Companies and Sellers (the "Company Information") directly relating to the services that it has provided to the Companies and the Sellers (as applicable);

27.1.3

in addition, the Law Firms have, in connection with the foregoing services, delivered or exchanged communications, either in writing or electronically, between the Sellers, and/or to or with the managers, directors, officers, accounting firm, employees and/or other representatives of the Companies, as well as having developed or prepared files, attorney notes, drafts or other documents directly relating to this Agreement, the Transaction Documents and the Transaction, which pre-date Completion (collectively, the "Law Firm Work Product");

27.1.4	each Law Firm shall be entitled to retain a copy of the Law Firm Work Product and the Parties shall procure that the Companies waive their right to demand the destruction of the Law Firm Work Product;

27.1.5	the Buyer, on behalf of itself and each of the present and future members of the Buyer's Group, acknowledges and agrees that:

(a)

all Law Firm Work Product that is entitled to the protection of the attorney-client privilege, legal advice privilege, litigation privilege or any other analogous doctrine protecting confidential communications with a legal adviser from compulsory disclosure (together, "Privilege") under Applicable Law and any attendant Privilege, work product protection (or equivalent protection under Applicable Law) and expectation of client confidentiality with respect thereto or the Law Firms' engagement shall be deemed to belong solely to the Sellers; and

(b)

except as set forth herein, no Law Firm Work Product shall pass to or be claimed, held, or used by the Group Companies or by the Buyer or any present or future members of the Buyer Group upon or after Completion, and shall not be deemed to have been waived by any Seller, provided, however, that, notwithstanding the foregoing, in the event that a dispute arises between the Buyer or the Group Companies and a third party other than a Party to this Agreement after Completion, the relevant Group Company may assert Privilege to prevent disclosure of confidential communications by a Law Firm to such third party; and

27.1.6

notwithstanding anything to the contrary in this Agreement, and except in the case of a Third Party Claim, Sellers are not obliged to provide Law Firm Work Product that is entitled to the protection of Privilege under Applicable Law to the Buyer.

For the avoidance of doubt, the purpose of this Clause 27.1 is to assure the ability of the Law Firms to provide counsel to Sellers after Completion with respect to the Transaction and to have available to them their own work product and communications (including those entitled to the protection of Privilege under Applicable Law), but is not intended otherwise to have the effect of the Group Companies relinquishing ownership of confidential information used in the operation of the Group Companies and it is not intended to prevent the Buyer or the Group Companies to obtain non-privileged information from Sellers through the disclosure process in connection with any proceedings.

27.2

The following provisions shall apply if any dispute arises after Completion relating in any manner to this Agreement or any other agreement between any Sellers, on the one hand, and the Buyer or any present and future members of the Buyer's Group, on the other hand, relating to this Agreement, the Transaction Documents and/or the Transaction (a "Post-Completion Dispute"):

27.2.1

the Buyer, on behalf of itself and the present and future members of the Buyer's Group, hereby consents to the Law Firms' continuing to act for, or being engaged by, Sellers in such Post-Completion Dispute and, to the extent permitted by Applicable Law, hereby waives any conflict of interest arising therefrom;

27.2.2

the Buyer, on behalf of itself and the present and future members of the Buyer's Group, acknowledges that such consent and waiver is voluntary, has been carefully considered and made after consultation with counsel;

27.2.3

notwithstanding anything to the contrary in this Agreement, in any Post-Completion Dispute, to the extent that any Company Information is in a Law Firm's possession as of Completion, such Company Information may be used on behalf of Sellers in connection with such Post-Completion Dispute;

27.2.4

in any Post-Completion Dispute, the Buyer, on behalf of itself and the present and future members of the Buyer's Group, waives the right to present any Law Firm Work Product that is entitled to the protection of Privilege under Applicable Law as evidence in any action arising out of or related to any Post-Completion Dispute; and

27.2.5

the Buyer, on behalf of itself and the present and future members of the Buyer's Group, waives any right to access any Law Firm Work Product or files of a Law Firm that are in the possession of that Law Firm and are related to this Agreement, the Transaction Documents and the Transaction, except as reasonably necessary in connection with any action that is not a Post-Completion Dispute.

28.	LAW AND JURISDICTION

28.1	This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by, and shall be construed in accordance with, English law.

28.2

The English courts will have exclusive jurisdiction in relation to any dispute or claim which arises out of or in connection with this Agreement (including without limitation any non-contractual obligations). The Parties irrevocably agree to submit to that jurisdiction.

This Agreement has been duly EXECUTED AS A DEED and is delivered on the date first stated above.

SCHEDULE 1

SELLERS

(1) Seller	(2) Total shares held in WDL	(3) Total shares held in PNR	(4) Total shares held in ECL	(5) No. Sale Shares		(6) WDL Relevant Percentage (%)	(7) PNR Relevant Percentage (%)	(8) ECL Relevant Percentage (%)	(9) Adjustment Percentage (%)
	1,850 Ordinary Shares	11.91 Unlimited Ordinary Shares	5.96 Ordinary Shares	WDL Shares:	1,110 Ordinary Shares	11.91	11.91	5.96	11.91
				PNR Shares:	7.146 Unlimited Ordinary Shares
				ECL Shares:	2.55428571684 Ordinary Shares
	450 Ordinary Shares	2.90 Unlimited Ordinary Shares	1.45 Ordinary Shares	WDL Shares:	270 Ordinary Shares	2.90	2.90	1.45	2.90
				PNR Shares:	1.74 Unlimited Ordinary Shares
				ECL Shares:	0.62142857205 Ordinary Shares
	2,990 Ordinary Shares	19.25 Unlimited Ordinary Shares	9.63 Ordinary Shares	WDL Shares:	1,794 Ordinary Shares	19.25	19.25	9.63	19.25
				PNR Shares:	11.55 Unlimited Ordinary Shares
				ECL Shares:	4.12714286127 Ordinary Shares
	660 Ordinary Shares	4.25 Unlimited Ordinary Shares	2.12 Ordinary Shares	WDL Shares:	396 Ordinary Shares	4.25	4.25	2.12	4.25
				PNR Shares:	2.55 Unlimited Ordinary Shares
				ECL Shares:	0.90857142948 Ordinary Shares
	460 Ordinary Shares	2.96 Unlimited Ordinary Shares	1.48 Ordinary Shares	WDL Shares:	276 Ordinary Shares	2.96	2.96	1.48	2.96
				PNR Shares:	1.776 Unlimited Ordinary Shares
				ECL Shares:	0.63428571492 Ordinary Shares

	1,200 Ordinary Shares	7.73 Unlimited Ordinary Shares	3.86 Ordinary Shares	WDL Shares:	720 Ordinary Shares	7.73	7.73	3.86	7.73
				PNR Shares:	4.638 Unlimited Ordinary Shares
				ECL Shares:	1.65428571594 Ordinary Shares
	7,690 Ordinary Shares	0 Unlimited Ordinary Shares	0 Ordinary Shares	WDL Shares:	4,614 Ordinary Shares	49.52	0	0	34.43
				PNR Shares:	0 Unlimited Ordinary Shares
				ECL Shares:	0 Ordinary Shares
	0 Ordinary Shares	49.50 Unlimited Ordinary Shares	75.50 Ordinary Shares	WDL Shares:	0 Ordinary Shares	0	49.50	75.50	15.08
				PNR Shares:	29.7 Unlimited Ordinary Shares
				ECL Shares:	32.35714288950 Ordinary Shares
	230 Ordinary Shares	1.50 Unlimited Ordinary Shares	0 Ordinary Shares	WDL Shares:	138 Ordinary Shares	1.48	1.50	0	1.49
				PNR Shares:	0.9 Unlimited Ordinary Shares
				ECL Shares:	0 Ordinary Shares
TOTAL	15,530 Ordinary Shares	100 Unlimited Ordinary Shares	100 Ordinary Shares	WDL Shares:	9,318 Ordinary Shares	100	100	100	100
				PNR Shares:	60 Unlimited Ordinary Shares
				ECL Shares:	42.8571429 Ordinary Shares

SCHEDULE 2
THE GROUP

Company Name:	White Desert Ltd
Registered number:	05655519
Registered office:
Date and place of incorporation:
Accounting reference date:
Issued share capital:
Directors:
Secretary:	N/A
Shareholder(s):	The Sellers in the proportions set out in Schedule 1
Charges:	N/A

Company Name:	White Desert Africa (Pty) Ltd
Registered number:
Registered office:
Date and place of incorporation:
Accounting reference date:
Issued share capital:
Directors:
Secretary:	None
Shareholder(s):	WDL 100%
Charges:	N/A

Company Name:	White Desert Investments (Pty) Ltd
Registered number:
Registered office:
Date and place of incorporation:
Accounting reference date:
Issued share capital:
Directors:
Secretary:	None
Shareholder(s):	WDL 100%
Charges:	N/A

Company Name:	White Desert Car Rental (Pty) Ltd
Registered number:
Registered office:
Date and place of incorporation:
Accounting reference date:
Issued share capital:
Directors:
Secretary:	None
Shareholder(s):	White Desert Investments Pty Ltd
Charges:	N/A

Company Name:	PNR Airways Ltd
Registered number:
Registered office:
Date and place of incorporation:
Accounting reference date:
Issued share capital:
Directors:	Gael Duchenne Vanida Paupiah
Secretary:	Sanlam Trustees International Limited
Management Company	Sanlam Trustees International Limited
Shareholder(s):	The Sellers in the proportions set out in Schedule 1
Charges:

Company Name	Echo Charlie Ltd
Registered number:
Registered office:
Date and place of incorporation:
Accounting reference date:
Issued share capital:
Directors
Secretary	Sanlam Trustees International Limited
Management Company	Sanlam Trustees International Limited
Shareholder(s)	The Sellers in the proportions set out in Schedule 1
Charges:

SCHEDULE 3
SELLER WARRANTIES

PART 1 - FUNDAMENTAL WARRANTIES

1.	TITLE

1.1	Such Seller is the sole legal and beneficial owner of:

1.1.1	the shares in WDL set out opposite such Seller's name in column (2) of the table in Schedule 1;

1.1.2	the shares in PNR set out opposite such Seller's name in column (3) of the table in Schedule 1; and

1.1.3	the shares in ECL set out opposite such Seller's name in column (4) of the table in Schedule 1.

1.2

Such Seller has not granted any Encumbrance (other than any Encumbrance provided for in any Constitutional Documents, any Transaction Document or otherwise imposed by Applicable Law) over or in respect of any of:

1.2.1	the shares in WDL set out opposite such Seller's name in column (2) of the table in Schedule 1;

1.2.2	the shares in PNR set out opposite such Seller's name in column (3) of the table in Schedule 1; and

1.2.3	the shares in ECL set out opposite such Seller's name in column (4) of the table in Schedule 1,

whether by virtue of any agreement, arrangement, commitment or understanding, or otherwise.

1.3

Such Seller has the right to exercise all voting and other rights over and has the right to transfer legal and beneficial title to the Sale Shares set out opposite such Seller's name in column (5) of the table set out in Schedule 1.

1.4

Except pursuant to the Transaction Documents, there are no subsisting agreements, arrangements, commitments or understandings which provide for the present or future, transfer, issue, redemption or grant to any person the right (whether conditional or otherwise) to require the transfer or redemption of any of the Sale Shares held by such Seller.

1.5

Except pursuant to the Transaction Documents, such Seller has not granted any person any right (exercisable now or in the future and whether contingent or not) to call for or require the allotment, issue, creation or transfer of any shares or any other share capital, loan capital or other securities in any Group Company.

2.	CAPACITY

2.1

Such Seller has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents which are to be executed by such Seller at Completion in accordance with their respective terms, and are freely able to do so without requiring the consent, approval or authority of any other person.

2.2

This Agreement and the other Transaction Documents to which such Seller is a party constitute (or shall constitute when executed and delivered) valid, legal and binding obligations on such Seller in accordance with their respective terms.

2.3	The execution and delivery by such Seller of, and the performance of such Seller's obligations under, this Agreement and all other Transaction Documents to be executed by such Seller will not:

2.3.1	conflict with or result in a breach of or constitute a default under any agreement or instrument to which such Seller is a party;

2.3.2	conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to such Seller; or

2.3.3

in the case of a Seller that is a body corporate, conflicts with or breaches the terms of such Seller's articles of association, bylaws, charter, trust deed, or other such constitutional documents as may apply in respect of such Seller.

3.	DULY INCORPORATED

3.1

If such Seller is a body corporate, that Seller is validly existing under the laws of its incorporation and has full power under its memorandum and articles of association (or equivalent) to conduct its business as conducted as at the date of this Agreement.

4.	DISPUTES

4.1

Such Seller is not involved in any dispute or litigation, arbitration, mediation or other proceedings in any way relating to a Group Company or the Sale Shares owned by such Seller (including as to the title to such Sale Shares or the ability to transfer such Sale Shares), nor are there any facts, matters or circumstances of which such Seller is aware which are likely to result in any such dispute or litigation, arbitration, mediation or other proceedings.

5.	SELLER SOLVENCY

5.1	Such Seller has not at any time:

5.1.1	been the subject of a bankruptcy order;

5.1.2	had a bankruptcy petition filed against such Seller;

5.1.3

had an administrator appointed, no notice has been given or filed with the court of an intention to appoint an administrator and no petition or application has been presented, or order made, for the appointment of an administrator;

5.1.4	had a receiver or administrative receiver appointed, nor any notice given of the appointment of any such person;

5.1.5	had a petition presented, order made, or resolution passed for winding up or for the appointment of a liquidator or provisional liquidator;

5.1.6	entered into a compromise or arrangement with creditors (within the meaning of applicable insolvency laws) has been made;

5.1.7	entered into an individual voluntary arrangement, a deed of arrangement or into any other composition or arrangement with creditors in satisfaction of such Seller's debts; or

5.1.8	had any distress, execution or other process levied or applied for in respect of the whole or any part of any of such Seller's property or assets,

and such Seller is not aware of any facts, matters, or circumstances in existence which are likely to result in any of the foregoing matters.

6.	SELLER COMPLIANCE

6.1	Such Seller has not at any time:

6.1.1	been the subject of Sanctions;

6.1.2	so far as such Seller is aware, been an Affiliate of a person who is subject to Sanctions; or

6.1.3	been investigated or convicted of any offence under Anti-Corruption Law or AML Law.

PART 2 – BUSINESS WARRANTIES

1.	THE GROUP

General

1.1	The particulars and information set out in Schedule 2 in relation to the Group are true and accurate.

1.2	WDL, PNR, ECL, or another Group Company is the legal and beneficial owner of the entire issued share capital of each Subsidiary free from any Encumbrances.

1.3

Other than the Group Companies set out in Schedule 2 no Group Company owns or has historically owned, any legal or beneficial interest in the share capital or other securities of any other body corporate.

Constitutional Documents

1.4	True and complete copies of the Constitutional Documents of each Group Company have been disclosed in the Data Room.

1.5	Each Group Company has complied in all material respects with its Constitutional Documents.

Share Capital

1.6

The shares listed in column (2) of the table set out in Schedule 1 constitute the whole of the allotted and issued share capital of WDL and are validly allotted and issued and fully paid up (or credited as fully paid up).

1.7

The shares listed in column (3) of the table set out in Schedule 1 constitute the whole of the allotted and issued share capital of PNR and are validly allotted and issued and fully paid up (or credited as fully paid up).

1.8

The shares listed in column (4) of the table set out in Schedule 1 constitute the whole of the allotted and issued share capital of ECL and are validly allotted and issued and fully paid up (or credited as fully paid up).

1.9

Except pursuant to the Transaction Documents, there are no subsisting agreements, arrangements, commitments or understandings which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any share, security or loan capital in or in respect of any Group Company (including any option or right of pre-emption or conversion).

Filings and Records

1.10

Within the three (3) years prior to the date of the Agreement, all material returns, particulars, resolutions and documents required by Applicable Law to be filed with or delivered to the applicable Corporate Registry in respect of a Group Company has been duly filed or delivered (as the case may be) within the relevant time limits, and when so filed were in accordance with Applicable Law in all material respects.

1.11	The statutory books and registers of each Group Company:

1.11.1	are complete and accurate in all material respects;

1.11.2	are up to date in all material respects;

1.11.3	have been maintained and retained in accordance with the Applicable Law in all material respects; and

1.11.4	are in the possession or under the control of the Group.

Corporate Compliance

1.12	Each Group Company has in the five (5) years prior to the date of this Agreement in all material respects complied with and conducted its affairs in accordance with Applicable Law.

1.13	Each Group Company has complied in all material respects with Applicable Law in connection with:

1.13.1	the allotment or issue of any shares or other securities;

1.13.2	any alteration, redemption, repurchase of its share capital; and

1.13.3	in relation to all distributions and dividends declared, made or paid.

Directors and Officers

1.14

No Director is, or has at any time within the three (3) years prior to the date of the Agreement been, subject to any disqualification order under the Company Directors Disqualification Act 1986 or under any other Applicable Law relating to the disqualification of directors and officers, or, so far as the Sellers are aware, is (or was at any time within the three (3) years prior to the date of the Agreement) the subject of any investigation or proceedings capable of leading to a disqualification order being made.

1.15

No Group Company is under any obligation to indemnify any Director or other officer or employee thereof in respect of any liability which would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust in relation to a Group Company, save to the extent provided for in any Constitutional Document.

1.16	There is no person who could be considered a shadow director of any Group Company.

2.	SOLVENCY

2.1	No Group Company is:

2.1.1	unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or, in any other jurisdiction, analogous provisions under the applicable insolvency legislation);

2.1.2	the subject of an order or petition presented or meeting convened for the purpose of considering a resolution for the winding up of such Group Company, nor has any such resolution been passed; or

2.1.3	the subject of a process which is reasonably likely to lead to such Group Company being dissolved and its assets being distributed among its creditors or shareholders,

and so far as the Sellers are aware: (i) no such circumstance, order, petition or process is pending; and (ii) there are no facts, matters, or circumstances that are reasonably likely to result in the foregoing.

2.2	No Group Company has been notified in writing of any steps taken (in any jurisdiction, and whether in or out of court) to initiate any process whereby:

2.2.1	any receiver (including any administrative receiver) is appointed in respect of the whole or any part of any of the assets, property or undertaking of such Group Company;

2.2.2

any administrator is appointed in relation to such Group Company, or any notice is given of an intention to appoint an administrator (whether by such Group Company, the Directors, a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986) or otherwise); or

2.2.3

any person is appointed to manage the affairs, business, assets, property or undertaking of such Group Company on behalf of some or all of the creditors or the holder(s) of a charge over any part of the assets of such Group Company, and so far as the Sellers are aware no such actions have been proposed.

2.3

No composition in satisfaction of or moratorium in respect of the debts of a Group Company or scheme of arrangement of their respective affairs or compromise or arrangement between each of them and their respective creditors and/or members or any class of its creditors and/or members has been, so far as the Sellers are aware, proposed, sanctioned or approved.

2.4

So far as the Sellers are aware, no distress, distraint, charging order, garnishee order, execution or other process been levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of a Group Company.

2.5

So far as the Sellers are aware, no Group Company has been a party to any transaction with any person which, in the event of such person going into liquidation or being the subject of an administration order or a bankruptcy order, will constitute (whether in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts pursuant to the Insolvency Act 1986 or analogous legislation.

2.6

None of the Sale Shares were, or represent assets that were, the subject of a transfer at an undervalue (within the meaning of section 238 or 339 of the Insolvency Act 1986) within the three (3) years prior to the date of this Agreement.

3.	FINANCIAL INFORMATION

WDL Accounts

3.1	The WDL Accounts have been prepared:

3.1.1

in accordance with the standards, principles and practices specified on the face of the WDL Accounts and in compliance with the provisions of the Act and further in accordance with accounting standards, policies, principles and practices generally accepted in the United Kingdom; and

3.1.2	on a basis consistent with that adopted in preparing the accounts of the WDL Group for the previous three (3) years,

so as to give a true and fair view of the assets and liabilities, and state of affairs of the WDL Group at the Accounts Date and of the profits and losses for the period concerned.

PNR Accounts

3.2	The PNR Accounts have been prepared:

3.2.1

in accordance with the standards, principles and practices specified on the face of the PNR Accounts and in compliance with the provisions of Applicable Law and further in accordance with accounting standards, policies, principles and practices generally accepted in Mauritius; and

3.2.2	on a basis consistent with that adopted in preparing the accounts of PNR for the previous three (3) years,

so as to give a true and fair view of the assets and liabilities, and state of affairs of PNR at the Accounts Date and of the profits and losses for the period concerned.

Management Accounts

3.3	The Management Accounts for:

3.3.1	WDL have been prepared using to, the extent relevant, accounting policies which are materially consistent with those adopted in the preparation of the WDL Accounts; and

3.3.2	PNR have been prepared using to, the extent relevant, accounting policies which are materially consistent with those adopted in the preparation of the PNR Accounts.

3.4

The Management Accounts, having regard to the purpose for which they were prepared, are not misleading in any material respect and give a materially accurate view of the assets and liabilities of the member of the Group to which they relate as at the date on which they are prepared and the income and expenses of each member of the Group for period ending on such date.

Financial Records

3.5	All accounts, books, ledgers and other financial records of the Group:

3.5.1	are in the exclusive possession of a Group Company;

3.5.2	have been maintained in all material respects in accordance with any Applicable Law; and

3.5.3	are up to date in all material respects.

3.6

Each Group Company has made available to its auditors all the information necessary for them to perform their audit and review procedures and, so far as the Sellers are aware, no information has been withheld that would, had the information been disclosed, change the opinion or conclusions made by the auditor for the audited financial year end financial statements.

3.7

The Group has in place reasonable (in the context of the business undertaken by the Group) systems and controls to allow the preparation of each Group Company's financial statements to the standard required by Applicable Law and as required by applicable accounting standards.

Off-balance sheet arrangements

3.8	All assets in which a Group Company has an interest are either accounted for in its accounting records or are disclosed in the Accounts or the Management Accounts.

3.9	All liabilities (actual or contingent) for which a Group Company has a responsibility are accounted for in its accounting records or disclosed in the Accounts or the Management Accounts.

3.10

No Group Company is, or has been in the three (3) years prior to the date of this Agreement, party to any transaction or arrangement the main purpose of which was the removal or exclusion of an asset or liability (including a contingent liability) from the Accounts.

3.11

There are no outstanding liabilities (whether actual or contingent) between any Group Company, on the one hand, and any third party, on the other hand, which are in excess of $10,000 and which are not included or otherwise fully provided for in the Accounts or the Management Accounts.

4.	SINCE THE ACCOUNTS DATE

Since the Accounts Date:

4.1	the Business has been carried on in the ordinary course so as to maintain it as a going concern and without any material interruption or alteration in the nature, scope, or manner of such Business;

4.2	there has been no Material Adverse Effect;

4.3

there has been no material change by a Group Company in the policies or practices associated with the issue of invoices, the collection of debts, payment of trade creditors, or management of inventory, and no part of the debts included in the Accounts has been materially discounted, waived, released, or compromised, or settled other than at the full value shown in such accounts;

4.4	other than trade credit in the ordinary course of its business:

4.4.1	no Group Company has borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise) or granted any security; and

4.4.2	no Group Company has repaid any loan or loan capital in whole or in part or has become liable to be so repaid;

4.5	no Group Company has entered into any material Contract outside the ordinary course of its business;

4.6

the aggregate value of the transactions on capital expenditure by the Group does not exceed $7,000,000 and the aggregate amount or value of the Group's outstanding commitments to enter into such transactions does not exceed $7,000,000;

4.7	no dividend or other distribution has been declared, paid or made by a Group Company that has not been fully provided for in the Management Accounts;

4.8	no share, security or loan capital has been issued or allotted or agreed to be issued or allotted by a Group Company;

4.9	no Group Company has redeemed or purchased or agreed to redeem or purchase, and has not become liable to repay, any of its share, security or loan capital (whether, in each case, in whole or part);

4.10

no Group Company has paid any amounts to a Seller or a person connected with a Seller (other than any amounts to a Seller or a person connected with a Seller in the ordinary course of business including in respect of any salaries, consultancy fees, reasonable expenses properly incurred, loan payments, bonuses, or dividends);

4.11

no shareholder resolutions or consents (including any resolutions or consents of any class of shareholders) of a Group Company have been passed or given, except for those representing the ordinary business of an annual general meeting; and

4.12	no Group Company has entered into a binding commitment to do any of the foregoing.

5.	COMMERCIAL MATTERS

Key Relationships

5.1

A true and complete list of the top 20 customers of the Group by revenue over the twelve-month period ended on the Accounts Date and during the Current Accounting Period (the "Key Customers") is set out in the Disclosure Letter.

5.2

A true and complete list of the top 20 key suppliers of the Group by value of supplies made to the Group over the twelve-month period ended on the Accounts Date and during the Current Accounting Period (the "Key Suppliers") is set out in the Disclosure Letter and copies of each such contract are included in the Data Room.

5.3	In the twelve-month period preceding the date of this Agreement, no Key Supplier has:

5.3.1	ceased to deal, or materially reduced the trade it does, with the Group;

5.3.2	materially altered the terms on which it deals with the Group; or

5.3.3	so far as the Sellers are aware, confirmed (whether in writing or otherwise) that it intends to cease to deal with the Group;

and, so far as the Sellers are aware, there is no reason that any such Key Supplier will take any of the foregoing actions, whether as a result of the Transaction or otherwise.

5.4

No Group Company has received a complaint within the twelve (12) months prior to the date of this Agreement from any customers alleging that its services were inadequate or failed to match their description, or about the quality of the services provided.

Trading Amounts

5.5

A true and complete list as at the date falling two Business Days prior to the date of this Agreement showing the names and the amounts outstanding in respect of all creditors owed in excess of $10,000 for any individual item or $50,000 in the aggregate by the Group is set out in the Disclosure Letter.

5.6	No part of any of the amounts referred to in paragraph 5.5 above was incurred other than in the ordinary and proper course of the business of the Group, with a Group Company being the original debtor.

5.7

A true and complete list as at the date falling two Business Days prior to the date of this Agreement showing the names and amounts outstanding in respect of all debtors owing in excess of $10,000 for any individual item or $50,000 in aggregate to the Group is set out in the Disclosure Letter.

5.8	No part of the debts referred to in paragraph 5.7 above:

5.8.1	constitutes any form of debt other than trade debts arising in the ordinary and proper course of the business of the Group, with the Group as the original creditor;

5.8.2	has been released by the relevant Group Company on terms that the debtor has paid less than the full value of such debt; or

5.8.3	so far as the Sellers are aware:

(a)	is subject to any dispute or challenge (whether in whole or part);

(b)	is subject to any valid defence, withholding, right of counter-claim or set off, or other deduction.

Effect of the Transaction

5.9

Neither the acquisition of the Sale Shares by the Buyer nor the execution and delivery of, and compliance with the terms of, this Agreement and the Transaction Documents will, so far as the Sellers are aware:

5.9.1

give rise to, or cause to become exercisable, any option over the Sale Shares or right of pre-emption or otherwise entitle any person to acquire, or affect the entitlement of any person to acquire, any shares in a Group Company;

5.9.2	entitle any person to receive from a Group Company any finder's fee, brokerage or other commission;

5.9.3	result in any officer or employee:

(a)	leaving the employment of the Group; or

(b)	being entitled to receive any bonus or commission;

5.9.4	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets, property or undertaking of the Group; or

5.9.5

result in any present indebtedness of the Group becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or any Facility (as defined in paragraph 6.3 of Part 2 to Schedule 3) being withdrawn or terminated.

5.10	No Group Company has any liability for any costs or expenses incurred in connection with the Transaction other than the Transaction Costs.

6.	FINANCE AND SECURITY

Bank accounts

6.1	A true and complete list of all bank and deposit accounts of the Group are set out in the Disclosure Letter.

6.2	The Group has in place reasonable (in the context of the business undertaken by the Group) policies and procedures to protect any customer deposits or funds as required by Applicable Law.

Indebtedness

6.3

The Group does not have in place any overdrafts, loans, debentures, documentary credits, acceptance credits, invoice discounting arrangements, interest rate or currency swaps, or any other financial instruments, options or facilities of any kind outstanding in respect of and/or available to the Group (together the "Facilities") save for company credit cards.

6.4

The Group: (i) has not lent any money to any person which remains outstanding; (ii) is not subject to any outstanding loans or other financing liabilities and obligations in the nature of borrowed moneys and overdrafts and other debt like items; and (iii) has no other outstanding indebtedness, in each case excluding trade debt and current liabilities arising in the ordinary course of business, any amounts in respect of Tax, and any amounts included in the calculation of the Estimated Indebtedness Amount.

6.5

The Group has not in the three (3) years prior to the date of this Agreement factored any of its debts, and so far as the Sellers are aware, the Group has not engaged in borrowing or financing of a type which is not shown or reflected in the Accounts.

Guarantees and indemnities

6.6

No Group Company has created or entered into or agreed to create or enter into any guarantee, indemnity, counter-indemnity, suretyship, performance bond, letter of comfort or similar arrangement of any nature in respect of any debt, liability or obligation of any person which remains outstanding.

6.7

No person has created or entered into or agreed to create or enter into any guarantee, indemnity, counter-indemnity, suretyship, performance bond, letter of comfort or similar arrangement of any nature which remains outstanding in respect of any debt, liability or obligation of a Group Company.

Security

6.8

No Group Company has created, granted or entered into or agreed to create, grant or enter into any mortgage, charge, debenture, pledge, lien, assignment or other security agreement or security arrangement of any nature (whether relating to itself, any Seller or any connected persons of any Seller, or otherwise) which remains outstanding.

6.9

No outstanding floating charge affecting the assets of a Group Company has crystallised, nor, so far as the Sellers are aware, has any outstanding charge or Encumbrance become enforceable (whether or not any enforcement steps have been taken or threatened) and the Sellers are not aware of any fact, matter or circumstance in existence which is likely to cause any such floating charge to crystallise or any such charge or Encumbrance to become enforceable.

Grants and Subsidies

6.10	No Group Company has received any grants or subsidies from any person which are subject to repayment or clawback and which remain outstanding.

6.11	In the three (3) years prior to the date of this Agreement, no Group Company has made any application for a grant or subsidy from any person.

Loans to Directors

6.12	There is no outstanding loan made by any Group Company to, or debt owing to any Group Company by, a Seller or any Director or Employee, or any person connected with any of them.

7.	CONTRACTUAL ARRANGEMENTS

Terms of business

7.1

The Data Room contains copies of all Material Contracts and the standard terms upon which a Group Company contracts with its customers, as well as any Contracts which are material to a Group Company's business, which are in force at the date of this Agreement and which deviate from such standard terms.

Material contracts

7.2	No Group Company is a party to or subject to any Contract which is not set out in the Disclosure Letter (and a copy of which is not provided in the Data Room) which is in force and which:

7.2.1	has not been entered into in the ordinary course of business or on arm's length terms;

7.2.2	is made with any Affiliates (including the Sellers or their Affiliates or any former shareholder or director of a Group Company);

7.2.3

constitutes or includes any material offer, tender, bid or proposal which is outstanding and which is capable of being converted into an obligation on the part of a Group Company by acceptance or other act of some other person;

7.2.4	provides for the sale of any of the business, properties or assets of a Group Company other than in the ordinary course of the Business;

7.2.5	grants to any person any preferential rights to purchase any of the properties or assets of any Group Company;

7.2.6

provides for the acquisition by the Group of any operating business, properties, or assets whether by merger, amalgamation, arrangement, purchase or sale of shares or assets or otherwise (save for the purchase of inventory or supplies entered into in the ordinary course of the Business);

7.2.7	grants to any person other than a Group Company any exclusive licence, supply, distribution or other rights, "most favoured nation" or rights of first refusal or first negotiation;

7.2.8	limits, curtails or restricts:

(a)	the ability of a Group Company to compete in any geographical area, market or line of business;

(b)	the persons to whom a Group Company may sell products or deliver services; or

(c)	restricts the persons a Group Company may hire or solicit for hire.

Joint ventures

7.3	No Group Company is, nor has it made any binding written commitment to become:

7.3.1	a member of or participant in any joint venture, consortium, partnership or other unincorporated association, body or undertaking; or

7.3.2	a party to any agreement, arrangement or understanding for sharing commissions or other income.

Defaults

7.4	So far as the Sellers are aware, each Material Contract constitutes valid, legal and binding obligations on all of the parties thereto which are enforceable in accordance with its terms.

7.5

So far as the Sellers are aware, there are no material breaches or defaults of any nature on the part of a Group Company under or pursuant to any Material Contract and, so far as the Sellers are aware there are no:

7.5.1	material breaches or defaults of any nature on the part of any other contracting party; or

7.5.2	facts, matters or circumstances in existence which are likely to result in any such material breach or default on the part of any contracting party.

7.6

No Group Company has received from, or given to, any person any notice in writing expressing any threat or intention or claiming any right to terminate, rescind, avoid, repudiate or disclaim any Material Contract.

7.7

So far as the Sellers are aware, there are no grounds nor has any event occurred nor do any facts, matters or circumstances exist which are likely to result in the termination, rescission, avoidance, repudiation or disclaimer of any Material Contract.

Related party transactions

7.8

There are no subsisting and outstanding debts, liabilities (actual, contingent or otherwise) or obligations owed by or from a Group Company, on the one hand, to any of the Sellers (or Affiliates of any Sellers), on the other hand, (save for any liabilities owed to such Seller or its Affiliates in the ordinary course of business in respect of any due but unpaid salaries, consultancy fees, reasonable expenses properly incurred, loan payments, bonuses, or declared but unpaid dividends) nor any written and binding agreement, arrangement or commitment under which any such matters will arise.

7.9	No Seller (or their connected persons):

7.9.1

is engaged in any transaction, agreement, contract, commitment, arrangement or understanding with a Group Company (other than payments made to, and other compensation provided to, officers, managers and consultants in the ordinary course of business);

7.9.2	receives income from any source other than a Group Company in relation to the Business which should properly accrue, or should have properly accrued, to a Group Company;

7.9.3	owns or has any rights in or to any of the assets, properties or rights owned, used or leased by a Group Company; or

7.9.4

is a director or officer of, or so far as the Sellers are aware, has any direct or indirect interest in any firm, corporation, association or business enterprise which is a supplier, customer or sales agent of a Group Company.

8.	ASSETS

Title

8.1

A Group Company is the full and sole legal and beneficial owner of all of the assets (including the Camps) identified as being owned by that Group Company in the Accounts (except as otherwise expressly provided in the Accounts or those disposed of since the Accounts Date in the ordinary and proper course of business), and any asset acquired by that Group Company since the Accounts Date (except those since disposed of in the ordinary and proper course of business).

8.2

None of the assets (including the Camps), property, undertaking or goodwill owned by a Group Company is subject to any Encumbrance, or to any agreement, arrangement or binding written commitment to create or give rise to any Encumbrance other than Encumbrances arising by operation of law or retention of title claims arising in the ordinary course of business and, so far as the Sellers are aware, no person has claimed or is entitled to any such Encumbrance.

8.3

The Group is in exclusive possession and control of all the tangible assets (including the Camps) identified as being owned by the Group in the Accounts (except as otherwise provided in the Accounts or those disposed of since the Accounts Date in the ordinary and proper course of business) or acquired by the Group since the Accounts Date (except those since disposed of in the ordinary and proper course of business), and no such tangible asset is shared with any other person at any time.

8.4

The Group owns and is entitled to use (free from any Encumbrances), or at the relevant time did own and was entitled to use, all of the assets necessary to enable the Group to carry on the Business as currently carried on and has carried on in the last twelve (12) months or the Group has (or had at the relevant time) a valid contractual right to use such assets.

Adequacy

8.5

So far as the Sellers are aware, the assets of the Group and the facilities and services to which the Group has a contractual right include all rights, properties, assets, facilities and services necessary or desirable for the carrying on of the Business in the manner in which it is currently carried on.

8.6	The Group does not depend upon the use of assets owned by or facilities provided by any Seller or any of its connected persons.

Condition

8.7	The plant, machinery, office equipment, computer systems and vehicles with a net book value in excess of $10,000 used by each Group Company in connection with the Business are:

8.7.1	in reasonable working order (having regard to its age and normal wear and tear);

8.7.2	have been regularly maintained;

8.7.3	are capable of being used for the purposes for which they are used; and

8.7.4	comply with all requirements of Applicable Law.

Insurance

8.8	Each Group Company's respective insurance cover which it has the benefit of complies with its obligations under Applicable Law.

8.9	Details of all current insurances effected by or for the benefit of a Group Company are set out in the Data Room.

8.10	In respect of all insurance referred to in paragraph 8.9:

8.10.1	all premiums have been duly paid to date;

8.10.2	no Group Company has received any written notification that any such insurance is not valid or enforceable; and

8.10.3	so far as the Sellers are aware, there are no reasons that any of such insurances will be revoked, voided, or not renewed on materially similar terms.

8.11	No claim is outstanding under any of the policies of insurance and, so far as the Sellers are aware, no facts, matters, or circumstances exist which are likely to result in such a claim.

9.	DISPUTES AND INVESTIGATIONS

Litigation and proceedings

9.1

No Group Company is and, so far as the Sellers are aware, no person for whom a Group Company is vicariously liable is, or has been in the period of three (3) years prior to the date of this Agreement, engaged in any capacity in any litigation, administrative proceedings, mediation or arbitration proceedings, or other dispute resolution proceedings or hearings, in each case in relation to the business and affairs of the Group and with a quantum of claim in excess of $30,000.

9.2

No Director or other officer (past or present) of a Group Company is, or has been in the period of three (3) years prior to the date of this Agreement in relation to the business and affairs of such Group Company, engaged in or subject to any of the proceedings mentioned in paragraph 9.1 above.

9.3

No such proceedings as are referred to in paragraphs 9.1 to 9.2 have been notified in writing to the Group and, so far as the Sellers are aware, no such proceedings are threatened or are pending and there are no facts, matters or circumstances in existence which are likely to result in any such proceedings.

9.4	No Group Company is subject to any:

9.4.1	judgment, order, decree, arbitral award, or other decision or ruling of a court, tribunal, arbitrator, or other Governmental Authority; or

9.4.2	settlement, compromise, or similar agreement with any person,

which contains ongoing obligations on a Group Company, and so far as the Sellers are aware, there are no pending instances of the foregoing.

9.5

Neither the Group Company nor any person acting on a Group Company's behalf has given any undertaking or assurance to any court, tribunal, arbitrator, or other Governmental Authority which is contains ongoing obligations.

Investigations

9.6

In each case in relation to the business and affairs of the Group, no investigation, audit, or inquiry of any Governmental Authority is ongoing or has taken place in the past three (3) years immediately preceding the date of this Agreement against a Group Company or any Director or other officer or employee (present or, so far as the Sellers are aware, past) of a Group Company.

9.7

So far as the Sellers are aware, no Group Company has been notified in writing that any investigation, audit, or inquiry of the kind mentioned in paragraph 9.5 is pending or threatened, and there are no facts, matters, or circumstances which are reasonably likely to result in any such investigation, audit, or inquiry.

9.8

There is no dispute between a member of the Group, on the one hand, and any Governmental Authority in relation to the affairs of the Group and, so far as the Sellers are aware, there are no facts, matters or circumstances in existence which are reasonably likely to result in any such dispute.

10.	GENERAL COMPLIANCE

Legal compliance

10.1	The Group has in the five (5) years prior to the date of this Agreement conducted its business in accordance with the Applicable Law in all material respects.

Licences and consents

10.2

The Group (or Patrick Woodhead on behalf of the Group) has obtained all material licences (including statutory licences), permits, permissions, approvals, clearances, authorisations and consents (together the "Authorisations") from any Governmental Authority which are required for the carrying on of the Business in the places and in the manner in which the Business is now carried on.

10.3	A copy of each material Authorisation is included in the Data Room.

10.4	All material Authorisations are in full force and effect, and are not subject to any condition which is personal to any Seller.

10.5

The carrying on of the business and affairs of the Group as presently undertaken does not infringe, breach or constitute a default under the terms or provisions of any of the Authorisations and, so far as the Sellers are aware, there are no facts, matters or circumstances in existence which will result in any Authorisation being suspended, revoked, withdrawn or cancelled in whole or part.

Competition

10.6	So far as the Sellers are aware, the Group has not been and is not a party to any agreement, arrangement, practice or conduct which:

10.6.1

amounts to an infringement, in any jurisdiction in which the Company has assets or conducts business, of any Applicable Law which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, price fixing, resale price maintenance, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of mergers and acquisitions ("Competition Law"); or

10.6.2

is unenforceable or void or renders a Group Company liable to civil, criminal or administrative proceedings under the Competition Law of any jurisdiction in which a Group Company has assets or conducts business.

10.7

No Group Company has been subject to an investigation, inquiry or proceeding by any relevant Governmental Authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which a Group Company has assets or conducts business, and so far as the Sellers are aware, no such investigation, inquiry or proceeding is pending.

10.8

The breakdown of the Group's revenue by jurisdiction contained in Document 1.5.3, is true and accurate in all material respects and does not materially misallocate any revenue to the incorrect jurisdiction.

Anti-Corruption

10.9

Neither a Group Company, nor so far as the Sellers are aware any (i) current or former director, officer or employee of a Group Company (acting in such capacity) or (ii) person who performs or has performed services for or on behalf of a Group Company who is not in business on their own account or in a client/customer relationship (an "Associated Person") has:

10.9.1

authorised, offered, promised or given any financial or other advantage (including, without limitation any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of:

(a)

any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any government or governmental or regulatory agency or authority (including any person owned or controlled by such agency or authority), political party, political candidate or public international organisation; or

(b)	any candidate for political office (or any person acting on such candidate's behalf)

(a "Government Official"), or to another person at the request or with the assent or acquiescence of such Government Official, in each case in order to assist the Group in improperly obtaining or retaining business for or with any person, improperly directing business to any person, or securing any improper advantage, in each case in breach of applicable Anti-Bribery Law; or

10.9.2	taken any other action which constitutes an offence under applicable Anti-Bribery Law.

10.10

The Group has in place reasonable (in the context of the business undertaken by the Group) policies, systems, control and procedures designed: (i) to prevent it and its Associated Persons from violating applicable Anti-Bribery Law; and (ii) for reporting a violation or suspected violation of Anti-Bribery Law, and for ensuring that all such reports are appropriately investigated and acted upon.

Sanctions

10.11	No Group Company has, during the five (5) years prior to the date of this Agreement, entered into any written agreement, transaction or dealing with any Sanctioned Person.

10.12

So far as the Sellers are aware, neither (i) a Group Company, nor (ii) any Director or officer or employee (past or present) of any Group Company (acting in such capacity) has during the five (5) years prior to the date of this Agreement procured, assisted, approved, financed or facilitated any agreement, transaction or dealing entered into by any other person with or for the benefit of any Sanctioned Person (or involving any property thereof) or otherwise in breach of Sanctions.

10.13	The Group is in material compliance with all applicable Sanctions and is not engaged in any activities that, so far as the Sellers are aware, is reasonably likely to result in:

10.13.1	a breach of Sanctions, including facilitation actions;

10.13.2	a Group Company becoming a Sanctioned Person; or

10.13.3	a Group Company entering into a transaction with a Sanctioned Person.

10.14	The Group has in place reasonable (in the context of the business undertaken by the Group) policies, systems, control and procedures designed to ensure compliance with Sanctions.

AML

10.15	No Group Company has in the five (5) years prior to the date of this Agreement received any funds in breach of AML Laws.

10.16	The Group has in place reasonable (in the context of the business undertaken by the Group) policies, systems, control and procedures designed to ensure compliance with AML Laws.

11.	TRAVEL COMPLIANCE

General

11.1	Each Group Company has, at all times in the five (5) years prior to the date of this Agreement, complied in all material respects with its obligations under the Package Travel Regulations.

11.2

WDL has, at all times in the five (5) years prior to the date of this Agreement, complied in all material respects with its requirements as a member of International Association of Antarctic Tour Operators (whether pursuant to such organisation's bylaws or otherwise).

11.3	The Group has in place appropriate systems and policies to ensure the protection and ring-fencing of customer deposits in accordance with Applicable Law.

Permits

11.4

The Group has at all times in the five (5) years prior to the date of this Agreement complied in all material respects with the terms of the applicable Antarctic Permit in effect, including any appendices thereto.

11.5	In relation to the Group's services provided in the Antarctic, such services have been of the kind set out in and approved pursuant to, and in accordance with, the applicable Antarctic Permit.

11.6	So far as the Sellers are aware, there are no facts, matters, or circumstances that are reasonably likely to result in the Antarctic Permit being revoked, suspended, cancelled, or varied.

11.7

All information provided to the FCDO in connection with the Group's application for the Antarctic Permit, including but not limited to any Environmental Evaluation, was when provided true and accurate in all material respects.

11.8	The Group has, when required, provided all information:

11.8.1	required by Antarctic Legislation to be delivered to; or

11.8.2	requested in connection with the Antarctic Permit (and any associated application) by,

the FCDO, and such information was true and accurate in all material respects, when provided.

Antarctic Legislation

11.9	The Group has complied in all material respects with the requirements of Antarctic Legislation applicable to the Business, at all times in the five (5) years prior to the date of this Agreement.

11.10

The Group has complied in all material respects in the five (5) years prior to the date of this Agreement with all applicable specific requirements and advice published in respect of any of the Group’s visits to:

11.10.1	HSM;

11.10.2	ASPA;

11.10.3	ASMA; and

11.10.4	any scientific research stations.

11.11	The Group has complied in all material respects in the five (5) years prior to the date of this Agreement with all general, site specific or regional ATCM guidelines applicable to the Business.

12.	INTELLECTUAL PROPERTY

Ownership

12.1

All Target IPR are owned by or validly licensed to a Group Company under IP Licences, or used under Third Party Services Agreements and all material IP Licences and Third Party Services Agreements are included in the Data Room.

12.2

All rights, title, and interest in and to the Owned IP are solely and exclusively owned by a Group Company legally and beneficially, and free from Encumbrances and not held jointly or in common with any other person.

12.3	A complete and accurate list of all:

12.3.1	Registered IP included in the Owned IP (including the application and/or registration number and the applicable jurisdiction for each such Intellectual Property Rights) and

12.3.2	material unregistered Owned IP,

is set out in the Data Room.

12.4

All Owned IP, and so far as the Sellers are aware all Target IPR owned by a third party, are valid, subsisting and enforceable, and so far as the Sellers are aware nothing has been done or omitted to be done by the Group or by any other person, as a result of which they will cease to be valid and enforceable.

12.5

The Data Room contains complete and accurate copies of all material written licences, agreements, authorisations and permission (other than Off-the-Shelf Licences) which are in force and under which a Group Company:

12.5.1	uses or exploits Intellectual Property Rights owned by any third party; or

12.5.2	has licensed or has agreed in writing to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

12.6	The renewal, registration, application and other official registry fees, and filings required for the protection and maintenance of all Registered IP have been paid or made (as applicable).

Protection of IP

12.7

The Group has taken commercially reasonable actions to protect and maintain the proprietary nature of all Owned IP (including the confidentiality of any Trade Secrets that are included in the Owned IP), and to protect the same against unauthorised use, modification or access thereto, including:

12.7.1

ensuring that inventions and other items protectable by Intellectual Property Rights that have been developed or created by any Employees or former employees of a Group Company in the course of the normal duties of the employee for the relevant Group Company have been vested and/or transferred exclusively (including the right to further develop, modify, amend and the right to license or transfer such Intellectual Property Rights) to the relevant Group Company;

12.7.2

causing all former and current consultants and contractors of the Group to enter into valid and binding written contracts with a member of the Group sufficient to vest title in the relevant Group Company of all Intellectual Property Rights created by such consultant or contractor while employed or engaged by the relevant Group Company; and

12.7.3

implementing and monitoring reasonable measures, which are customary to companies in the industry in which the Group operates, with respect to technical, administrative and physical security to protect and preserve the availability, security, integrity and confidentiality of the Trade Secrets that are included in the Owned IP.

12.8

So far as the Sellers are aware, no Trade Secrets of the Group (and to the extent contractually or otherwise required to do so, the Trade Secrets of third parties in the possession of a Group Company) have in the three (3) years prior to the date of this Agreement been disclosed or permitted to be disclosed to any person (except in the ordinary and normal course of business and under an obligation of confidence), and all such Trade Secrets held outside the Group are subject to contractual confidentiality obligations to which a Group Company is a party and able to enforce. So far as the Sellers are aware, no third party is in breach of any such obligations of confidence.

12.9

None of the Sellers have or retain, and no past or present employee, partner, director, stockholder, member, officer, consultant or contractor of the Group has or retains, any rights to or ownership interest (directly or indirectly, in whole or in part) in any Owned IP.

12.10

No claims have been made in the five (5) years prior to the date of this Agreement or, so far as the Sellers are aware, are pending from any Employees or former employees, consultants, or contractors in respect of compensation for any Intellectual Property Rights transferred to a Group Company.

Licences

12.11	So far as the Sellers are aware, all IP Licences, Off-the-Shelf Licences and Third Party Services Agreements:

12.11.1	are valid and binding;

12.11.2	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

12.11.3	are not the subject of any claim, dispute or proceeding, pending or threatened; and

12.11.4	have, where required, been duly recorded or registered.

12.12

None of the material IP Licences or Third Party Services Agreements is liable to be terminated or otherwise materially affected by the change of control of ownership of the Group on Completion, and the Sellers are not aware of any facts, matters or circumstances in existence which are reasonably likely to result in any of the IP Licences or Third Party Services Agreements not being renewed on the same or substantially the same terms when they expire (other than prices increases the relevant licensor may seek to impose).

12.13

The Group has, and has had at all relevant times, pursuant to the terms of the IP Licences or the Third Party Services Agreements, valid and enforceable rights to use the Target IPR (other than Owned IP) in the manner and to the extent to which the Company is using or has used (as applicable) such Target IPR.

12.14	Except for the IP Licences, the Third Party Services Agreements and the Off-the-Shelf Software Licenses:

12.14.1

no Group Company is a party to any Contract relating to Intellectual Property Rights that are material to the operation of the Business or any consent, coexistence, indemnification, forbearance to sue, license, settlement, distribution, development or other contracts relating to the Target IPR; and

12.14.2

no Owned IP is subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Group to use, exploit, assert or enforce any Owned IP anywhere in the world.

12.15	The Group has all Off-the-Shelf Software Licenses as necessary for the operation of the Business as presently conducted.

12.16

So far as the Sellers are aware, the Group and all counter-parties are in compliance with, the terms of all IP Licences, Off-the-Shelf Licences and Third Party Services Agreements in all material respects.

Sufficiency

12.17	The Target IPR:

12.17.1

so far as the Sellers are aware: (i) constitute all of the Intellectual Property Rights that are material to the operation of the Business as it is presently conducted; and (ii) are sufficient for the Group to operate such Business; and

12.17.2

shall be owned or available for use by the Group immediately after Completion on substantially the same terms and conditions to those under which the Group owned or used such Intellectual Property Rights immediately before Completion.

Infringement

12.18

None of the Owned IP, nor, so far as the Sellers are aware, any of the Target IPR owned by a third party, are subject to a written claim for infringement, challenge, opposition or attack or the subject of any claim for ownership or compensation in each case notified in writing to the Group by any third party or competent authority.

12.19	So far as the Sellers are aware, no third party:

12.19.1

 is currently infringing, misappropriating, violating or otherwise making unauthorised use of the Owned IP and the Group has not acquiesced in writing in relation to any such infringement or other unauthorised use of the Owned IP; and

12.19.2	has at any time in the five (5) years prior to the date of this Agreement infringed, misappropriated, violated or otherwise made unauthorised use of the Target IPR.

12.20	The Group has not acquiesced in writing in relation to any infringement or other unauthorised use of the Target IPR.

12.21

So far as the Sellers are aware, neither the Owned IP nor the activities of the Group have at any time in the five (5) years prior to the date of this Agreement infringed, misappropriated, violated or otherwise made unauthorised use of any third party Intellectual Property Rights or constituted a breach of confidence or act of passing off.

12.22

No Group Company has in the five (5) years prior to the date of this Agreement been a party to or has received or made a threat in writing of litigation or claim of such infringement or other unauthorised use, or been in receipt of or brought a claim relating to such third party Intellectual Property Rights.

13.	INFORMATION TECHNOLOGY

IT system

13.1

A complete and accurate list of all material information technology contracts relating to hardware the Group has purchased for its IT Systems and all Third Party Services Agreements which are in force (the "IT Contracts") is set out in the Data Room.

13.2

The Group has a valid right to use the material IT Systems, and the Group has obtained and there are validly subsisting all necessary rights from third parties to enable it to make use of the material IT Systems as used by it immediately before Completion.

13.3

The IT Contracts are valid and binding and, so far as the Sellers are aware, no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

13.4

The Sellers are not aware of any facts, matters or circumstances in existence which are reasonably likely to result in any of the IT Contracts under which the Company obtains any rights, goods or services not being renewed on the same or substantially the same terms when they expire (other than prices increases the relevant supplier may seek to impose).

13.5

The IT Systems have at all material times in the last three (3) years immediately preceding the date of this Agreement (save for temporary pre-planned maintenance) not been subject to any material service interruption causing material loss or disruption to the Business.

13.6	Any Software installed on the servers of the Group is from a trusted repository and such Software is scanned for any viruses before it is installed.

13.7

Neither any Software owned by the Group nor, so far as the Sellers are aware, licensed thereby has within the last three (3) years immediately preceding the date of this Agreement been infected by any Software virus or accessed by any unauthorised person with the purpose of infecting the IT Systems where any Software virus has resulted in material loss or disruption to the Business.

Maintenance and disaster recovery

13.8	The Group has:

13.8.1

in place reasonable (in the context of the business undertaken by the Group) backup systems in operation to ensure that in the event of any fault in the IT Systems the risk of irrevocable loss is minimised; and

13.8.2

implemented and maintains commercially reasonable (in the context of the business undertaken by the Group) security policies and procedures designed to protect the IT Systems and the confidentiality and integrity of all confidential or Personal Data stored in or transmitted by it.

13.9

The IT Systems have been regularly maintained and the Group has the benefit of reasonable (in the context of the business undertaken by the Group) servicing, maintenance and support or service level agreements with the relevant suppliers.

13.10	The Group provides for the back-up and recovery of material data in the relevant IT Systems on a separate server.

14.	DATA PROTECTION

14.1

The Group has not in the preceding five (5) years suffered any actual material breach of security or any other actual unauthorised third party access leading to the loss, alteration destruction, compromise or unauthorised disclosure of any Personal Data and the Group has passed all regulatory audits to which it has been subject.

14.2

The Group has introduced and applied reasonable (in the context of the business undertaken by the Group) data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data (copies of which are included in the Data Room), and implemented regular staff training on such policies and procedures;

14.3	The Group has at all times in the five (5) years prior to the date of this Agreement been and is in compliance with the Data Protection Laws in all material respects.

14.4

There are no data subject requests made of a Group Company which are outstanding at the date of this Agreement, and the Group has complied with any previous data subject requests as required by Applicable Law.

14.5	The Group has not in the previous two years prior to the date of this Agreement received any:

14.5.1

notice, request, correspondence or other written communication from a Data Protection Authority, or been subject to any enforcement action (including any fines or sanctions), in each case relating to a breach or alleged breach of its obligations under the Data Protection Laws; or

14.5.2

claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, and, so far as the Sellers are aware, there are no facts or circumstances in existence which are likely to result in such a notice, request, correspondence, communication, claim, complaint or enforcement action.

14.6	The Group has only ever processed Personal Data in accordance with the Data Protection Laws. There has been no unauthorised processing of Personal Data by the Group.

14.7

The Group has not made and is not making any illegal or unauthorised collection, use or disclosure of any Personal Data, and there has been no illegal or unauthorised access to, or use or disclosure of, any such Personal Data. The Group has obtained valid consents in respect of its mailing lists and has complied with any data subject opt-out requests.

15.	AI

15.1	The Group's use of AI Technology, including any Generative AI Tools, is in compliance with the Applicable Law.

15.2	So far as the Sellers are aware, the Group has not used any AI Technology in a manner that:

15.2.1	materially adversely affects, or is reasonably likely to materially adversely affect the ownership, validity, or enforceability of any Owned IP;

15.2.2	discloses the confidential information of its customers; or

15.2.3	materially breaches the terms of use of the relevant AI Technology.

16.	PROPERTY

Title

16.1	The particulars relating to the Properties set out in Schedule 9 are true and accurate in all respects.

16.2	The Properties comprise the only land (whether freehold or leasehold) in which the Group has an interest, or which it uses or occupies, other than the Camps.

Leases

16.3	True and complete copies of all leases relating to the Properties are included in the Data Room (the "Leases" and each a "Lease").

16.4	Each Lease:

16.4.1	is valid, subsisting and binding on the parties to it and enforceable in accordance with its terms;

16.4.2	has, where required, been duly registered with the relevant Government Authority; and

16.4.3	is not subject to any Encumbrance.

16.5

No Group Company has received any written notice indicating or alleging that it is in breach of its obligations under a Lease, and so far as the Sellers are aware, no circumstances exist which is reasonably likely to result in the foregoing.

16.6	All amounts due under the Leases have been paid when due.

16.7	There are no outstanding rent reviews in respect of any of the Leases.

Use and Access

16.8	The manner in which each Property is used is permitted as a matter of Applicable Law and by the relevant Lease.

16.9	A Group Company has full and valid rights to operate, use and access each Property (subject to the requirements of any Lease).

16.10	A Group Company is in actual occupation of each Property.

Condition

16.11	Each Property is in reasonable condition and state of repair and capable of being used for the purposes for which it is presently used.

Liabilities

16.12

The Group does not have any actual or contingent liability or obligation (in any capacity, including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, any property (other than the Properties).

Camps

16.13	Each of the Camps has been established in accordance with the requirements of Antarctic Legislation, such that all elements of the Camps:

16.13.1	are temporary structures; and

16.13.2	may be removed, if required, without leaving behind any visible impact, which is more than transitory.

17.	AIRCRAFT AND VESSELS

Charters

17.1	The Data Room contains true and complete copies of each Contract pursuant to which the Group uses or operates an aircraft or vessel (each, a "Charter").

17.2

Each Charter provides that the owner of the relevant aircraft or vessel is responsible for the maintenance of such aircraft or vessel in accordance with all requirements of Applicable Law and good industry practice.

17.3	Each Charter is valid and enforceable, and the Sellers are not aware of any facts, matters, or circumstances that are reasonably likely to lead to their termination.

17.4	No Group Company is in breach of, and so far as the Sellers are aware, no counterparty is in breach of, a Charter.

17.5

So far as the Sellers are aware, the counterparty to each Charter has all requisite approvals, licences, permissions, and consents required from a Governmental Authority to provide the services under the Charter.

Vessels

17.6	So far as the Sellers are aware, each vessel that is the subject of a Charter:

17.6.1	has an up to date hull survey, maintenance and safety certificates;

17.6.2	complies with the applicable regulatory requirements of its flag state in all material respects;

17.6.3	is manned by an appropriately certificated master, officers, and crew; and

17.6.4

conforms with all requirements of the United Nations' International Convention for the Safety of Life at Sea, and the International Maritime Organization, including the International Convention for the Prevention of Pollution from Ships, the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, and the International Code for Ships Operating in Polar Waters.

Aircraft

17.7	So far as the Sellers are aware, each aircraft that is the subject of a Charter

17.7.1	is airworthy;

17.7.2	is insured in accordance with usual industry practice;

17.7.3	has been regularly maintained in accordance with the relevant manufacturer's requirements and recommendations and Applicable Law;

17.7.4	is validly registered in the jurisdiction set out in the Charter; and

17.7.5	complies with all relevant safety regulations and where relevant is the subject of fully maintained current certificates issued by the relevant Governmental Authority.

17.8

Each aircraft used by the Group, has when operated in the Group's business, complied in all material respects with the applicable requirements and restrictions under the Antarctic Legislation, the Antarctic Flight Information Manual, and the Antarctic Permit with respect to:

17.8.1	landing locations;

17.8.2	restrictions on flight plans and angles of approach;

17.8.3	maintaining over-flight height restrictions;

17.8.4	cargo and passengers;

17.8.5	refuelling; and

17.8.6	maintaining distance from specified areas.

18.	ENVIRONMENTAL

Licensing

18.1

Each Group Company has obtained all Environmental Licences, and such Environmental Licences remain valid and subsisting and, so far as the Sellers are aware, there are no facts, matters, or circumstances that are reasonably likely to result in any Environmental Licence being revoked, withdrawn, or not renewed on materially similar terms.

Compliance

18.2

Each Group Company is complying, and in the past five (5) years has complied, in all material respects, with the applicable Environmental Law and with the terms and conditions of all Environmental Licences.

18.3

No Group Company has received any written notice from any Governmental Authority which claims that any Group Company is or may be in violation of or liable under any Environmental Law or Environmental Licence, or that any further Environmental Licence will be required.

Liabilities

18.4

No Group Company (nor, so far as the Sellers is aware, any person for whose acts or defaults any Group Company is vicariously liable) is or in the past five (5) years has been involved in any litigation, arbitration, mediation or other legal or regulatory proceedings, investigations or inquiries relating to Environmental Issues (collectively "Environmental Proceedings") that did, or are reasonably likely to, result in the Group incurring material liabilities under Environmental Law (or which is reasonably likely to in the case of a person for whose acts or defaults any Group Company is vicariously liable result in a liability for such Group Company). So far as the Sellers are aware, there are no such Environmental Proceedings involving any Group Company that are pending or have been threatened.

18.5	So far as the Sellers are aware:

18.5.1	no Hazardous Substance has been disposed of or released in, on or under the Properties or Camps, in a manner that has or is reasonably likely to result in liability for the Group;

18.5.2

no Group Company has any actual or potential liability to any person in respect of Environmental Issues under any contract or other agreement relating to the sale or other disposal of, or grant of any interest or rights in, any shares or assets (including land).

19.	EMPLOYMENT

Employees, officers and independent contractors

19.1

The Data Room sets out a complete and accurate list of all Employees or persons who are engaged as independent contractors or workers of the Company as at Completion, and for each such person sets out their:

19.1.1	date of birth;

19.1.2	gender;

19.1.3	role and location;

19.1.4	employment start date (including length of service and continuous employment);

19.1.5	the contract type (whether full or part-time or other);

19.1.6	notice period;

19.1.7	any post-termination restrictions;

19.1.8	normal working hours;

19.1.9	employment history including any performance or disciplinary records;

19.1.10	basic remuneration; and

19.1.11	other material benefits, including without limitation any benefits which are provided to dependants, bonus and commission (whether express or implied by custom and practice).

19.2

Other than the Employees and the independent contractors and workers described in paragraph 19.1, there are no other individuals assigned to the Business or engaged by a Group Company and assigned to or otherwise providing services in respect of the Business by an employment agency or other third party.

19.3

The Data Room contains copies of all current standard form contracts of employment and engagement and offer letters used by the Group (together with details of any material deviations from the same), in relation to Employees, independent contractors and workers, all written staff handbooks, policies and procedures applicable to such Employees, independent contractors and other workers including but not limited to all recognition or collective agreements between the Company, on the one hand, and any trade union or other body representing the Employees or any of them, on the other hand, and any written amendments thereto.

19.4	Every Director, Employee, worker, independent contractor or consultant of the Group has permission (to the extent required) to work in the jurisdiction in which they are engaged to perform services.

19.5

All contracts between the Group and any Employee can be lawfully terminated by giving not more than three (3) months' notice without giving rise to liability for compensation or severance payment, other than salary, commission, benefits and other payments accrued in the ordinary course under the relevant contract or as required by Applicable Law.

19.6

So far as the Sellers are aware, any consultant performing services for a Group Company who has been classified by such Group Company as a consultant has been correctly so classified and is in fact not an employee or worker as a matter of Applicable Law. The Group has complied with its obligations under Chapter 10 of ITEPA, or analogous legislation, in relation to any consultant engaged by a Group Company through an intermediary.

Payment obligations, changes to contract and termination

19.7	The Group does not have any contractual obligation (whether express or implied):

19.7.1

to make any payment to or on behalf of or to confer any benefit on or for any officer, Employee, independent contractor or worker of a Group Company other than as set out in the schedule of Employees and the schedule of independent contractors or workers save for reimbursement of expenses properly incurred for the purposes of the Group;

19.7.2

to materially change the rate of remuneration of or benefits received by or to vary the contract of any officer, Employee, independent contractor or worker of the Group other than in the ordinary course of business;

19.7.3	to make any bonus or incentive payments to or on behalf of any of its Employees at any future date other than in the ordinary course of business; or

19.7.4

to make any payment or confer any benefit in excess of any statutory entitlement or entitlement to normal remuneration or notice in connection with the actual or proposed termination or suspension of any officer or Employee other than as Disclosed.

19.8

There are no ongoing negotiations to vary the terms and conditions of employment of any Employee, nor has a Group Company or any Seller made any binding representations, promises, offers or proposals concerning or affecting the terms and conditions of employment of any Employee.

19.9

No current Employee, independent contractor or worker of the Group has given written notice to the Company of that person’s intention to resign, whether as a result of the transactions contemplated by this Agreement or otherwise, and so far as the Sellers are aware, no Employee, independent contractor or worker intends to do so.

Share incentive schemes

19.10

No Group Company has in existence and is not proposing to introduce any share incentive scheme, share option scheme or (other than in respect of any bonus arrangements disclosed in accordance with paragraph 19.1) profit sharing scheme for all or any part of its Directors, Employees, independent contractors or workers and has no outstanding obligations pursuant to any such scheme in existence prior to the date of this Agreement.

Outstanding payments

19.11

There are no amounts due to, or in respect of, any current or former independent contractor, worker or employee of the Group (including, as may be relevant, PAYE, social security (or similar) contributions, pension contributions, other levies or contributions in any jurisdiction) which are in arrears or unpaid (other than in the ordinary course of business and in respect of the current pay / invoicing period) and there are no accrued rights to pay in lieu of notice or unpaid holiday pay or bonus or commission in respect of the current pay period / invoicing period which have not been provided for in the Accounts, in each case other than in the ordinary course of business.

General

19.12

There are no legal proceedings, claims or actions (including regarding the matters referred to in paragraph 13 of Schedule 4) pending or, so far as the Sellers are aware, threatened, before any Governmental Authority by or on behalf of any current or former employees and consultants of the Group nor, so far as the Sellers are aware, are there any circumstances reasonably likely to result in any such legal proceedings, claims or actions.

19.13

So far as the Sellers are aware, no past employee of a Group Company has the legal right to return to work or has an existing right to be reinstated or re-engaged under the Employment Rights Act 1996 (or analogous provisions under the applicable employment legislation in any relevant jurisdiction).

19.14

There are no enquiries or investigations existing, pending, or, so far as the Sellers are aware, threatened, affecting the Group by the Equality and Human Rights Commission, HMRC, the Health and Safety Executive or other Governmental Authorities with competency for similar matters in any relevant jurisdiction, nor are the Sellers aware of any circumstances likely to result in such enquiries or investigations.

19.15

No Employee has been on sick leave for a period of longer than one (1) month continuously or in aggregate in the twelve (12) months preceding the date of this Agreement, and no Employee is currently on maternity, paternity, adoption, shared parental leave or any other leave or is entitled to accrued but untaken holiday from previous holiday years other than in the ordinary course of approved carry over holiday. The Group does not provide any family friendly/carer-related benefits or sick pay to any Employee in excess of statutory minimum requirements.

19.16

So far as the Sellers are aware, each Group Company has, in relation to each of its Employees and, in the three (3) years prior to the date of this Agreement, former employees, officers, workers and independent contractors, complied in all material respects with all its legal obligations and duties, whether arising under contract, statute, statutory instrument, collective agreement, at common law or in equity or under treaty or otherwise under any Employment Legislation, including in particular but without limitation:

19.16.1

record keeping obligations under Regulation 9 of the Working Time Regulations and the requirements of Regulations 4, 6, 7, 8, 10, 11, 12, 13 and 14 of the Working Time Regulations (including ensuring the correct calculation of holiday pay);

19.16.2	obligations under the NMW Legislation (including, without limitation, its record keeping obligations); and

19.16.3	analogous legislation to the foregoing applicable to the Group in other jurisdictions.

19.17

So far as the Sellers are aware, there are no (i) formal complaints, disputes or claims actual, pending or threatened, nor were there within the period of three (3) years before the date of this Agreement any material complaints, disputes or claims, against a member of the Group in relation to any Employee or consultant or former employee or consultant or (ii) matters which are reasonably likely to result in any such claim.

19.18

The Group complies, and, so far as the Sellers are aware, has at all times within the last three (3) years complied with, and has no actual or contingent liability under the Health and Safety at Work Act 1974 or any similar or equivalent Applicable Law.

19.19	No Group Company has made any loan to, nor is it owed money by, any Employee.

19.20

No Group Company is a party to any transaction, arrangement or other act or conduct that constitutes an offence under the B-BBEE and no Group Company is the subject of any investigations for the purposes of B-BBEE, nor has it received any correspondence from the B-BBEE Commission in the last thirty-six (36) months in respect of any B-BBEE alleged contravention.

19.21	So far as the Sellers are aware, Completion will not, cause any Subsidiary to breach any contractual obligation expressly linked to its B-BBEE status (if any) or any statutory obligation under B-BBEE.

Trade union agreements

19.22

No Group Company is party to any agreement or any written contract or agreement with any trade union, works council or other body representing Employees for the purpose of collective bargaining, information and consultation or other negotiating purposes.

19.23

No claim has been made to the Group in the three (3) years prior to the date of this Agreement by any trade union, staff association, works council or any other body representing Employees for statutory recognition or to negotiate an agreement in respect of information and consultation or for collective bargaining purposes.

19.24

There is not and never has been Group in the three (3) years prior to the date of this Agreement any strike, picket, lock-out, go-slow, work-to-rule or any other form of industrial dispute taken or threatened against a Group Company, nor are the Sellers aware of any circumstances likely to result in any such industrial dispute.

Redundancy schemes and change of control provisions

19.25

During the twelve (12) months before the date of this Agreement, no Group Company has dismissed any employees for redundancy, nor has it triggered any collective consultation obligations in accordance with any Employment Legislation.

19.26	No Group Company is party to any plan, scheme or commitment relating to redundancy affecting any Employee which is more generous than that required by Applicable Law.

19.27

So far as the Sellers are aware, there are no payments triggered by the execution and completion of this Agreement to any Employee whether in accordance with the standard terms and conditions of employment of such Employee or otherwise.

Transfers of undertakings

19.28

No Group Company has, in the five (5) years prior to the date of this Agreement, been the transferee in any transfer of employment to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or analogous legislation providing for the automatic transfer of employees) apply and no employee has in that same period had their terms and conditions changed following such a transfer or been dismissed as a result of such a transfer.

Termination or Commencement of Employment

19.29	No current Employee or Director has given or received notice terminating that person’s employment, except as expressly contemplated in this Agreement.

19.30	No offer of employment or engagement has been made by a Group Company to and/or accepted by any person whose employment has not yet commenced.

19.31

The acquisition of the Group by the Buyer and compliance with the terms of this Agreement will not entitle any Director or Employee of a Group Company to terminate their employment or receive any payment or other benefit.

20.	EMPLOYEE BENEFITS

General

20.1	The Data Room contains copies of all material written Benefit Plans (or written descriptions of all material unwritten Benefit Plans).

20.2	No Seller nor any Group Company has made any written promises or commitments to create any additional material Benefit Plan, or to modify or change in any material way any existing Benefit Plan.

20.3	So far as the Sellers are aware, each Benefit Plan has been established, administered, invested and maintained, in all material respects, in accordance with their terms and with Applicable Law.

20.4	So far as the Sellers are aware, all material filings required under Applicable Law with respect to each Benefit Plan have been made on time and with the appropriate Governmental Authority.

20.5	So far as the Sellers are aware, as at the date of this Agreement, there is no pending or threatened material litigation or proceedings relating to Benefit Plans.

Benefit Plans

20.6	Each Group Company:

20.6.1	is in material compliance with all Applicable Law respecting employment, employment practices, terms and conditions of employment, occupational health, safety, wages and hours;

20.6.2	has withheld all material amounts required by Applicable Law or the Benefit Plans to be withheld from wages, salaries or other payments to the Employees and former employees of such Group Company;

20.6.3

is not liable in any material respect under any applicable provisions of the Benefit Plans or any Applicable Law for any arrears, wages, taxes, other than payments not yet due, or any penalty for failure to comply with the foregoing; and

20.6.4

is not liable in any material respect under any applicable provisions of the Benefit Plans or any Applicable Law for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, workers compensation, social security or other benefits for Employees and former employees of the Company, other than payments not yet due.

20.7	All material contributions that a Group Company was required to make to any Benefit Plan in respect of the five (5) years prior to the date of this Agreement have been fully and timely paid when due.

21.	PENSIONS

In this paragraph 21, "connected" and "associated" shall be interpreted in accordance with sections 249 and 435 respectively of the Insolvency Act 1986.

Auto enrolment

21.1

Each Group Company has in the five (5) years prior to the date of this Agreement complied in all material respects with its obligations concerning automatic enrolment under the Pensions Act 2008, all regulations made thereunder and any associated legislation, or analogous requirements of Applicable Law.

21.2	No notices, fines or other sanctions have been issued by a pensions regulator to any Group Company within the five (5) years prior to the date of this Agreement.

Pension scheme

21.3

Apart from the Pension Scheme, no Group Company is under any obligation, liability or commitment, including any contingent obligation, liability or commitment (whether legally binding or not) to pay, provide or contribute towards benefits described within the meaning of section 150(1) of the Finance Act 2004 or similar Applicable Law ("Relevant Benefits"), nor have they been, and, so far as the Sellers are aware, nothing has been done to create a reasonable expectation that any such contributions will be made.

21.4

Apart from lump sum benefits on death in service, benefits quantified by reference to a level of pay are not, and have never been provided by, or promised through, the Pension Scheme. Each Pension Scheme provides only money purchase benefits within the meaning given in sections 181 and 181B of the Pension Schemes Act 1993 (or equivalent definitions under the applicable pensions legislation in any relevant jurisdiction).

21.5

No Group Company has ever participated in a pension scheme that is a defined benefit pension scheme or not a money purchase scheme and there are no unfunded pension obligations in relation to any officers or Employees.

21.6

So far as the Sellers are aware, there are no circumstances which have arisen prior to the Completion Date which are reasonably likely to result in the imposition on a Group Company of any order, notice or direction pursuant to sections 38 to 51 of the Pensions Act 2004, or analogous requirements of Applicable Law.

21.7

All contributions which have become due to a Pension Scheme have been paid on or before the date on which they were due. There are no material contributions, fees, charges, expenses, premiums or other liabilities due and payable by a Group Company outstanding at the date of this Agreement in relation to any Relevant Benefits.

21.8

So far as the Sellers are aware, each Pension Scheme is and has always been in the five (5) years prior to the date of this Agreement administered in all material respects in accordance with the Applicable Law, including without limitation trust law, discrimination law, and HMRC requirements for scheme registration under Chapter 2 of Part 4 of the Finance Act 2004 (where applicable) or analogous requirements in other jurisdictions.

21.9	The Data Room contains all material documents in relation to each Pension Scheme, and such documentation accurately describes the detail of the benefits provided by such Pension Scheme.

21.10

No Group Company has entered into any transaction whereby Employees or former employees were transferred to a Group Company under the Transfer of Undertakings (Protection of Employment) Regulations 2006 or the Transfer of Undertakings (Protection of Employment) Regulations 1981 who had previously been members of an occupational pension scheme.

SCHEDULE 4
TAX WARRANTIES

1.	GENERAL

1.1

The Accounts make full provision or reserve in accordance with generally accepted accounting principles for all Tax for which each Group Company is accountable or which is liable to be assessed on the relevant Group Company in respect of all profits earned, accrued or received on or before the Accounts Date or any event occurring or deemed to have occurred on before the Accounts Date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.2	In the three (3) years prior to the date of this Agreement, there has been no major change in the nature or conduct of a trade or business carried on by each Group Company.

2.	RETURNS, DISPUTES AND COMPLIANCE

2.1

All notices, returns, elections, particulars, declarations, claims for Reliefs and computations legally required to be made, given or submitted by or in respect each Group Company have within relevant time limits, been correctly made, given and/or submitted to the relevant Tax Authority prior to Completion and such submissions were when submitted accurate in all material respects and are not, nor so far as the Sellers are aware will become, the subject of any enquiry or dispute with any Tax Authority.

2.2

No Group Company has in the three (3) years prior to the date of this Agreement been the subject of any non-routine investigation, audit or discovery by any Tax Authority, and the Sellers are not aware of any reason why any such investigation, audit or discovery might be initiated, and each Group Company has not paid in the three (3) years prior to the date of this Agreement or become, nor so far as the Sellers are aware will become, liable to pay any penalty, surcharge, fine or interest in respect of Tax.

2.3

No Group Company is party to any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the terms of relevant legislation or published practice of the relevant Tax Authority.

2.4

In the last three (3) years prior to the date of this Agreement, all transactions in respect of which any clearance or consent was required by Applicable Law from any Tax Authority have been entered into or carried out by the Group Companies after such clearance or consent has first been properly obtained and, so far as the Sellers are aware, any such clearance or consent has been obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material information in connection with such clearance or consent, and all such transactions for which such clearance or consent has been obtained have been carried out in accordance with the terms of such clearance or consent.

2.5

No Group Company is or will become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person. No Group Company is a party to any Tax sharing agreement or Tax indemnity agreement and has not assumed the Tax liability of any other person under contract or otherwise.

2.6	Since the Accounts Date:

2.6.1	no Event has occurred which is treated for Tax purposes as a distribution by any Group Company;

2.6.2	no accounting period of any Group Company has, for Tax purposes, ended or been deemed to end (other than through the effluxion of time);

2.6.3	no Event has occurred which has given or will result in a Tax liability on any Group Company calculated by reference to deemed (as opposed to actual) income, profits or gains; and

2.6.4

no Group Company has made any payment or incurred an obligation to make a payment (in either case in excess of $10,000) which will not be deductible in computing trading profits for the purposes of corporation tax or be deductible as a management expense of a company with investment business.

2.7	Neither the execution of, nor completion of, this Agreement will result in any liability to Tax arising to the Group Companies.

3.	DEDUCTIONS AND PAYMENTS OF TAX

3.1

All Taxes (whether of the United Kingdom or elsewhere) for which each Group Company is liable to account, have been paid insofar as such Taxes ought to have been paid. In the three (3) years prior to the date of this Agreement, each Group Company has duly deducted (in so far as such Tax ought to have been deducted) all amounts from any payments from which Tax falls to be deducted at source (including any withholding Taxes) and has duly paid or accounted for such amounts to the relevant Tax Authority within the time limits prescribed by Applicable Law.

4.	RECORDS

Each Group Company has maintained (and supplied to the relevant Tax Authority if so requested) materially complete and accurate records, invoices and other information in relation to Tax that meet the requirements of Applicable Law in all material respects and has within its possession or control of all such records, invoices and other information that it is required to maintain and preserve for Tax purposes under Applicable Law.

5.	RESIDENCE AND OVERSEAS ACTIVITIES

5.1

Each Group Company is and always has been resident solely in the jurisdiction of its incorporation for the purposes of Tax and has not, at any time in that period, been treated as resident outside the jurisdiction of its incorporation for the purposes of any double tax convention or for any other Tax purposes.

5.2

No Group Company has carried on any trade or business or otherwise been liable to Tax other than in the jurisdiction of its incorporation. No Tax Authority, other than in the Group Company's jurisdiction of incorporation, has required it to file a tax return nor has made a claim that the Group Company is or may be required to file a tax return.

5.3

No Group Company has had any branch, agency or permanent establishment for Tax purposes outside the jurisdiction of its incorporation. No Group Company has constituted a permanent establishment or agent of another person for any Tax purposes.

6.	CAPITAL ASSETS

6.1	There are no Encumbrances for Taxes upon any assets of each Group Company except statutory liens for Taxes not yet due and payable.

6.2	No Group Company holds nor has held in the last six years any interest in a dwelling.

7.	LOANS AND DERIVATIVES

All financing costs, including interest, discounts and premiums, payable by each Group Company in respect of its debts and other liabilities are deductible in computing its profits, gains or losses for Tax purposes.

8.	DISTRIBUTIONS AND OTHER PAYMENTS

8.1

No distribution or deemed distribution, has been made (or will be deemed to have been made) by a Group Company, except dividends shown in its statutory accounts, and no Group Company is bound to make any such distribution.

8.2

So far as the Sellers are aware, no Group Company has at any time during the last six years engaged in, or been a party to, any of the transactions where a Group Company has been able to divide and spin off trading activities without incurring an income tax distribution charge.

9.	TRANSFER PRICING

In the five (5) years prior to the date of this Agreement, all transactions or arrangements made by any Group Company have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been documented in accordance with Applicable Law and published practice of the relevant Tax Authority and no notice, enquiry or adjustment has been made, or has been required to be made, by any Tax Authority in connection with such transactions or arrangements. The Group has in the five (5) years prior to the date of this Agreement complied with all transfer pricing disclosures and submissions across all applicable jurisdictions.

10.	VALUE ADDED TAX

10.1	Each Group Company is a taxable person and is, as required by Applicable Law, registered in its jurisdiction of incorporation for the purposes of VAT.

10.2

In the three (3) years prior to the date of this Agreement, each Group Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in respect of VAT and maintained such VAT records, invoices and other requisite documents as are required by law. In the three (3) years prior to the date of this Agreement, no Group Company has been subject to any interest, forfeiture, surcharge or penalty, or been given a warning or been required by give security by any Tax Authority in respect of VAT.

10.3

Where applicable, VAT has been duly paid by the relevant Group Company or provision has been made in the Accounts for all amounts of VAT for which the relevant Group Company was liable in the three (3) years prior to the Accounts Date.

10.4

No Group Company owns any land, buildings, computers, computer equipment, aircraft or vessels which are subject to VAT adjustments over five (5) or ten (10) years to reflect their actual use, and no Group Company nor any body corporate in relation to which the Group Company is a relevant associate has exercised any option to tax for VAT purposes.

10.5	No Group Company is or has been treated as a member of a group for VAT purposes, and no Group Company has applied for such treatment.

11.	STAMP DUTY

11.1

All documents which establish or are necessary to establish the title of each Group Company to any asset owned at Completion or enforce any rights in respect of such assets is duly stamped for stamp duty purposes (and not only provisionally stamped). No such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

11.2	Since the Accounts Date no Group Company has incurred any liability to stamp duty, stamp duty reserve tax or stamp duty land tax.

11.3

So far as the Sellers are aware, no relief from stamp duty or stamp duty land tax previously granted will, or may be withdrawn on or in connection with the sale of each Group Company pursuant to this Agreement or in respect of each Group Company ceasing to be a member of a group of companies for any Tax purpose. No chargeable interest has been acquired or held by each Group Company before Completion in respect of which the Sellers are aware or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after Completion.

12.	EMPLOYEE TAX

12.1

For the past six years, each Group Company has properly operated the PAYE system (or any equivalent system in its jurisdiction of incorporation) and complied in all material respects with its obligations in respect of income tax deductions, national insurance contributions, and any other employment related tax obligations in any jurisdiction and has complied in all material respects with its reporting, accounting and payment obligations to a Tax Authority in connection with payments (including notional payments) and benefits provided for Employees or directors (including former employees and directors) of the Company or others.

12.2

There are no trusts or other arrangements in place under which any Employees or former employees of any Group Company or others are entitled to obtain a benefit in any form that is likely to result in a liability of, or result in any obligation being imposed on, any Group Company.

13.	EMPLOYEE OPTIONS AND SECURITIES

13.1

No employment-related income taxes, national insurance contributions, other social security charges, or any other employment related taxes in any jurisdiction will arise as a result of the sale of any of the Sale Shares on Completion.

13.2

No securities options or employment related securities have been granted, issued or transferred by any Group Company to any Employees, former or proposed employees or directors (or to any nominees or associates of such employees or directors) of any Group Company and, there are no agreements, schemes or promises to make any such issues or transfers.

13.3

No Group Company has in the three (3) years prior to the date of this Agreement been a party to, or has otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding Tax or amounts to be accounted for under PAYE (or any similar system that applies in any jurisdiction).

13.4

In the six (6) years prior to the date of this Agreement there have not been any contractors, consultants, or self-employed persons engaged by or performing services for any Group Company who should have been treated as (but were not treated as) employees for Tax purposes.

14.	GROUPS

No Group Company is nor has in the past six (6) years been a member of a group of companies or fiscal unity, however defined for any Tax purpose under Applicable Law or has filed or been included in a combined, consolidated, or unitary Tax return.

15.	ANTI-AVOIDANCE

15.1

No Group Company nor any associate thereof has been party to, or been a promoter of, or otherwise been involved in any transaction, scheme or arrangement designed wholly or mainly for the purpose of avoiding Tax, or in relation to which it has or may become liable to disclose or provide information in compliance any legislation in any jurisdiction requiring the disclosure of tax avoidance schemes.

15.2

So far as the Sellers are aware, no Group Company has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence under any legislation in the UK or elsewhere relating to Tax, and, so far as the Sellers are aware, no such investigation, inquiry or enforcement proceedings have been threatened or are pending and there are no circumstances which are reasonably likely to give rise to any such investigation, inquiry or proceedings.

SCHEDULE 5
COMPLETION ARRANGEMENTS

1.	THE SELLERS

1.1	At and with effect from Completion, the Sellers shall deliver to the Buyer or procure the delivery to the Buyer of:

1.1.1	a counterpart of this Agreement duly executed by each Seller;

1.1.2	a counterpart of the Disclosure Letter duly executed by each Seller;

1.1.3	a counterpart of each SHA, each duly executed by each relevant Seller and the relevant Company;

1.1.4	a counterpart of the Deed of Guarantee, duly executed by the Sellers;

1.1.5	a counterpart of the Deeds of Covenant, duly executed by Patrick Woodhead and each applicable Company;

1.1.6

a counterpart of each Employment & Consultancy Agreement, duly executed by White Desert Africa (Pty) Ltd, PNR and each of Patrick Woodhead, Kieran Crowley and Mjoll Pty Ltd respectively (as applicable);

1.1.7	duly executed stock transfer forms in respect of each Seller's WDL Shares;

1.1.8	duly executed share transfer forms in the approved form in respect of each Seller's ECL Shares and PNR Shares;

1.1.9	the original share certificates for each Seller's Sale Shares (or in the case of any lost certificate an indemnity in a form satisfactory to the Buyer);

1.1.10	new share certificates for the relevant PNR Shares and ECL Shares in favour of the Buyer;

1.1.11	letter of resignation from each of:

(a)	Thomas Henry Baker;

(b)	Robert Cameron Hain; and

(c)	Stuart Edward Whitworth Woodhead;

resigning their role as a director of each relevant Company in the agreed form;

1.1.12	to the extent not in the possession and control of the relevant Group Company:

(a)	the statutory books and records of each Group Company (duly written up to date as at immediately prior to Completion);

(b)	the authentication codes for on-line filing at Companies House in respect of WDL (including any password required for filing under PROOF, if applicable);

(c)	details of all HMRC online IDs and passwords (and equivalent information for any other Tax Authority) for WDL;

(d)	copies (certified to be true copies by a director of each Group Company) of the minutes of each of the board meetings referred to in paragraph 1.2 below; and

1.1.13	copies of bank statements in respect of each account of the Group as at the close of business on the last Business Day prior to Completion.

1.2	At and with effect from Completion, the Sellers shall procure that resolutions of the board (and shareholders, where applicable) of WDL are passed which:

1.2.1	approve the registration of the transfer of the WDL Shares to the Buyer (subject only to stamping);

1.2.2	approve the entry into the relevant SHA and any other Transaction Document to which WDL is a party;

1.2.3	approve the adoption of the new articles of association of WDL, in the agreed form;

1.2.4

accept the relevant resignations referred to in paragraph 1.1.10 of this Schedule 5 and appoint Patrick Woodhead as a director together with the persons nominated by the Buyer as directors of WDL with effect from the end of the meeting; and

1.2.5	shorten the current financial year to end on 31 December 2026.

1.3	At and with effect from Completion, the Sellers shall procure that resolutions of the board (and shareholders, where applicable) of PNR are passed which:

1.3.1	approve the registration of the transfer of the PNR Shares to the Buyer;

1.3.2	approve the entry into the relevant SHA and any other Transaction Document to which PNR is a party;

1.3.3

confirm that Gael Duchenne and Vanida Paupiah remain in office as resident directors and appoint Patrick Woodhead as a director together with the persons nominated by the Buyer as directors of PNR in accordance with the relevant SHA with effect from the end of the meeting;

1.3.4	approve the intention to shorten the current financial year of PNR to end on 31 December 2026 following completion of the FY2026 filing obligations and receipt of the necessary regulatory approvals.

1.4	At and with effect from Completion, the Sellers shall procure that resolutions of the board of ECL (and shareholders, where applicable) are passed which:

1.4.1	approve the registration of the transfer of the ECL Shares to the Buyer;

1.4.2	approve the entry into the relevant SHA and any other Transaction Document to which ECL is a party;

1.4.3

confirm that Gael Duchenne and Vanida Paupiah remain in office as resident directors and appoint Patrick Woodhead as a director together with the persons nominated by the Buyer as directors of ECL in accordance with the relevant SHA with effect from the end of the meeting;

1.4.4	approve the intention to shorten the current financial year of ECL to end on 31 December 2026 following completion of the FY2026 filing obligations and receipt of the necessary regulatory approvals.

1.5

At and with effect from Completion, subject to the Buyer's compliance with paragraph 2 of this Schedule 5, the Sellers shall procure that each of ECL and PNR deliver to the Buyer an updated register of members evidencing the name of the Buyer as a holder of the ECL Shares and PNR Shares as applicable.

2.	THE BUYER

2.1	At Completion, the Buyer shall:

2.1.1	deliver to the Sellers:

(a)	a counterpart of this Agreement, duly executed by it;

(b)	a duly executed counterpart of the Disclosure Letter;

(c)	a counterpart of each SHA, duly executed by it;

(d)	a counterpart of the Deed of Guarantee, duly executed by Lindblad Expeditions, LLC;

(e)	a counterpart of each Deed of Covenant, duly executed by the Buyer;

(f)	duly executed share transfer forms in respect of the relevant PNR Shares and ECL Shares; and

(g)	a copy of the executed board resolution of the Buyer approving and authorising the execution and completion of this Agreement and any other Transaction Documents to which the Buyer is a party; and

2.1.2	subject to the Sellers' compliance with paragraphs 1.1 to 1.4 of this Schedule 5, transfer the Completion Payment in accordance with Clause 3.4.

SCHEDULE 6
LIMITATIONS ON THE SELLERS' LIABILITY

1.	NOTICE OF CLAIMS

1.1

No Seller shall have any liability for a Claim, a Specific Indemnity Claim or a Specific Tax Claim unless the Buyer has given written notice of such claim to such Seller or the Sellers' Representative on or before:

1.1.1	in the case of a Specific Indemnity Claim, the date specified in respect of the relevant Specific Indemnity Matter in paragraph 3 or paragraph 4 (as applicable) of Schedule 13;

1.1.2	in the case of a Fundamental Warranty Claim, the date falling six (6) years after the Completion Date;

1.1.3	in the case of a Business Warranty Claim, the date falling 18 (eighteen) months after the Completion Date; and

1.1.4	in the case of a Tax Claim or a Specific Tax Claim, the date falling seven years after the Completion Date.

1.2	Any notice given pursuant to paragraph 1.1 must specify in reasonable detail (as is available at the time of the notice):

1.2.1	the matter giving rise to such breach or liability (as applicable);

1.2.2	the nature of the breach or liability (as applicable); and

1.2.3	the amount claimed (including the Buyer's basis of such calculation).

1.3

Any Specific Indemnity Claim, Fundamental Warranty Claim, or Business Warranty Claim notified in accordance with paragraph 1.1 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn twelve (12) months after:

1.3.1	the date on which notice of the relevant Specific Indemnity Claim, Fundamental Warranty Claim, or Business Warranty Claim was given; or

1.3.2	if the relevant Specific Indemnity Claim, Fundamental Warranty Claim, or Business Warranty Claim is based upon a contingent liability, the date on which such liability becomes an actual liability, and no new Specific Indemnity Claim, Fundamental Warranty Claim, or Business Warranty Claim may be made in respect of the same facts, unless on or before that date, legal proceedings have been issued and served on the Sellers in respect of the relevant Specific Indemnity Claim, Fundamental Warranty Claim, or Business Warranty Claim.

2.	FINANCIAL LIMITATIONS

2.1	The Sellers shall not be liable:

2.1.1	for any individual Business Warranty Claim or Tax Warranty Claim where the amount of such claim is less than $30,000; or

2.1.2

for any individual Business Warranty Claim or Tax Warranty Claim in excess of the amount referred to in paragraph 2.1.1 unless the aggregate amounts of all such Business Warranty Claims and Tax Warranty Claims exceeds $168,750 (the "Threshold"), in which event the Sellers shall, subject to the other limits contained in this Agreement, be liable for the whole amount of those Business Warranty Claims and/or Tax Warranty Claims from dollar one and not just for the amount by which such aggregate amount exceeds the Threshold.

3.	GENERAL LIMITATIONS

3.1

The Sellers shall not have any liability in respect of a Claim or a Specific Indemnity Claim if and to the extent that such Claim or Specific Indemnity Claim is based upon a contingent liability unless and until such liability becomes an actual liability.

3.2

The Sellers shall not have any liability whatsoever in respect of any Business Warranty Claim or Specific Indemnity Claim if and to the extent that the liability pursuant to such Business Warranty Claim or Specific Indemnity Claim:

3.2.1

arises or is increased or extended as a result of any change in Applicable Law or any new Applicable Law (including, but not limited to, any increase in tax rates or imposition of taxes which comes into force after Completion (whether or not it takes effect retrospectively);

3.2.2	arises or is increased or extended as a result of any:

(a)

voluntary act, omission, transaction or arrangement carried out by the Buyer, any Group Company or any other Affiliate of the Buyer on or after Completion, except where such act, omission, transaction or arrangement is required by Applicable Law; or

(b)

voluntary act, omission, transaction or arrangement carried out at the written request, or with the written consent, of the Buyer before Completion or under the terms of this Agreement or any other Transaction Document; or

3.2.3

arises or is increased or extended as a result of any change after Completion in the accounting or tax bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of any Group Company (save where such change is required in order to correct an error or mistake in such bases, policies, practices or methods as applied prior to the Completion Date).

3.3

The Sellers shall not have any liability in respect of a Claim or a Specific Indemnity Claim if and to the extent that any allowance, provision, or reserve was made in the Accounts, the Management Accounts or the Agreed Completion Statement in respect of the matter or circumstances giving rise to the Claim or Specific Indemnity Claim up to the value of such allowance, provision or reserve. For the avoidance of doubt, if any allowance, provision, or reserve is insufficient to meet the relevant liability, the Sellers shall remain liable for the excess (but the Buyer shall not be entitled to bring a claim on the basis of such allowance, provision, or reserve being insufficient.

3.4

No Seller shall have any liability in respect of a Claim or a Specific Indemnity Claim unless and until the amount of that Claim or Specific Indemnity Claim has been agreed in writing by that Seller or finally determined by a court of competent jurisdiction, and any amount so agreed or determined shall be paid within ten (10) Business Days of such agreement or determination (and, in the case of a Specific Indemnity Claim, Schedule 13 shall be construed accordingly).

3.5

If and to the extent that a Seller has paid an amount to the Buyer in respect of a Claim, a Specific Indemnity Claim or a Specific Tax Claim, and following an appeal the amount of such Seller's liability is reduced, the Buyer shall pay an amount equal to the difference to such Seller as soon as reasonably practicable (less its reasonable costs of recovery).

4.	INSURANCE

4.1

If, in respect of any matter or circumstance which would give rise to a Claim, a Specific Tax Claim or a Specific Indemnity Claim, the Buyer, any Group Company, or any of the Buyer's Affiliates (the "Insured Party") is entitled to claim under any policy of insurance (including the W&I Policy), the relevant Insured Party shall seek to claim under the relevant policy and use reasonable endeavours to pursue such a claim and recover the amount, provided that the Insured Party shall (subject to paragraph 4.3) be entitled to bring a claim against the Sellers simultaneously, provided it gives effect to paragraph 4.2.

4.2

The liability of the Sellers for any Claim, Specific Tax Claim or Specific Indemnity Claim will be reduced or extinguished to the extent that a Group Company actually recovers an amount (up to the value of such amount) under any policy of insurance (including the W&I Policy) that is specifically related to and arises in respect of such Claim, Specific Tax Claim or Specific Indemnity Claim.

4.3

Notwithstanding paragraph 4.1, no Seller shall be liable to make any payment in respect of a Claim, Specific Tax Claim or a Specific Indemnity Claim until such time as the relevant insurer has accepted or denied liability in respect of the corresponding claim under the applicable policy of insurance (including the W&I Policy) and, where that insurer has accepted liability, the Insured Party has actually received payment from that insurer.

5.	RECOVERY FROM THIRD PARTIES

5.1

If the Buyer, any Group Company or any Affiliate of the Buyer (the "Entitled Claimant") is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim, a Specific Tax Claim or a Specific Indemnity Claim:

5.1.1

the Buyer shall (or shall procure that the Entitled Claimant shall) take commercially reasonable steps to enforce such recovery or seek such reimbursement from the relevant third party before making that Claim, Specific Tax Claim or Specific Indemnity Claim; and

5.1.2

if the Entitled Claimant receives any amount from such third party, the Seller's liability in respect of the Claim, Specific Tax Claim or Specific Indemnity Claim shall be reduced by the amount so recovered by the Entitled Claimant (less the reasonable costs of recovery) from the relevant third party, or extinguished if the amount recovered from the relevant third party (less the reasonable costs of recovery) exceeds the amount of the relevant Claim, Specific Tax Claim or Specific Indemnity Claim.

6.	THIRD PARTY CLAIMS

6.1

If the Buyer or any Group Company becomes aware of a claim, action or demand (or any fact, matter, event or circumstance that will or may give rise to a claim) by one or more third parties against any Group Company which will or may give rise to a Claim or a Specific Indemnity Claim (Third Party Claim), the Buyer will, subject to paragraph 6.5, have conduct and control of the Third Party Claim and will, or will procure that the relevant Group Company will:

6.1.1

give written notice to the Sellers' Representative of the Third Party Claim as soon as practicable (and in any event within 15 Business Days after the Buyer or the relevant Group Company first becomes aware of it) specifying in reasonable detail (to the extent available to the Buyer at such time) the nature of that Third Party Claim, including the identity of the third party and any amount claimed; and

6.1.2	so far as is reasonably practicable:

(a)	keep the Sellers' Representative promptly informed of the progress of, and all material developments in relation to, the Third Party Claim;

(b)	consult with the Sellers' Representative regarding the material aspects of the Third Party Claim; and

(c)

if the Seller's liability in respect of the potential Business Warranty Claim or Tax Claim in question will exceed $1.00, take reasonable steps to mitigate any losses arising from the Third Party Claim.

6.2

For the avoidance of doubt the Sellers' Representative shall, subject to paragraph 6.5, have a right to be consulted and to provide input in relation to the conduct and settlement of the Third Party Claim, but the Buyer shall not be required to act in accordance with any instructions or directions of the Sellers' Representative.

6.3

Any failure or delay by the Buyer in complying with its obligations under this paragraph 6 shall not prevent any Claim or Specific Indemnity Claim by the Buyer or extinguish any liability of the Sellers under the Claim or Specific Indemnity Claim in question.

6.4	Nothing in this paragraph 6 shall require the Buyer or any member of the Buyer's Group to take any action:

6.4.1	which in the reasonable opinion of the Buyer (acting in good faith), will materially damage the commercial and/or business interests of, goodwill and/or reputation of the Buyer's Group;

6.4.2	which involves the submission of any document or the provision of any information to any third party which the Buyer reasonably considers is not correct or is misleading; or

6.4.3

which would constitute a waiver of attorney-client privilege, legal advice privilege, litigation privilege or any other analogous doctrine protecting confidential communications with a legal adviser from compulsory disclosure.

6.5	In respect of any Third Party Claim which will or may give rise to a Specific Indemnity Claim:

6.5.1

the Buyer shall not, and shall procure that no Group Company shall, admit liability in respect of, or compromise, settle or make any payment in relation to, that Third Party Claim without the prior written consent of the Sellers' Representative (such consent not to be unreasonably withheld, conditioned or delayed);

6.5.2

the Sellers' Representative may, subject to paragraph 6.6, by written notice to the Buyer, elect to assume the conduct of all proceedings and negotiations in connection with that Third Party Claim, with any costs, charges and expenses incurred by any Group Company as a consequence being subject to recovery from the Sellers in accordance with paragraph 1.1 of Schedule 13 (subject always to paragraph 1.2 of Schedule 13); and

6.5.3

the Buyer shall, and shall procure that each Group Company shall, provide the Sellers' Representative and its advisers with such access to personnel, books, correspondence and records as the Sellers' Representative may reasonably require in connection with that Third Party Claim, save to the extent paragraph 6.4 applies.

6.6	Where the Sellers' Representative has assumed conduct of a Third Party Claim in accordance with paragraph 6.5.2:

6.6.1	the Sellers' Representative shall, so far as is reasonably practicable:

(a)	keep the Buyer promptly informed of the progress of, and all material developments in relation to, the Third Party Claim; and

(b)	consult with the Buyer regarding the material aspects of the Third Party Claim;

6.6.2

the Buyer shall, have a right to be consulted and to provide input in relation to the conduct and settlement of the Third Party Claim, but the Sellers' Representative shall not be required to act in accordance with any instructions or directions of the Buyer;

6.6.3

the Sellers' Representative shall not admit liability in respect of, or compromise, settle or make any payment in relation to, that Third Party Claim without the prior written consent of the Buyer (subject to the provisions of paragraph 6.4.1, not to be unreasonably withheld, conditioned or delayed); and

6.6.4

if the conduct of the claim by the Sellers' Representative will materially damage the commercial and/or business interests of, goodwill and/or reputation of the Buyer's Group, the Buyer may by notice in writing to the Sellers' Representative re-assume the conduct of all proceedings and negotiations in connection with that Third Party Claim in place of the Sellers' Representative, provided that nothing in this paragraph 6.6 shall require the Sellers' Representative or any Seller to take any action:

(a)	which in the reasonable opinion of the Sellers' Representative (acting in good faith), will materially damage the commercial and/or business interests of, goodwill and/or reputation of any Seller;

(b)	which involves the submission of any document or the provision of any information to any third party which the Sellers' Representative reasonably considers is not correct or is misleading; or

(c)

which would constitute a waiver of attorney-client privilege, legal advice privilege, litigation privilege or any other analogous doctrine protecting confidential communications with a legal adviser from compulsory disclosure.

7.	BUYER'S KNOWLEDGE

7.1

The Buyer shall not be entitled to make a Business Warranty Claim or a Tax Warranty Claim if and to the extent that the facts, matters, events or circumstances giving rise to such Business Warranty Claim or a Tax Warranty Claim were within the actual knowledge of the Buyer (which for these purposes means the actual knowledge of Alexis Freeman, Natalya Leahy, Sean Choksi, and Rick Goldberg) at Completion.

SCHEDULE 7
BUYER'S WARRANTIES

1.

The Buyer is a body corporate duly incorporated and validly existing under the laws of its incorporation and has full power under its memorandum and articles of association (or equivalent) to own its assets and carry on its business as it is being conducted.

2.

The Buyer has all requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which the Buyer is a party (the "Buyer's Completion Documents") and is freely able to do so without requiring the consent, approval or authority of any other person that has not been obtained.

3.

This Agreement and the Buyer's Completion Documents constitute or will when executed and delivered by the Buyer constitute, valid, legal and binding obligations of the Buyer in accordance with their respective terms.

4.

The execution and delivery of, and the performance by the Buyer of its obligations under this Agreement and the Buyer's Completion Documents will not: (i) result in a breach of any provision of the memorandum or articles of association or bylaws of the Buyer; or (ii) result in a breach of, or constitute a default under, any Applicable Law or any agreement, or instrument or any order, injunction, judgment or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer is bound.

SCHEDULE 8
TAX SCHEDULE

1.1	In this schedule, the following definitions shall have the following meanings:

"Accounts Relief"

means any Relief to the extent that it has:

(a)         been shown as an asset in the Agreed Completion Statement (excluding any Relief comprised in the calculation of Net Tax Asset to the extent that Net Tax Asset exceeds the aggregate of limb (a) and (b) in the definition of Net Tax Liability); or

(b)         been taken into account in computing, and so reducing or eliminating any provision for deferred Tax which appears or, but for the presumed availability of such Relief, would otherwise have appeared in the Agreed Completion Statement;

"Actual Tax Liability"	means any liability of a member of each Group Company to make an actual payment of, or in respect of, or on account of, Tax;
"Buyer's Relief"

means:

(a)         any Accounts Relief;

(b)         any Relief arising or available to each Group Company in respect of an Event occurring (or deemed to occur) on or after Completion or with respect to a period or part of a period commencing on or after Completion; and

(c)         any Relief arising or available to a member of the Buyer's Group at any time;

“Corresponding Benefit”

means the receipt from any Tax Authority by any Group Company of any refund or repayment of Tax paid by a Group Company for an accounting period commencing prior to Completion (including, for the avoidance of doubt, any refund or repayment received by PNR from the Mauritius Revenue Authority) to the extent that such refund or repayment:

(a)         does not constitute an Accounts Relief; and

(b)         arises as a consequence of any matter giving rise to a Tax Liability for which the Sellers have made a payment in full discharge of such liability under paragraph 2.2.1, 2.2.3 or 2.2.4 of this Schedule.

"Deemed Tax Liability"

means:

(a)         the loss (otherwise than by the use or set-off) of an Accounts Relief, in which case the amount of the Deemed Tax Liability shall be either (where the Accounts Relief lost is not a right to a repayment of Tax or a payable Tax credit) the amount of Tax which could have been saved by each Group Company (assuming there are sufficient income, profits or gains against which to utilise or set off that Accounts Relief) but for the loss, or where the Accounts Relief lost is a right to a repayment of Tax or a payable Tax credit the amount of the Relief that would have otherwise been available to each Group Company but for such loss; or

(b)         the use or set-off of any Buyer's Relief in circumstances where, but for such use or set off, the relevant Group Company would have had an Actual Tax Liability in respect of which the Sellers are liable under this Schedule, in which case the amount of the Deemed Tax Liability shall be the amount of Tax that would have been payable but for the use or set off of the Accounts Relief or Buyer's Relief;

"Event"

means an event, transaction (including for the avoidance of doubt the execution of this Agreement and Completion), action or omission whether alone or in conjunction with any other event, transaction, action or omission and includes (without limitation) the death of any person and a company becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax and references to an Event occurring on or before a particular date will include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

"Overprovision"

means the amount by which any provision for tax in the Agreed Completion Statement is overstated, except where that overstatement arises due to:

(a)         a change in law;

(b)         a change in the accounting bases on which a Group Company values its assets; or

(c)         a voluntary act or omission of the Buyer,

that, in each case occurs after Completion;

"Relevant Proportion"	means 60%;
"Relief"

means any relief, allowance, credit, deduction, exemption, loss or set‑off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of Tax, and any reference to the use or set-off of Relief shall include use or set-off in part and any reference to the loss of a Relief shall include (in whole or in part) the absence, cancellation, clawback, non-existence or unavailability of any such Relief;

“Reserved Matter”	means a matter designated as a reserved matter in any of the SHAs;
"Saving"

means:

(a)         the reduction or elimination of any liability of any Group Company to make an actual payment of Tax (at a time when any Group Company is a member of the Buyer’s Group) for which the Sellers would not have been liable under paragraph 2 of this Schedule 8 by the use of a Relief arising as a result of a Tax Liability for which the Sellers have made a payment in full discharge of such liability under paragraph 2.2 of this Schedule 8; and

(b)         any Corresponding Benefit;

"Tax" or "Taxation"

means all forms of taxation, direct or indirect, including (without limitation) any charge, tax, levy, impost, duty, contribution liability or withholding wherever chargeable or imposed by any national, state, federal, municipal or local government or any other person and whether in the United Kingdom or any other jurisdiction, together with any penalty, charge, fine, surcharge, cost or interest payable in connection therewith (including, for the avoidance of doubt, in respect of any administrative compliance matters relating to such taxation), regardless of whether or not:

(a)         any such amounts are directly or primarily chargeable against, recoverable from or attributable to the relevant Group Company or any other person; or

(b)         the relevant Group Company has, or may have, any right of reimbursement against any other person;

"Tax Authority"

means any governmental, local, state, federal, fiscal, revenue, customs, excise or other authority, body, agency or official whatsoever competent to impose, administer, assess, levy or collect any Tax;

"Tax Authority Claim"

means the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority from which it appears that a Tax Liability or increased Tax Liability will have been incurred by or imposed on any Group Company for which the Sellers may be liable under this Schedule 8; and

"Tax Liability"	means an Actual Tax Liability or a Deemed Tax Liability.

1.2

Any reference to income, profits, turnover or gains "earned, accrued or received" on or before a particular date or in respect of a particular period shall include income, profits, turnover or gains which for Tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period.

1.3

In determining the amount of any Tax Liability relevant for the purposes of this Schedule, Completion shall be deemed to be the end of an accounting period of the Group Companies for the purposes of section 10 of CTA 2009.

1.4

Any stamp duty which is chargeable on any instrument or, in the case of an instrument which is outside the United Kingdom, any stamp duty which would be chargeable on the instrument if it were brought into the United Kingdom, in either case which confers any right or title on each Group Company or in the enforcement or production of which the relevant Group Company is interested, and any interest, fines or penalties relating to such stamp duty, will be deemed to be an Actual Tax Liability of the relevant Group Company arising at the date of execution of the instrument on the earlier of the date on which (i) the instrument is stamped; or (ii) the instrument is first brought into the United Kingdom for the purposes of enforcing the instrument.

1.5

References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

1.6	The covenants contained in paragraph 2 of this Schedule shall be construed separately and independently and shall not affect the generality of each other.

2.	COVENANT TO PAY

2.1	The Sellers jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to:

2.1.1	the Relevant Proportion of any Actual Tax Liability which arises in respect of or in consequence of:

(a)	any income, profits, turnover or gains earned, accrued or received on or before Completion; or

(b)	any Event which occurs or occurred on or before Completion;

2.1.2

the Relevant Proportion of a Tax Liability which arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by any Group Company on or before Completion;

2.1.3	the Relevant Proportion of any Deemed Tax Liability;

2.1.4	the Relevant Proportion of any Tax Liability which is primarily the liability of another person (the "Primary Person") for which a Group Company is liable in consequence of:

(a)	the Primary Person failing to discharge a Tax Liability; and

(b)	each Group Company, at any time prior to Completion:

(i)	being a member of the same group, unity or consolidation for Tax purposes as the Primary Person;

(ii)	having control of, or being controlled by, or otherwise being connected with, the Primary Person or being controlled by the same person as the Primary Person; or

(iii)	being a settlor in relation to a settlement;

2.1.5	the Relevant Proportion of any Tax Liability which is, or is in respect of, inheritance tax that:

(a)

is a liability of a Group Company and arises in consequence of a transfer of value occurring (or being deemed to occur) on or before Completion (whether or not in conjunction with the death of any person whenever it happens);

(b)	gives rise at Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of a Group Company;

(c)

gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of a Group Company because of the death of any person within seven years of a transfer of value; or

(d)	arises as a result of the failure of any trustee of a trust in respect of which a Group Company is settlor failing to discharge any liability to make a payment of inheritance tax,

and in determining for the purposes of this paragraph whether a charge on, or power to sell, mortgage or charge any of the shares or assets of a Group Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises;

2.1.6

all reasonable third-party costs and expenses reasonably incurred by the Buyer or each Group Company in connection with any Tax Liability (including the investigation of and resolution of any assessment, enquiry or dispute concerning a Tax Liability and any claim under this Schedule in respect of any Tax Liability).

2.2	Each Seller severally covenants with the Buyer to pay to the Buyer any amount equal to:

2.2.1	that Seller’s WDL Relevant Percentage of any Tax Liability arising in connection with a matter referred to in paragraph 1 of Exhibit A to this Agreement;

2.2.2	that Seller’s PNR Relevant Percentage of any Tax Liability arising in connection with a matter referred to in paragraph 2 of Exhibit A to this Agreement;

2.2.3	that Seller’s WDL Relevant Percentage of any Tax Liability in respect of a matter referred to in paragraph 3 of Exhibit A to this Agreement;

2.2.4	that Seller’s PNR Relevant Percentage of any Tax Liability in respect of a matter referred to in paragraph 4 of Exhibit A to this Agreement; and

2.2.5

an amount equal to all reasonable third-party costs and expenses reasonably incurred by the Buyer and all reasonable third-party costs and expenses reasonably incurred by each Group Company in connection with any liability for Tax referred to in paragraphs 2.2.1 to 2.2.4 (including the investigation of and resolution of any assessment, enquiry or dispute concerning the liability and any successful claim under paragraphs 2.2.1 and 2.2.4) provided that where such costs and expenses relate to a liability for Tax referred to in or a successful claim pursuant to:

(a)	paragraph 2.2.1 or 2.2.3, each Seller covenants to pay that Seller’s respective WDL Relevant Percentage of such amount; and

(b)	paragraph 2.2.2 or 2.2.4, each Seller covenants to pay that Seller’s respective PNR Relevant Percentage of such amount.

3.	EXCLUSIONS

3.1	The covenants contained in paragraph 2 shall not cover any Tax Liability to the extent that:

3.1.1	specific provision or reserve in respect of that Tax Liability has been made in the Agreed Completion Statement;

3.1.2	the Tax Liability was paid on or before Completion and the Agreed Completion Statement reflected that payment;

3.1.3	the Tax Liability would not have arisen but for a voluntary act or transaction of:

(i) the Buyer; or

(ii) a Group Company after Completion where such act or transaction constitutes a Reserved Matter and was not carried out with the consent of the Shareholder Representative (as defined in the SHA in respect of the relevant Group Company), which the Buyer was aware or ought reasonably to have been aware would give rise to the Tax Liability, and for the avoidance of doubt and subject to paragraph 3.2 an act or transaction which is:

(a)	carried out or effected under an obligation entered into by a Group Company before Completion;

(b)	carried out in accordance with the terms of any Transaction Document;

(c)	carried out in the ordinary course of business of any Group Company;

(d)	required by law or relevant accounting practice; or

(e)	carried out at the specific written request or with the written consent of the relevant Seller,

shall not be regarded as voluntary for the purposes of this Schedule 8;

3.1.4	a Relief (other than a Buyer's Relief) is available to or is at no cost made available to a Group Company and which can be used to mitigate or relieve the Tax Liability;

3.1.5

it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering tax avoidance) announced and coming into force after Completion, or any change in the generally published practice of a Tax Authority (whether or not the change is retrospective in whole or in part);

3.1.6

it arises or is increased only as a result of a change in accounting policies (including a change in accounting reference date) or the accounting bases on which any Group Company values its assets (other than a change made to comply with Applicable Law or accounting policies as applicable to any Group Company in force at Completion) after Completion;

3.1.7

the Tax Liability would not have arisen, or would have been reduced or eliminated, but for a failure or omission by the Buyer or any Group Company, after Completion (other than at the written request of the relevant Seller), to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any Tax statute the making, giving or doing of which was permitted by law and taken into account in computing the provision for Tax in the Agreed Completion Statement provided that the Sellers’ Representative notifies the Buyer in reasonable detail and in a reasonable time in advance of the due date to allow the Buyer or the relevant Group Company to take such action;

3.1.8

the Tax Liability would not have arisen, or would have been reduced or eliminated, but for any withdrawal or amendment by the Buyer or any Group Company after Completion (other than at the written request or with the written consent of the relevant Seller or carried out in compliance with the provisions applicable to Reserved Matters in the SHAs) of any claim, election, surrender, notice or consent validly made, given or done by a Group Company before Completion including, without limitation, a disclaimer of, or a revision to, a claim for allowances, deductions or reliefs claimed before Completion;

3.1.9	the Buyer is compensated for the liability in question under any other provision of this Agreement; or

3.1.10	an amount in respect of the Tax Liability is capable of being recovered from another person (not being the Buyer) or made good by insurers without cost to the Buyer or a Group Company.

3.2

The parties agree and acknowledge that any action that constitutes a Reserved Matter of an SHA shall constitute a voluntary act pursuant to paragraph 3.1.3 above unless such action occurs with the express written consent or at the written request of the Shareholder Representative (as defined in the applicable SHA) or is required in order to comply with Applicable Law.

4.	DUE DATE OF PAYMENT

4.1

Where a claim under this Schedule relates to an Actual Tax Liability, the Sellers shall pay to the Buyer the amount due under paragraph 2 on or before the date which is the later of the date five Business Days after demand is made under this Schedule and the third Business Day prior to the latest date on which the Tax in question can be paid to the relevant Tax Authority in order to avoid a liability to interest or penalties accruing.

4.2

Where a claim under this Schedule relates to a Deemed Tax Liability which is the loss or the use or set off of an Accounts Relief which is a right to a repayment of Tax or a payable Tax credit, the Sellers shall pay to the Buyer the amount due under paragraph 2 on or before the date which is the later of the date five Business Days after demand is made under this Schedule and the date when payment of such repayment or Tax credit would have been due were it not for such loss, use or set off.

4.3

Where a claim under this Schedule relates to a Deemed Tax Liability which is the loss or the use or set off of any Relief (other than an Accounts Relief which is a right to a repayment of Tax or a payable Tax credit to which the provisions of paragraph 4.2 apply), the Sellers shall pay to the Buyer the amount due under paragraph 2 on or before the date which is the date five Business Days after demand is made therefor under this Schedule or, if later, in the case of a Relief which is used or set off, the date or dates referred to in paragraph 4.1 that would otherwise have applied to the Tax saved by the use or set off of the Relief.

4.4

Where a claim under this Schedule relates to a liability to which the provisions of paragraphs 4.1, 4.2 and 4.3 do not apply, the Sellers shall pay to the Buyer the amount due under paragraph 2 on or before the date that is five Business Days after demand is made under this Schedule.

5.	OVERPROVISIONS

5.1

If, on or before the seventh anniversary of Completion the auditors for the time being of any Group Company determine (at the request of the Sellers’ Representative) that there is an Overprovision, then:

5.1.1	the amount of the Overprovision (as determined by the auditors) shall first be set off against any payment then due from the Sellers under this Schedule 8;

5.1.2

if there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Schedule 8 (and not previously refunded under this Schedule 8) up to the amount of that excess; and

5.1.3

if the excess referred to in paragraph 5.1.2 is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Sellers under this Schedule 8.

5.2

After the relevant Group Company’s auditors have made a determination under paragraph 5.1, the Sellers’ Representative or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the relevant Group Company to review and, if necessary and as appropriate, amend the original determination and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Sellers as soon as reasonably practicable.

6.	SAVINGS

6.1

If, on or before the seventh anniversary of Completion, the auditors for the time being of any Group Company determine (at the request of the Sellers’ Representative) that a Saving has arisen, the Buyer shall, as soon as reasonably practicable, repay to the Sellers the lesser of:

6.1.1	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer or the relevant Group Company; and

6.1.2	the amount paid by the Sellers under paragraph 2 which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Tax Covenant or otherwise.

6.2

After the relevant Group Company’s auditors have made a determination under paragraph 6.1, the Sellers’ Representative or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the relevant Group Company to review and, if necessary and as appropriate, amend the original determination and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Sellers as soon as reasonably practicable.

7.	CLAIMS PROCEDURE

7.1

If the Buyer becomes aware of any Tax Authority Claim the Buyer shall give notice, or shall procure that notice of that Tax Authority Claim is given, to the Sellers' Representative as soon as is reasonably practicable thereafter. The Buyer shall take (or shall procure that the relevant Group Company shall take) such reasonable and proportionate action as the Sellers' Representative may reasonably request (having regard to, amongst other things, the amount of Tax in question and the likelihood of such action having a successful outcome) to dispute, resist, appeal, compromise or defend the Tax Authority Claim. The giving of notice of a Tax Authority Claim under this paragraph 7 shall not be a condition precedent to the liability of the Sellers under this Schedule.

7.2

Subject to paragraph 7.3, nothing in this paragraph 7 shall require the Buyer or a Group Company to delegate conduct of any Tax Authority Claim to the Sellers or permit the Sellers to take any action in relation to a Tax Authority Claim in the name of or on behalf of the relevant Group Company.

7.3

If the Sellers reasonably consider that a Tax Authority Claim may give rise to a claim by the Buyer pursuant to paragraph 2.2, the conduct of the Tax Authority Claim may be delegated to the Sellers' Representative provided that, unless the Buyer and the Sellers' Representative specifically agree otherwise in writing, the Sellers' Representative shall:

7.3.1

promptly inform the Buyer of all matters relating to the Tax Authority Claim and shall provide the Buyer with copies of all correspondence and notes, including written records of telephone conversations or meetings relating to the Tax Authority Claim;

7.3.2	obtain the Buyer's written approval (not to be unreasonably withheld or delayed) before appointing solicitors or other professional advisers;

7.3.3

submit to the Buyer for prior written approval (not to be unreasonably withheld or delayed) all material written communications relating to the Tax Authority Claim to be transmitted to the relevant Tax Authority and shall make any amendments the Buyer reasonably requests; and

7.3.4	not settle or compromise the Tax Authority Claim or agree any matter relating to it without the Buyer's prior written approval (not to be unreasonably withheld or delayed).

7.4

The Buyer shall provide and shall procure that each Group Company provides to the Sellers’ Representative and the Sellers' professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records in their power, possession or control necessary to investigate the matter and enable the Sellers’ Representative to take any action pursuant to this paragraph 7.

8.	TAX COMPLIANCE MATTERS

8.1

The Sellers' Representative is to provide the Buyer and each Group Company at the relevant Group Company's expense with all reasonable assistance, co-operation and information as they request in respect of pre-Completion Tax affairs of the relevant Group Company, including (but not limited to) information and co-operation requested in connection with Tax computations and returns outstanding at Completion and in connection with all negotiations, correspondence and agreements in respect of the tax affairs of the relevant Group Company. Notwithstanding any other provisions of this Agreement, the relevant company has the right to enforce this paragraph 8 in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

8.2

The parties acknowledge that certain Tax compliance matters constitute a Reserved Matter and the applicable provisions relating to the Tax affairs of the applicable Group Company in each SHA must be complied with and nothing in this Agreement shall override those obligations.

9.	WITHHOLDING AND GROSS-UP

9.1

All amounts payable under this Agreement shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of or on account of Tax required by law).

9.2

If any deductions or withholdings are required by law to be made from any of the amounts payable by the Sellers under this Agreement, the Sellers shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have received had that deduction or withholding not been required to be made. The Sellers shall promptly account to the relevant Tax Authority for such amounts as are deducted or withheld and shall thereafter provide sufficient evidence of the same to the Buyer.

9.3

If any amount payable by the Sellers under this Agreement is subject to Tax in the hands of the Buyer, the Sellers shall pay any additional amount required to ensure that the net amount received and retained by the Buyer shall be the amount that the Buyer would have received and retained if the payment was not subject to Tax, in all cases ignoring the availability of any Buyer's Relief.

9.4

All amounts payable by the Sellers to the Buyer in respect of any claim under or for breach of any provision of this Agreement shall, to the extent permitted by law, be treated as an adjustment to the ECL Consideration, in the case of such a claim relating wholly or predominantly to ECL, the PNR Consideration, in the case of such a claim relating wholly or predominantly to PNR, or the WDL Consideration, in the case of any other such claim.

10.	NO DUTY TO MITIGATE

Notwithstanding clause 8.6 to this Agreement, the Buyer is under no duty to mitigate any loss in respect of which a claim may be made under paragraph 2 of this Schedule.

SCHEDULE 9
PROPERTIES

Property	Tenant	Landlord	Lease Term	Break Dates	Expiry Date	Current Rent	Future Rent Review Date
Cornerstone House, 3rd Floor – Office Unit 1, 16 Loop Street, Cape Town CBD, 8001 (±300 m²)
Cornerstone House, 1st & 2nd Floor – Offices 1b & 1, 16 Loop Street, Cape Town CBD, 8001 (±445 m²)
Cornerstone House, 4th Floor – Office 1, 16 Loop Street, Cape Town CBD, 8001 (±160 m²)
Warehouse, ERF 31896, No. 6 Kunene Circle, Omuramba Park, Montague Gardens (±1,456 m²)

SCHEDULE 10
DRAFT COMPLETION STATEMENT

PART 1
GENERAL

1.	GENERAL

1.1

The Buyer shall prepare the Draft Completion Statement substantially in the form set out in Part 2 of this Schedule 10, with the items and amounts to be included in the calculations of the Cash Amount, the Indebtedness Amount, and the Working Capital Amount for each WDL/PNR Group Company and the Transaction Costs shall be identified by applying the relevant definitions in Clause 1 (subject, where applicable, to the remaining provisions of this Schedule 10) and the following accounting principles:

1.1.1	first, in accordance with the specific accounting policies, principles, and rules set out in paragraph 2;

1.1.2

then, to the extent consistent with paragraph 1.1.3 and not covered by paragraph 1.1.1, the accounting policies, principles, practices, treatments and methods (including in relation to the exercise of accounting discretion and judgment) as were applied in the preparation of the Accounts (the "General Accounting Policies"); and

1.1.3

then, UK GAAP (but, with respect to any particular item or amount, only to the extent any General Accounting Policies and paragraph 1.1.1 do not apply to such item or amount), where "UK GAAP" means the Statements of Standard Accounting Practice, Financial Reporting Standards, Statement of Recommended Practice and abstracts of the Urgent Issues Task Force issued or adopted by The Accounting Standards Board Limited, any other requirement of a United Kingdom accounting body having mandatory effect and other generally accepted accounting principles and practise in the United Kingdom but excluding the International Financial Reporting Standards, in each case as in force as at the Completion Date.

1.2	The Draft Completion Statement shall:

1.2.1	be prepared in the order of priority set out in paragraph 1.1; and

1.2.2	be prepared in USD.

1.3

In calculating the Cash Amount, the Indebtedness Amount and the Working Capital Amount for each WDL/PNR Group Company, and the Transaction Costs, any amounts to be included in such calculation which are expressed in a currency other than USD, shall be converted into USD at the Conversion Rate on the Relevant Date.

1.4

The Draft Completion Statement shall reflect the position of each WDL/PNR Group Company as at the Effective Time on the basis that each WDL/PNR Group Company is a going concern as at that time, and shall not take into account any events and circumstances occurring after the Effective Time, including effects of the change of control or ownership of any Company on Completion, any post-Completion reorganisations or, in any way, the post-Completion intentions or obligations of the Buyer or the effects of any transaction, action or omission of the Buyer or any Affiliate of the Buyer on or after Completion.

1.5

The Draft Completion Statement shall not re-appraise the value of any assets of any WDL/PNR Group Company as a result in their change in ownership (or any changes in the business of any WDL/PNR Group Company since Completion following such change in ownership).

1.6

Save for inclusion of (i) the Future Tour Deposit Adjustment Amount in both limb (c) of the Working Capital Amount and the Indebtedness Amount and (ii) Future Tour Deposit Amount in both limb (a) of the Cash Amount and limb (b) of the Working Capital Amount, no item or amount shall be included more than once in the Draft Completion Statement in respect of the same asset or liability (as the case may be).

2.	SPECIFIC POLICIES

2.1

Where the Completion is any date other than the last day of the calendar month, for purpose of calculating current liabilities in the Working Capital Amount, accrued but untaken or unpaid vacation or paid time-off will be calculated until the end of the prior calendar month.

2.2	The Draft Completion Statement shall be prepared as if each Group Company were a member of a group as defined by s. 1261(1) Companies Act 2006.

2.3	The Completion Accounts shall be drawn up as at the Effective Time and no account shall be taken of events taking place or information arising after the Effective Time.

2.4

For the purpose of calculating the Corporation Tax liability amount referred to in limb (b) of the definition of Net Tax Liability, the relevant computation shall (aside from assuming that Completion is the end of an accounting period) use assumptions, methodologies and approaches consistent with those used by the relevant WDL/PNR Group Company in its most recent filed corporation tax return prior to Completion.

PART 2
FORM OF DRAFT COMPLETION STATEMENT

SCHEDULE 11
INDEPENDENT ACCOUNTANT

PART 1 - DETERMINATION BY INDEPENDENT ACCOUNTANT

1.

If any Disputed Matters are to be referred to an Independent Accountant pursuant to Clause 4.3, the Sellers' Representative and the Buyer shall use reasonable endeavours to agree with the Independent Accountant the precise terms of reference to apply to its role under this Agreement as soon as reasonably practicable and enter into any reasonable form of hold-harmless letter requested by such firm of Independent Accountant.

2.

The Independent Accountant shall determine the Disputed Matters (and accordingly the Agreed Completion Statement) in accordance with the accounting principles and treatments contained in Schedule 10 and may call for and inspect such documents as they reasonably consider necessary for such purpose.

3.

The Sellers' Representative and the Buyer shall each procure, so far as they are able, that at all times between the date of referral to the Independent Accountant and the date of determination of the Disputed Matters by the Independent Accountant, each Group Company, the Buyer, the Sellers' Representative and their respective advisors shall give the Independent Accountant access to all material information in or under the relevant Party's possession or control (including all of their working papers) used as a basis, or reasonably required, for preparing, reviewing and/or assessing the Draft Completion Statement and access to such personnel as may reasonably be required for the purposes of considering and determining the Disputed Matters.

4.

The fees and costs of the Independent Accountant (if appointed) are to be apportioned between the Sellers, on the one hand, and the Buyer, on the other hand, in such proportions as the Independent Accountant may determine in the light of the merits of the objections taken by (or on behalf of) the Sellers or the Buyer (to the extent applicable) to the Draft Completion Statement and the Group Company or Group Companies to which those objections relate or, in the absence of such a determination, the fees and costs are to be borne equally between the Sellers, on the one hand, and the Buyer, on the other hand.

PART 2 - INDEPENDENT ACCOUNTANT TERMS OF REFERENCE

1.

The Sellers' Representative and the Buyer (as applicable) shall each prepare (or cause to be prepared by their respective accountants) a written statement on the Disputed Matters within fifteen Business Days of the appointment of the Independent Accountant, two copies of which (together with the relevant supporting documents) shall be submitted to the Independent Accountant for determination.

2.	Upon receipt of the written statements, the Independent Accountant shall deliver immediately to each Party one copy of the other Parties' submissions (together with the relevant supporting documents).

3.

The Sellers' Representative and the Buyer (as applicable) may comment once only on any other Parties' submissions in writing to the Independent Accountant not later than ten Business Days after receipt of such submissions.

4.

The Independent Accountant shall be entitled to make further written enquiries of the Buyer or the Sellers' Representative and any responses must be produced in writing as soon as is reasonably practical within time periods to be advised by the Independent Accountant. The Independent Accountant shall deliver immediately to each party one copy of any response (together with all relevant supporting documents) of the other Parties. Unless otherwise directed by the Independent Accountant, the Parties receiving a copy of the information may, within ten Business Days after receipt of such information, comment once only on the other Parties' submissions in writing to the Independent Accountant who, after receipt of comments, shall copy those comments to the other Parties. After that, neither the Buyer nor the Sellers' Representative or their respective accountants may make further statements or submissions unless requested by the Independent Accountant (in which case it shall, on each occasion, give each party (unless otherwise directed) ten Business Days to respond to any statements or submissions).

5.

Save as provided for in this Schedule 11, no Party shall communicate with the Independent Accountant regarding the Disputed Matters. To the extent any communication is permitted or required pursuant to this Schedule 11 the Sellers' Representative and the Buyer must each be copied on, or (where applicable) given a reasonable opportunity to participate in, that communication.

6.

The determination of the Independent Accountant shall be in writing and shall be delivered to the Sellers' Representative and the Buyer at the same time. In giving its determination, the Independent Accountant shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Draft Completion Statement in respect of the Disputed Matters to comply with the requirements of this Agreement and to determine finally the Agreed Completion Statement.

7.

The Independent Accountant may determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement (i) provided it gives written notice of this to the Sellers' Representative and the Buyer, and (ii) insofar only as it is relevant to the determination of the Disputed Matters and the Agreed Completion Statement. If the Independent Accountant obtain legal advice, a copy of the advice and any instructions on which it is based shall be delivered to the Sellers' Representative and to the Buyer.

8.

The Independent Accountant shall act as an expert (and not as an arbitrator) in making any such determination which shall (in the absence of fraud or manifest error), be final and binding on the Parties. In particular, without limitation, its determination of any fact which it has found necessary to determine for the purposes of its determination pursuant to this Schedule 11 is binding on the Parties for all purposes.

9.

Any failure by any Party to prepare any written statement in accordance with the provisions of this Schedule 11 will not operate to prevent or delay the Independent Accountant in its determination of the Disputed Matters.

SCHEDULE 12
DEFERRED CONSIDERATION

1.	DEFINITIONS

1.1	In this Schedule, the following terms shall have the following meanings:

"ALCI" means ALCI Aviation Ltd;

"ALCI Loan" means the loan agreement between WDL (as lender) and ALCI (as borrower) for a principal amount of $1,500,000 dated 1 December 2023, and any associated security granted in favour of WDL;

"ALCI Completion Balance" means the aggregate of all outstanding principal and interest due under the ALCI Loan as at the Completion Date;

"ALCI Loan Balance" means the aggregate of all outstanding principal and interest due under the ALCI Loan as at the date on which: (i) the actions in paragraph 3.1.1(a) occur; or (ii) the circumstances described in paragraph 3.1.3 occur;

"Default Recovery Amount" means an amount equal to all sums recovered by WDL (after deduction of its reasonable costs and expenses) from ALCI in connection with the occurrence of a Default Trigger;

"Default Trigger" has the meaning given in paragraph 3.1.3;

"Deferred Consideration" has the meaning given in paragraph 2.1;

"Early Trigger" has the meaning given in paragraph 3.1.1;

"Maturity Date" means the date that the ALCI Loan becomes due for repayment in accordance with its terms;

"Repayment Trigger" has the meaning given in paragraph 3.1.2;

"Post-Completion Interest" means an amount equal to any interest accrued on the ALCI Loan from (and excluding) the Completion Date until (and including) the date on which the actions in paragraph 3.1.1(b) occur (with respect to an Early Trigger) or paragraph 3.1.2 occur (with respect to a Repayment Trigger), as applicable; and

"Trigger" means the Early Trigger, Repayment Trigger or Default Trigger (as applicable).

2.	Deferred Consideration

2.1	As additional consideration for the WDL Shares, the Buyer undertakes to pay, or procure payment, to the Sellers, conditional on:

2.1.1	an Early Trigger or Repayment Trigger occurring, an amount equal to the aggregate of the following:

(a)	60% of the ALCI Completion Balance; and

(b)	the Post-Completion Interest; or

2.1.2	a Default Trigger occurring, an amount equal to 60% of the Default Recovery Amount.

(the "Deferred Consideration").

2.2	The Deferred Consideration shall be paid to the Sellers in cash in their WDL Relevant Percentages no later than 20 (twenty) Business Days following:

2.2.1	the occurrence of the Early Trigger or the Repayment Trigger (as applicable); or

2.2.2

the date on which there is no reasonable prospect of WDL recovering further amounts from ALCI in respect of the ALCI Loan (as determined by the Buyer acting reasonably) following the occurrence of a Default Trigger, such payment to be made by telegraphic transfer to the Payment Agent's Bank Account or such other bank account as the Sellers’ Representative may nominate to the Buyer in writing from time to time, and payment in such manner shall be accepted by each relevant Seller as a full and complete discharge of any such obligation and the Buyer shall not be concerned with the application of any such amount between all or any of the Sellers.

2.3	For the avoidance of doubt, if a Trigger does not occur, the Sellers shall not be entitled to any Deferred Consideration.

3.	Triggers

3.1	The Buyer's obligation to pay Deferred Consideration shall be conditional on:

3.1.1	the Sellers (or any of them), or an entity or entities controlled by the Sellers (or any of them) (the "New Lender(s)"):

(a)

having acquired from WDL (whether by way of novation, assignment or otherwise) all of WDL's rights, title, and interest in the ALCI Loan, such that the New Lender(s) are/is considered to be the lender under the ALCI Loan; and

(b)	having paid WDL an amount equal to the ALCI Loan Balance,

(the "Early Trigger"); or

3.1.2	ALCI having repaid the ALCI Loan in full, on or before the Maturity Date (the "Repayment Trigger"); or

3.1.3

ALCI having defaulted on its repayment obligations under the ALCI Loan or any insolvency, bankruptcy, liquidation, administration, receivership, restructuring, dissolution, moratorium or analogous event or proceeding in any jurisdiction having occurred with respect to ALCI which materially prejudices the recovery of the ALCI Loan Balance (the "Default Trigger").

4.	Conduct

4.1

The Parties undertake, so far as it is in their power to do so, between the Completion Date and the earlier of: (i) the date the Early Trigger occurs; (ii) the Maturity Date; and (iii) the date of the Default Trigger, to:

4.1.1

use their respective voting rights over any shares in WDL to procure that the ALCI Loan is not (i) assigned or transferred (other than in accordance with paragraph 3.1.1(a)) or (ii) amended, waived, forgiven, extended or paid in kind, nor any transactions with an equivalent effect;

4.1.2	upon the written request of the Seller Representative, provide all reasonable assistance as may be required by the Seller Representative to facilitate the occurrence of the Early Trigger; and

4.1.3	not to take any action with the intention of frustrating, delaying or preventing the satisfaction of an Early Trigger or Repayment Trigger.

SCHEDULE 13
SPECIFIC INDEMNITY MATTERS

1.	Specific Indemnities

1.1

Each Seller shall, subject to Clause 8, Schedule 6 and paragraphs 2 and 3 below, severally indemnify, and keep indemnified, the Buyer against, and pay to the Buyer on demand, an amount equal to, the amount of any Losses which the Group may incur at any time or from time to time (whether by way of damages, settlement, costs or otherwise):

1.1.1	as a direct result or consequence of the matter referred to in paragraph 1 of Exhibit B to this Agreement (the "Branding Matter"); or

1.1.2	arising from the matter referred to in paragraph 2 of Exhibit B to this Agreement (the "Permit Matter"),

(each a "Specific Indemnity Matter" and together the "Specific Indemnity Matters").

1.2	Each Seller shall only be severally liable for that Seller's respective:

1.2.1	ECL Relevant Percentage in respect of any Specific Indemnity Claim that relates wholly or predominantly to ECL;

1.2.2	PNR Relevant Percentage in respect of any Specific Indemnity Claim that relates wholly or predominantly to PNR; and

1.2.3	WDL Relevant Percentage in respect of any other Specific Indemnity Claim.

1.3

Any payments made pursuant to this Schedule 13 shall (to the extent legally possible) be treated as an adjustment to the ECL Consideration, in the case of a Specific Indemnity Claim relating wholly or predominantly to ECL, the PNR Consideration, in the case of a Specific Indemnity Claim relating wholly or predominantly to PNR, or the WDL Consideration, in the case of any other Specific Indemnity Claim.

2.	General Limitations

2.1	The provisions of Clause 8 and Schedule 6 shall apply to the Specific Indemnity Matters to the extent provided therein.

2.2

The limitations set out in this Schedule 13 apply to the Specific Indemnity Matter to which they are expressed to relate, and apply in addition to (and without prejudice to) the other limitations in this Agreement. To the extent of any inconsistency between a limitation in this paragraph Schedule 13 and any other limitation in this Agreement, the limitations in this Schedule 13 shall prevail in respect of the Specific Indemnity Matter to which it relates.

3.	Branding Matter Limitations

3.1	In respect of a Specific Indemnity Claim in respect of the Branding Matter:

3.1.1	the aggregate liability of the Sellers in respect of all Specific Indemnity Claims arising out of or in connection with the Branding Matter shall not exceed $1,000,000;

3.1.2

no Seller shall have any liability in respect of a Specific Indemnity Claim arising out of or in connection with the Branding Matter unless the Buyer has given written notice of a relevant Third Party Claim in accordance with paragraph 1.2 of Schedule 6 to that Seller or the Sellers' Representative on or before the date falling twelve (12) months after the Completion Date; and

3.1.3	no Seller shall have any liability in respect of a Specific Indemnity Claim arising out of or in connection with the Branding Matter if and to the extent that the relevant Losses:

(a)	arise out of any alteration or extension of, or any new jurisdiction, product, service or use of, ECL’s previous name (or any part thereof) or logo on or after Completion;

(b)	comprise or relate to the costs of rebranding, design, marketing, re-labelling, replacement of stock or materials, changes to systems, or business interruption;

(c)	could have been avoided or reduced by the timely implementation of the New Branding or by compliance by the Buyer or any Group Company with Clause 13.2; or

(d)

are recoverable under the W&I Policy or from any designer, adviser or other third party (whether or not that recovery is actually made, provided that the Buyer has complied with paragraphs 4.1 and 5.1 of Schedule 6).

4.	Permit Matter Limitations

4.1	In respect of a Specific Indemnity Claim in respect of the Permit Matter:

4.1.1	the aggregate liability of the Sellers in respect of all Specific Indemnity Claims arising out of or in connection with the Permit Matter shall not exceed $1,000,000;

4.1.2

no Seller shall have any liability in respect of a Specific Indemnity Claim arising out of or in connection with the Permit Matter unless the Buyer has given written notice of a relevant Third Party Claim in accordance with paragraph 1.2 of Schedule 6 to that Seller or the Sellers' Representative on or before the date falling twelve (12) months after the Completion Date; and

4.1.3	no Seller shall have any liability in respect of a Specific Indemnity Claim arising out of or in connection with the Permit Matter if and to the extent that the relevant Losses:

(a)	arise or are increased by the actions or omissions of the Buyer or any member of the Buyer’s Group after Completion; or

(b)	are recoverable under the W&I Policy (whether or not that recovery is actually made, provided that the Buyer has complied with paragraphs 4.1 and 5.1 of Schedule 6).

EXHIBIT A

EXHIBIT B

EXECUTED and delivered as a deed by Christopher Bake, acting by Thomas Baker, his duly authorised attorney pursuant to power of attorney dated 13 September 2026 in the presence of:

………………………………………….

Witness signature

Name:

Address:

Occupation:

) ) ) ) ) ) ) )	………………………………………….

EXECUTED and delivered as a deed by Leona Powell in the presence of: …………………………………………. Witness signature Name: Address: Occupation:	) ) ) ) ) ) ) )	………………………………………….

EXECUTED and delivered as a deed by Thomas Baker in the presence of: …………………………………………. Witness signature Name: Address: Occupation:	) ) ) ) ) ) ) )	………………………………………….

EXECUTED and delivered as a deed by Oliver Bowen in the presence of: …………………………………………. Witness signature Name: Address: Occupation:	) ) ) ) ) ) ) )	………………………………………….

EXECUTED and delivered as a deed by Jonathan Carter-Meggs, acting by Leona Powell, his duly authorised attorney pursuant to power of attorney dated 12 September 2026 in the presence of:

………………………………………….

Witness signature

Name:

Address:

Occupation:

) ) ) ) ) ) ) )	………………………………………….

EXECUTED and delivered as a deed by Kenya Matsumoto in the presence of: …………………………………………. Witness signature Name: Address: Occupation:	) ) ) ) ) ) ) )	………………………………………….

EXECUTED and delivered as a deed by Sanlam Trustees International Limited, as trustee for the Aslan Trust	) ) ) ) ) ) ) )	…………………………………………. Ms. Nirmala Bahadur and Saroja Bundhoo Authorised signatories

EXECUTED and delivered as a deed by Sanlam Trustees International Limited, as trustee for Ouhout Trust	) ) ) ) ) ) ) )	…………………………………………. Ms. Nirmala Bahadur and Saroja Bundhoo Authorised signatories

EXECUTED and delivered as a deed by White Desert Holdings (Mauritius) Ltd	) ) ) ) ) ) ) )	…………………………………………. Mr. Gael Duchenne and Ms. Vanida Paupiah Authorised signatories

EXECUTED and delivered as a deed by LINDBLAD EXPEDITIONS UK LTD acting by two directors	) ) ) ) ) ) )	…………………………………………. Director …………………………………………. Director